Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
ALLSTATE LIFE INSURANCE COMPANY,
ALLSTATE INSURANCE COMPANY,
ALLSTATE FINANCIAL INSURANCE HOLDINGS CORPORATION,
ALLSTATE INSURANCE HOLDINGS, LLC
AND
WILTON REASSURANCE COMPANY
DATED AS OF MARCH 29, 2021

EXHIBIT A – [Intentionally Reserved]
EXHIBIT B – [Intentionally Reserved]
EXHIBIT C – Form of Transition Services Agreement
EXHIBIT D – Form of Indemnity Side Letter
EXHIBIT E – Form of Affiliate Transaction Termination Agreement
EXHIBIT F – Form of Multiparty Support Agreements
EXHIBIT G – Form of ALNY Reinsurance Agreement
EXHIBIT H – Form of Support Agreement
EXHIBIT I – Form of Buyer Reinsurance Agreement
EXHIBIT J – Form of Intellectual Property License Agreement
EXHIBIT K – Reference Balance Sheet
EXHIBIT L – [Intentionally Reserved]
EXHIBIT M – Form of Assignment Company Charter Amendment
EXHIBIT N – Form of ALNY Trust Agreement
EXHIBIT O – Form Reinsurance Termination and Recapture Agreement
EXHIBIT P – Terms of YRT Amendment

ANNEX A – Accounting Principles
ANNEX B – Mortality Risk Adjustment
ANNEX C – Interim Services
ANNEX D – Pre-Sale Asset Reallocation Transactions

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of March 29, 2021 (this “Agreement”), by and between Allstate Life Insurance Company, an Illinois domiciled life insurance company (“ALIC”), Allstate Financial Insurance Holdings Corporation, a Delaware corporation (“AFIHC”), Allstate Insurance Holdings, LLC, a Delaware limited liability company (“AIH” and together with ALIC and AFIHC, “Sellers”), Allstate Insurance Company, an Illinois-domiciled insurance company (“AIC”, and together with Sellers, the “Seller Parties”) and Wilton Reassurance Company, an insurance company organized under the laws of the State of Minnesota (“Buyer”).
WHEREAS, as of the date hereof, ALIC owns 100% of the issued and outstanding shares of common stock, par value $25.00 per share (the “Existing ALNY Shares”) of Allstate Life Insurance Company of New York, a New York domiciled life insurance company (“ALNY”);
WHEREAS, prior to the Closing, ALNY will issue to AIH (or to such Affiliate of AIH as AIH may designate in writing (AIH or such designated Affiliate, as the case may be, the “Additional ALNY Seller”)), and the Additional ALNY Seller will subscribe for, additional shares of common stock of ALNY (the “New ALNY Shares”), which, together with the Existing ALNY Shares, will represent 100% of the issued and outstanding shares of common stock of ALNY as of the Closing (the Existing ALNY Shares and the New ALNY Shares, together, the “ALNY Shares”);
WHEREAS, AFIHC owns 100% of the issued and outstanding shares of common stock, par value $7.00 per share (the “Intramerica Shares”, and together with the ALNY Shares, the “Shares”) of Intramerica Life Insurance Company, a New York domiciled life insurance company (“Intramerica”, and together with ALNY (and, solely for purposes of the covenants and agreements that, by their terms, are to be performed following the Closing hereunder, any of their respective successors), each, a “Company” and together, the “Companies”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, ALIC desires to sell the Existing ALNY Shares, AIH desires to sell (or to cause the Additional ALNY Seller to sell) the New ALNY Shares and AFIHC desires to sell the Intramerica Shares to Buyer;
WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, (i) Buyer will enter into an Indemnity Side Letter in favor of AIC (the “Indemnity Side Letter”) in substantially the form attached as Exhibit D, providing indemnification for losses of the applicable indemnified parties in connection with certain payout annuities issued by ALNY, (ii) AIC and ALNY will enter into a Support Agreement, pursuant to which ALNY will make certain direct commitments to AIC with respect to such payout annuities and certain other matters and (iii) AIC, Buyer and ALIC will enter into Multiparty Support Agreements with each Assignment Company relating to certain matters affecting the parties thereto and their Affiliates following the Closing, each effective upon the consummation of the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties will cause ALNY and AHL (as defined below) to effect, at or prior to the Closing, the Pre-Sale AHL Transactions, pursuant to which, among other things, (i) ALNY will cede, on a 100% indemnity coinsurance basis, to American Heritage Life Insurance Company (“AHL”) pursuant to the ALNY Reinsurance Agreement the Reinsured Liabilities (as defined therein) upon the terms and subject to the conditions set forth therein, and (ii) ALNY, AHL and the ALNY Trustee will enter into the ALNY Trust Agreement, pursuant to which AHL will establish a trust account with the ALNY Trustee to collateralize the reinsurance ceded under the ALNY Reinsurance Agreement;
WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, the Principal Underwriting Agreements in effect between Allstate Distributors, LLC, on one hand, and each of ALNY and Intramerica, on the other hand, shall be amended on mutually agreeable terms (the "PUA Amendments");

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties will, and will cause the Companies and their other Affiliates, as applicable, to, effect, at or prior to the Closing, the Pre-Sale Asset Reallocation Transactions, pursuant to which, among other things, such parties will: (i) effect the Asset Reallocation (as defined below), pursuant to which certain assets will be reallocated into and out of ALNY and (ii) (a) enter into one or more Co-Lender Agreements on mutually agreeable terms (each, a “Co-Lender Agreement”) with respect to certain commercial mortgage loans held by the Companies following the Asset Reallocation and (b) if so agreed by the parties prior to Closing in accordance with Section 5.26, engage an Affiliate of AIC as servicer on certain commercial mortgage loans held by the Companies following the Asset Reallocation pursuant to a Servicing Agreement on mutually agreeable terms (the “Servicing Agreement”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, AIC, on the one hand, and Buyer, on the other hand, will enter into the transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), pursuant to which AIC will provide to the Companies certain services on a transitional basis after the Closing;
WHEREAS, at and in connection with the consummation of the transactions contemplated by this Agreement, and subject to receipt of appropriate regulatory approvals as contemplated herein, Buyer intends for ALNY to cede to Buyer, pursuant to the Buyer Reinsurance Agreement, the Reinsured Liabilities (as defined therein) substantially upon the terms and subject to the conditions set forth therein (such transaction, the “Buyer Reinsurance Transaction”); and
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of January 26, 2021 (as the same may be amended from time to time, the “ALIC SPA”), by and among AIC, AFIHC and Antelope US Holdings Company, the parties thereto have agreed, among other things, that AIC shall sell to Antelope US Holdings Company, and Antelope US Holdings Company shall acquire from AIC, 100% of the issued and outstanding shares of common stock, par value $227 per share, of ALIC, for cash, on the terms and subject to the conditions set forth therein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“AB Business” means the business of ALNY relating to insurance policies and annuity contracts ceded by ALNY under the ALNY Reinsurance Agreement.
“AB Portfolio” means, as of a given time, all Investment Assets owned by ALNY and allocated to ALNY’s reserves in respect of the AB Business.
“Accounting Principles” means the principles, practices and methodologies set forth on Annex A.
“Action” means (i) any civil, criminal or administrative action, suit, claim, litigation, arbitration proceeding or similar proceeding, in each case before a Governmental Entity, or (ii) any investigation or written inquiry by a Governmental Entity other than any examination by a Taxing authority, including a Tax audit, in each case other than complaint activity by or on behalf of policyholders unless and until any such policyholder complaint activity results in any civil, criminal or administrative action, suit, claim, litigation, arbitration proceeding or similar proceeding before, or investigation or inquiry by, a Governmental Entity of which a Seller Party has Knowledge, in which case it shall, without duplication, be treated as an Action hereunder.
“Actuarial Reports” means, collectively, (i) Milliman Actuarial Reports for the Life Business dated February 18, 2019, updated May 11, 2020, May 20, 2020, and addendum on November 10, 2020, (ii) Milliman Actuarial Reports for the Annuity Business dated January 29, 2020, and May 20, 2020 and (iii) Milliman Actuarial Report for the Annuity Business plus ALNY Life Business dated May 20, 2020.
“Adjusted Initial Amount” means an amount equal to: the Base Price plus (if positive) or minus the absolute value of (if negative): (i) the Estimated Closing Statutory Value minus (ii) the Reference Statutory Value.
“Adjustment Report” has the meaning set forth in Section 2.5(c)(iv).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by Contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, unless otherwise specified herein, (i) the Companies shall be deemed to be “Affiliates” of the Seller Parties (and not Buyer) prior to the Closing, and shall be deemed to be “Affiliates” of Buyer (and not the Seller Parties) from and after the Closing, (ii) “Affiliates” of Buyer shall include only Wilton Re Ltd. and its Subsidiaries, and (iii) “Affiliates” of the Seller Parties shall include only Seller Parent Company and its Subsidiaries (and, for the avoidance of doubt, shall not include any ALIC Buyer or any of its Subsidiaries).
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax law).
“Affiliate Transaction Termination Agreement” means the affiliate transaction termination agreement, substantially in the form attached hereto as Exhibit E.
“Agreement” has the meaning set forth in the Preamble.
“AHL” has the meaning set forth in the Recitals.
“ALIC Buyer” means Antelope US Holdings Company, any successor or assignee of Antelope US Holdings Company under the ALIC SPA, and any other Person that acquires ALIC from the Seller Parties or their Affiliates after the date hereof.
“ALIC SPA” has the meaning set forth in the Recitals.
“ALNY” has the meaning set forth in the Recitals.
“ALNY Portfolio” means, as of a given time, all Investment Assets owned by the Companies other than those Investment Assets that comprise the AB Portfolio as of such time.
“ALNY Reinsurance Agreement” means the reinsurance agreement to be entered into by ALNY, on the one hand, and AHL, on the other hand, at or prior to the Closing, substantially in the form attached as Exhibit G.
“ALNY Shares” has the meaning set forth in the Recitals.
“ALNY SSA Business” means the structured settlement annuity business written by ALNY with respect to any structured settlement effected through an Assignment Company.
“ALNY Trust Agreement” means the trust agreement to be entered into by AHL, as grantor, ALNY, as beneficiary, and the ALNY Trustee at or prior to the Closing, substantially in the form attached as Exhibit N, subject to such modifications as may be required by the ALNY Trustee and reasonably agreed to by Buyer and AIC.

“ALNY Trustee” means The Bank of New York Mellon, or such other trustee as may be mutually agreed by AIC and Buyer to act as “Trustee” under the ALNY Trust Agreement.
“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time.
“Applicable Market Conduct Exam” means, with respect to a Company, any market conduct examination conducted by the NYDFS with respect to such Company that (i) first commences after the date hereof, (ii) relates in whole or in part to periods prior to the Closing Date, and (iii) includes a review or consideration of any proposal, establishment, implementation, change, management or administration of Non-Guaranteed Elements with respect to the Company Business.
“Applicable Rate” means the U.S. Federal Funds Rate as of the Closing Date.
“Asset Reallocation” has the meaning set forth in the definition of “Pre-Sale Asset Reallocation Transactions” in this Section 1.1.
“Assignment Companies” means, collectively, Allstate Assignment Company, a Nebraska corporation, Allstate Settlement Corporation, a Nebraska corporation, and Allstate International Assignments, Ltd., a Delaware corporation.
“Base Price” means (i) the Pre-Purchase Funding Amount minus (ii) $440,000,000.
“Books and Records” means the books and records (whether in hardcopy or digital format) of each of the Companies, including all such books and records to the extent relating to the Companies’ governance, regulatory compliance, legal existence or stock ownership, and copies of all books and records of the Seller Parties and their Affiliates that are material to the ongoing operation of the Company Business by Buyer after the Closing (other than as a result of the provision of services by AIC to Buyer pursuant to the Transition Services Agreement); provided that, to the extent any such books and records of the Companies contain any information that relates (a) to the AB Business or (b) to the Seller Parties or any of their respective Affiliates, or any of their respective businesses, other than the Companies or the Company Business, such information shall not constitute “Books and Records” for purposes of this Agreement and any such information may be redacted from the “Books and Records”. For the avoidance of doubt, the “Books and Records” shall exclude (i) certificates of incorporation, bylaws, corporate seals, licenses to do business and other corporate records relating to corporate organization or capitalization of the Seller Parties or their respective Affiliates (other than the Companies), (ii) all Privileged Deal Communications and any internal drafts, opinions, valuations, correspondence or other materials produced or received by, or provided between or among, the Seller Parties or their respective Affiliates or Representatives with respect to the negotiation or valuation of the transactions contemplated hereunder (or any alternative transaction to the transactions contemplated hereunder) or the terms of engagement of such Representatives with respect thereto, (iii) Tax Returns, Tax records and all other data and information with respect to Taxes of the Seller Parties or their respective Affiliates (other than to the extent related primarily to the Companies, which shall in no event include Consolidated Returns), (iv) files, records, data and information with respect to the employees of the Seller Parties or their respective Affiliates that are not Transferred Employees, (v) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Seller Parties or their respective Affiliates, (vi) any materials prepared for the boards of directors or similar governing bodies of the Seller Parties or their respective Affiliates (other than (A) the Companies or (B) to the extent related primarily or exclusively to the operation of the Company Business (but not to the valuation or sale of the Company Business)) and (vii) consolidated financial records (including general ledgers) of the Seller Parties or their respective Affiliates (other than the Companies), consolidated regulatory filings made by the Seller Parties or their respective Affiliates and any related correspondence with Governmental Entities, except to the extent the information contained therein specifically or separately identifies the Company Business and is not otherwise included in the Books and Records. For the avoidance of doubt, the “Books and Records” shall include the Companies’ records required for Regulation 210 compliance, including Non-Guaranteed Elements management information, illustration actuary certification support materials and original product pricing information and models.
“Burdensome Condition” means any condition that (a) in the case of Buyer, would (i) impose any new restriction, condition, requirement or limitation on CPP Investment Board or any of its Affiliates (other than Wilton Re Ltd. and any of its direct or indirect Subsidiaries) or (ii) materially impair the aggregate economic benefits that, as of the date hereof, Buyer reasonably expects to derive from the transactions contemplated hereby, or (b) in the case of the Seller Parties, would (i) reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Seller Parties and their Affiliates (other than the Companies) taken as a whole after giving effect to the transactions contemplated by this Agreement (including in respect of the Pre-Sale Transactions and pursuant to the terms of the Transaction Agreements in the forms contemplated hereby), (ii) require any Seller Party or any of their respective Affiliates (other than the Companies) to provide or maintain any capital maintenance or capital support arrangement, guarantee or keepwell or incur any Liability (other than a de minimis Liability) with respect to the Companies after the Closing Date or require any Seller Party or any of their respective Affiliates to make any capital contribution (whether through the acquisition of surplus notes or debt or equity securities or otherwise) to the Companies (in each case, other than (A) as contemplated by the Pre-Sale Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements and (B) for the avoidance of doubt, guarantees and surety bonds that were put in place prior to the date hereof in connection with ALNY SSA Business) or (iii) restrict in any material respect the ability of the Seller Parties or their respective Affiliates to conduct their other respective ongoing businesses after the Closing Date.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in Chicago, Illinois or New York City are required or authorized by Applicable Law to be closed.
“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.11(b).
“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to the Seller Parties in connection with, and constituting a part of, this Agreement.
“Buyer Fundamental Representations” means those representations and warranties of Buyer set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority), and Section 4.9 (Brokers).
“Buyer Funding” has the meaning set forth in Section 2.1(a)(iii).
“Buyer Indemnified Persons” has the meaning set forth in Section 7.2(a).
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or by any of the Transaction Agreements by the Outside Date.
“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Transaction Agreement, including, from and after the Closing, the Companies.
“Buyer Reinsurance Agreement” means the reinsurance agreement to be entered into by ALNY, on the one hand, and Buyer or an Affiliate of Buyer, on the other hand, at the Closing, substantially in the form attached as Exhibit I.
“Buyer Reinsurance Transaction” has the meaning set forth in the Recitals.
“Buyer Released Parties” has the meaning set forth in Section 10.11(b).
“Buyer Releasing Parties” has the meaning set forth in Section 10.11(a).
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, (Pub. L. No. 116-136), “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” means the Estimated Balance Sheet, the Subject Balance Sheet and the Final Balance Sheet, as the context requires.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Statutory Value” means an amount, determined in accordance with the Accounting Principles and after giving effect to the Pre-Sale Restructuring Transactions but not the Pre-Sale Additional Transactions or the Specified Closing Transactions, equal to: (i) the aggregate statutory capital and surplus of the Companies as of the Effective Time as would be required to be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the 2019 NAIC Annual Statement Blank or the successor to such line number; plus (ii) the aggregate asset valuation reserves of the Companies as of the Effective Time as would be required to be reflected in line 24.1 of such section of the Annual Statement Blank or the successor to such line number, minus (iii) the aggregate admitted net deferred tax assets of the Companies as of the Effective Time as would be required to be reflected in line 18.2 of the “Assets” section of the Annual Statement Blank or the successor to such line number; in each case as calculated (x) from amounts set forth on the applicable Closing Balance Sheet prepared in accordance with the Accounting Principles; and (y) reflecting a fixed liability for each Company’s asset adequacy/cash flow testing New York Regulation 126 reserves of $0 and ULSG Regulation 147 Excess Reserve of $193,527,984.
“Co-Lender Agreement” has the meaning set forth in the Recitals.
“Code” means the Internal Revenue Code of 1986.
“Companies” has the meaning set forth in the Recitals.
“Company Benefit Plan” has the meaning set forth in Section 3.9(b).
“Company Business” means the business of the Companies after giving effect to the Pre-Sale Transactions. For the avoidance of doubt, the “Company Business” excludes the Excluded Business.
“Company Insurance Policies” has the meaning set forth in Section 3.21(a).
“Company Intellectual Property Rights” has the meaning set forth in Section 3.19(a).
“Condition Satisfaction” has the meaning set forth in Section 2.2.
“Confidentiality Agreement” means the non-disclosure agreement dated October 16, 2018, between Wilton Re Ltd. and Allstate Insurance Company, as such agreement was extended pursuant to the terms of the extension letter agreements dated April 7, 2020 and December 23, 2020.
“Consolidated Returns” means any and all Tax Returns of the Seller Group.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement, whether in writing or oral.
“Control Investors” has the meaning set forth in Section 5.4(a).
“Conversion Date” has the meaning given to such term in the form of Transition Services Agreement attached hereto as Exhibit C.
“Conveyance Taxes” has the meaning set forth in Section 8.5.

“Data Room” means the virtual “data room” under the name “Antelope” hosted by Merrill Datasite and maintained by the Seller Parties in connection with the transactions contemplated by this Agreement.
“Data Room Cutoff Time” means 11:59 pm New York City time on March 24, 2021.
“Deductible” has the meaning set forth in Section 7.3(a).
“Direct Product Tax Claim” has the meaning set forth in Section 7.8(a).
“Dispute Notice” has the meaning set forth in Section 2.5(c)(i).
“Effective Time” has the meaning set forth in Section 2.2.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Balance Sheet” has the meaning set forth in Section 2.4.
“Estimated Closing Statutory Value” has the meaning set forth in Section 2.4.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Business” (i) the variable annuity business reinsured or otherwise transferred to Prudential Insurance Company of America or any of its Affiliates pursuant to the Master Transaction Agreement, dated as of March 8, 2006, by and among ALIC, ALNY, Prudential Financial, Inc. and The Prudential Insurance Company of America and the documents related thereto and (ii) the AB Business.
“Excluded Employee Liabilities” means all Liabilities (including Taxes) arising out of or in connection with (i) any payments, compensation, benefits or entitlements that the Seller Parties owe or are obligated to provide, whether currently, prospectively or on a contingent basis, with respect to any current or former employees of the Seller Parties or any of their respective Affiliates, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (ii) any employees of the Seller Parties or any of their respective Affiliates, including under, or with respect to, ERISA, the U.S. Worker Adjustment and Retraining Notification Act, Section 4980 of the Code, or any labor or similar Applicable Law, that are incurred or arise prior to, or in connection with, the Closing, including under Sections 3101, 3111 or 3301 of the Code whether or not yet required to be paid or recognized, (iii) any Seller Benefit Plan, or (iv) any other benefit or compensation plan, program, agreement, policy, arrangement or practice of any kind for which the Seller Parties, or any Person that, together with the Seller Parties is treated as a single employer under Section 414(b), (c) or (m) of the Code, has any Liabilities.
“Excluded Liabilities” means:

(i)(A) all Excluded Employee Liabilities and (B) all Liabilities to Producers (in their capacity as Producers for the Seller Parties and their Affiliates) other than Trail Commissions and other than to the extent arising out of any breach by the Companies from and after the Closing of any contractual obligations to such Producers;
(ii)all Liabilities resulting from or arising out of the AB Business, except for Liabilities (A) for which ALNY is responsible under the ALNY Reinsurance Agreement or the ALNY Trust Agreement or (B) that are paid by or recovered from AHL or the ALNY Trustee under the ALNY Reinsurance Agreement or the ALNY Trust Agreement;
(iii)all Liabilities resulting from or arising out of the Pre-Sale Transactions (other than (A) the probable and reasonably foreseeable consequences to the financial position of ALNY resulting from or arising out of the Pre-Sale Transactions and (B) the Pre-Sale Asset Reallocation Transactions);
(iv)all Liabilities resulting from or arising out of the matters identified in Section 1.1(a)(i) of the Seller Disclosure Schedule or any failure of any of the Companies to comply with the plan set forth in Section 1.1(a)(ii) of the Seller Disclosure Schedule (as may be revised following further consultation after the date hereof between ALNY and the NYDFS and finalized in accordance with Section 5.23, the “Regulation 60 Remediation Plan”, and such Liabilities, the “Reg 60 Liabilities”); provided, that from and after the second (2nd) anniversary of the completion in all material respects of the implementation of the Regulation 60 Remediation Plan (the “Reg 60 Sunset Date”), “Excluded Liabilities” shall no longer include the Reg 60 Liabilities, except to the extent that a claim for indemnification with respect to any particular Reg 60 Liability that arose or was discovered prior the Reg 60 Sunset Date was made prior to the Reg 60 Sunset Date pursuant to Section 7.2(a)(iv) and such claim specified the acts giving rise to such Reg 60 Liability in reasonable detail under the circumstances and otherwise is properly asserted by notice given as required herein prior to the Reg 60 Sunset Date; and
(v)all Excluded Litigation Liabilities.
“Excluded Litigation Liabilities” means all Liabilities arising out of or relating to (i) the litigation matters identified on Section 1.1(b) of the Seller Disclosure Schedule or (ii) any Actions, threatened Actions or other disputes arising out of or relating to any Contract between the Seller Parties or any Affiliate of the Seller Parties, on the one hand, and any Producer (in its capacity as a Producer), on the other hand, that includes ALNY along with other Subsidiaries of the Seller Parent Company, other than to the extent arising out of any breach by the Companies from and after the Closing of any contractual obligations to such Producers..

“Exclusive Retrocession Agreement” means any agreement, treaty, slip, binder, cover note or similar arrangement under which ALIC has ceded to one or more reinsurers (retrocessionaires) only YRT Reinsured Business and no other insured risks or business, in each case that is (i) in force as of the date hereof or (ii) terminated as of the date hereof but under which there remains any outstanding Liability of the reinsurer.
“Fair Market Value” means the fair market value of an Investment Asset or other asset determined in accordance with the Fair Market Value Methods.
“Fair Market Value Methods” means the methodologies for determining Fair Market Value as set forth in Annex A hereto.
“FICA” means the Federal Insurance Contributions Act.
“Final Adjustment Amount” means an amount equal to: (i) the Final Closing Statutory Value minus (ii) the Estimated Closing Statutory Value.
“Final Adjustment Statement” has the meaning set forth in Section 2.5(b).
“Final Balance Sheet” has the meaning set forth in Section 2.5(c)(vii).
“Final Closing Statutory Value” has the meaning set forth in Section 2.5(c)(vii).
“Fraud” means actual and intentional fraud with the specific intent to deceive or mislead the other party by any party hereto in connection with the making of the representations and warranties set forth in Article III or Article IV, as applicable. For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States.
“General Cap” has the meaning set forth in Section 7.3(a).
“Governmental Entity” means any domestic or foreign court, arbitral, tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency or any self-regulatory body.
“Group Company” has the meaning set forth in Section 10.12(a).
“Group Conversion Reinsurance Agreement” means the Reinsurance Agreement, effective as of January 1, 1991, by and between ALIC and ALNY, pursuant to which ALIC has reinsured certain group conversion policies and certificates issued by ALNY (as further described therein), as amended by Amendment No. 1 thereto effective December 31, 1995 and Amendment No. 2 thereto dated December 31, 2019.
“Hard Materials” has the meaning set forth in Section 5.6(d).
“HSR Act” has the meaning set forth in Section 3.5.

“Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and other reasonable professional fees, disbursements and expenses); provided, however, that Indemnifiable Losses shall in no event include any amounts constituting consequential, indirect, special or punitive damages, including loss of future revenue, income or profits, or any diminution of value (to the extent calculated based on loss of profits) or multiple of earnings damages, relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim); provided, that Indemnifiable Losses may include damages for (or calculated on the basis of) lost profits to the extent that such lost profits (i) are within the reasonable contemplation of the parties as demonstrated by reference to the principles and methodologies applied in the preparation of the Actuarial Reports (it being understood that nothing in this definition is intended to limit Section 10.9), (ii) are the direct and reasonably foreseeable consequence of the breach or alleged breach giving rise to the claim on which such Indemnifiable Losses are based and (iii) are otherwise recoverable under the laws of the State of New York.
“Indemnified Parties” has the meaning set forth in Section 7.2(c).
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.
“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
“Indemnity Side Letter” has the meaning set forth in the Recitals.
“Independent Accounting Firm” has the meaning set forth in Section 2.5(c)(iii).
“Initial Adjustment Statement” has the meaning set forth in Section 2.4.
“Insurance Contract” means the insurance policies and annuity Contracts or certificates, together with all binders, slips, certificates, endorsements and riders thereto, in each case that constitute a part of the Company Business and were issued or entered into by either Company; provided, that the “Insurance Contracts” shall not include any ceded reinsurance or retrocession agreements.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction, and in respect of the Companies, the New York State Department of Financial Services.
“Intellectual Property” means all intellectual property or proprietary rights in any and all jurisdictions, whether or not registered, including the following: (i) any trademark, service mark, corporate or business name, identifying logo, trade dress, slogan, or brand name or other similar type source identifier or indicia of origin (including all goodwill associated with any of the foregoing, and all registrations and applications relating thereto) (“Trademarks”); (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, including registered copyrights and applications for copyright registration; (iii) Software, (iv) Internet domain names; (v) patents and applications for patents, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; and (vi) trade secrets, inventions, processes, designs, formulae, models, tools, algorithms, know-how, ideas, research and development, data and databases (and all rights therein) and confidential information.
“Intellectual Property License Agreement” means the Intellectual Property License Agreement, substantially in the form of Exhibit J.
“Interim Services” has the meaning set forth in Section 5.24(d).
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, including equity interests in private equity and venture capital investment funds, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” has the meaning set forth in Section 3.26(b).
“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology or communications equipment or infrastructure owned, leased or licensed by the Companies and used in the Company Business.
“Knowledge” means, unless otherwise expressly provided herein, the actual knowledge, after reasonable inquiry, of (i) with respect to the Seller Parties, those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule and (ii) with respect to Buyer, those Persons listed in Section 1.1(a) of the Buyer Disclosure Schedule.
“Liability” means any liability, damage, expense, or obligation of any kind, character or description (including in respect of Taxes), whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined or determinable or otherwise.
“Licensed IP” has the meaning set forth in Section 5.7.
“Liens” means pledges, hypothecations, mortgages, deeds of trust, liens, licenses, charges, encumbrances, imperfections of title, claims or security interests of any kind.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software program or file designed or able to disrupt, disable, harm, interfere with the operation of or install itself within or on any IT Systems.
“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of the Company Business, taken as a whole, but excluding any such effect to the extent resulting from or arising out of: (a) general political, economic or securities or financial market conditions (including changes in interest rates or changes in equity or debt prices and corresponding changes in the value of the Investment Assets of the Companies); (b) any occurrence or condition generally affecting participants in the life insurance and annuities industry for insurance companies operating in the State of New York; (c) any change or proposed change in GAAP, SAP or Applicable Law, or the enforcement thereof (including changes in GAAP or in SAP prescribed or permitted by the Insurance Regulator and accounting pronouncements of the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board); (d) natural or man-made catastrophe events, hostilities, epidemic, pandemic or similar outbreak, including the COVID-19 virus outbreak and efforts by any Persons or Governmental Entities in response thereto and the consequences of such efforts, acts of war or terrorism, or any escalation or worsening thereof, but only, in the case of clauses (a) - (d), to the extent that such changes or effects do not have a disproportionately adverse effect on the Companies as compared to other businesses in the same industry; (e) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby; (f) the effects of any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates; (g) the identity of or facts related to Buyer or the effect of any action taken by Buyer or its Affiliates, or taken by any Seller Party, the Companies or any of their respective Affiliates at the written instruction of Buyer; (h) any downgrade or threatened downgrade in the financial strength or other rating assigned to the Companies by any rating agency (provided, that this clause (h) shall not by itself exclude the underlying causes of any such downgrade so long as such facts or occurrences are not otherwise excluded by clauses (a) through (i) (other than (h)) hereof); or (i) any failure of the Companies to meet any financial projections or targets, including any published analyst estimates or expectations of a Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by a Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that this clause (i) shall not by itself exclude the underlying causes of any such failure so long as such facts or occurrences are not otherwise excluded by clauses (a) through (h) hereof), or (ii) the ability of the Seller Parties, to consummate the transactions contemplated by this Agreement by the Outside Date.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Material Reinsurance Contracts” has the meaning set forth in Section 3.16(a).
“Materials” has the meaning set forth in Section 5.6(d).

“Migration” has the meaning set forth in Section 5.24(a).
“Milliman” means Milliman, Inc.
“Multiparty Support Agreements” means separate Multiparty Support Agreements between AIC, ALIC and Buyer, on the one hand, and each of the Assignment Companies, on the other hand, to be entered into at the Closing, substantially in the form attached hereto as Exhibit F.
“New ALNY Shares” has the meaning set forth in the Recitals.
“New York Court” has the meaning set forth in Section 10.7(a).
“Non-Guaranteed Elements” means cost of insurance charges, rider charges, loads and expense charges, credited interest rates, participation rates, mortality and expense charges, administrative expense risk charges, variable premium rates, variable paid-up amounts, policyholder dividends and any other policy or contract features or terms that are subject to change at the election of the relevant Company or its Affiliate.
“NYDFS” means the New York Department of Financial Services, or any successor Governmental Entity charged with the supervision of insurance companies domiciled in the State of New York.
“Offer Eligible Employee” has the meaning set forth in Section 5.11(a)(i).
“Organizational Documents” has the meaning set forth in Section 3.1(b).
“Outside Date” has the meaning set forth in Section 9.1(b).
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).
“Permits” has the meaning set forth in Section 3.11(b).
“Permitted Lien” means, with respect to any asset, any: (i) carriers’, mechanics’, materialmens’ or similar Lien with respect to amounts that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been taken on the Books and Records; (ii) Lien arising from any act of Buyer or any of its Affiliates; (iii) Lien that is disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable; (iv) Lien related to deposits required by any Insurance Regulator; (v) Lien for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith and for which appropriate reserves have been taken on the Books and Records; (vi) Lien on payout annuities granted in the ordinary course of business to any contract holders; (vii) restrictions under applicable federal and state securities laws; and (viii) Lien or other imperfection of title that does not materially detract from the current value or materially interfere with the current use of the properties or rights affected thereby and has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Privacy and Data Security Law.
“Plan” has the meaning set forth in Section 5.24(a).
“Post-Closing Tax Periods” means any and all Tax periods that begin at or after the Effective Time and the portion of any Straddle Period beginning at or after the Effective Time.
“Pre-Closing Tax Periods” means any and all Tax periods that end before the Effective Time and the portion of any Straddle Period ending before the Effective Time.
“Pre-Purchase Funding Amount” means $660,000,000, or such greater amount that the NYDFS requires to be contributed by the Seller Parties in connection with the transactions contemplated by this Agreement (so long as such increased contribution amount and the corresponding increase in the Base Price shall not constitute or result in a Burdensome Condition on the Buyer (it being understood that such increase shall not be taken into account in the determination whether there has been a Burdensome Condition to the extent such increased contribution reduces the amount of the Buyer Funding)).
“Pre-Sale Additional Transactions” means, collectively, each of the following transactions: (i) the termination of the Stop Loss Agreement, pursuant to the Reinsurance Termination and Recapture Agreement and (ii) payment by the Additional ALNY Seller of the Pre-Purchase Funding Amount in accordance with Section 2.1(a)(i)
“Pre-Sale AHL Transactions” means the execution and delivery by each of AHL and ALNY of the ALNY Reinsurance Agreement and the ALNY Trust Agreement and the performance by each of them of the transactions contemplated therein to occur at or prior to the Closing Date, including the transfer by ALNY to AHL of the Transferred Assets (as defined in the ALNY Reinsurance Agreement).
“Pre-Sale Asset Reallocation Transactions” means the (i) the transactions set forth on Annex D (the “Asset Reallocation”), which shall be done on a Fair Market Value basis as more specifically described on Annex D, (ii) ALNY and the applicable Seller Parties will enter into a Co-Lender Agreement with respect to certain commercial mortgage loan assets and (iii) if so agreed by the parties prior to Closing in accordance with Section 5.26, an Affiliate of AIC will be engaged as servicer on commercial mortgage loans held by the Companies following the Asset Reallocation pursuant to the Servicing Agreement.

“Pre-Sale Restructuring Transactions” means, collectively, (i) the Pre-Sale AHL Transactions, (ii) the Pre-Sale Asset Reallocation Transactions and (iii) the recapture and termination of the Group Conversion Reinsurance Agreement and the recapture and termination or partial recapture of YRT Reinsured Business ceded under the YRT Reinsurance Agreement, each pursuant to the Reinsurance Termination and Recapture Agreement.

“Pre-Sale Transactions” means, collectively, the Pre-Sale Restructuring Transactions and the Pre-Sale Additional Transactions.
“Privacy and Data Security Law” means any Applicable Law related to data privacy, data security, data protection or the Processing of Personal Data in the United States of America, including the Health Insurance Portability and Accountability Act (HIPAA), the California Consumer Privacy Act (CCPA), and state data breach notification laws.
“Privileged Deal Communications” has the meaning set forth in Section 10.12(a).
“Pro Forma Balance Sheets” has the meaning set forth in Section 3.6(a).
“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.
“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person responsible for marketing or producing insurance policies, annuity Contracts, protection and retirement products on behalf of either of the Companies prior to the Closing.
“Prudential Agreements” means (i) the Master Transaction Agreement, dated as of March 8, 2006, by and among Seller Parent Company, ALIC, ALNY, Prudential Financial, Inc. and The Prudential Insurance Company of America, as amended by the Master Transaction Letter Agreement, dated as of May 30, 2006, (ii) each of the Ancillary Agreements thereto (as such term is defined therein) and (iii) the Closing Date Letter Agreement, dated as of June 1, 2006, by and among Seller Parent Company, ALIC, ALNY and Lincoln Benefit Life Company.
“PUA Amendments” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1(a)(ii).

“Putnam JV Agreement” means the Third Amended and Restated Joint Venture Agreement by and between Putnam Investments, LLC and Seller Parent Company, dated as of October 1, 2002).
“R&W Expiration Date” means the date that is six (6) months after the Conversion Date; provided, that the R&W Expiration Date shall not occur before the date that is the 18-month anniversary of the Closing Date and shall not extend past the date that is the second anniversary of the Closing Date.
“RBC Ratio” means the ratio, as of the date of determination, of Buyer’s “total adjusted capital” to its “company action level risk-based capital” as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners.
“Reference Balance Sheet” means the unaudited balance sheets of the Companies as of the Reference Balance Sheet Date, prepared in accordance with the Accounting Principles and attached hereto as Exhibit K.
“Reference Balance Sheet Date” means September 30, 2020.
“Reference Statutory Value” means $639,114,501.
“Reg 60 Consent Order” has the meaning set forth in Section 3.11(e).
“Reg 60 Liabilities” has the meaning set forth in clause (iv) of the definition of “Excluded Liabilities.”
“Reg 60 Sunset Date” has the meaning set forth in clause (iv) of the definition of “Excluded Liabilities.”
“Regulation 60” means N.Y. Comp. Codes R. & Regs. tit. 11, Part 51 (2003) (Regulation 60), and the requirements related thereto as promulgated by the NYDFS.
“Regulation 60 Remediation Plan” has the meaning set forth in clause (iv) of the definition of “Excluded Liabilities.”

“Reinsurance Termination and Recapture Agreement” means the Recapture, Commutation and Release Agreement between ALIC and ALNY to be entered into prior to the Closing, substantially in the form attached as Exhibit O.
“Representative” means any Person’s Affiliates, or its or its Affiliates’ directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives.
“Review Period” has the meaning set forth in Section 2.5(c).
“SAP” means, for any insurance company, the statutory accounting practices prescribed or permitted by the Insurance Regulator in such company’s state of domicile.
“SEC” means the Securities and Exchange Commission.
“Seller Benefit Plan” means any “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any other compensation and benefits plans, policies, programs or arrangements, or any other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, policy, program, commitment or other arrangement, whether formal or informal, oral or written, in each case that is sponsored, maintained or contributed to by the Seller Parties, or for which any Seller Party has any obligation to sponsor, maintain or contribute to, or for which any Seller Party has any Liability.
“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by the Seller Parties to Buyer in connection with, and constituting a part of, this Agreement.
“Seller Fundamental Representations” means those representations and warranties of AIC and AFIHC set forth in Section 3.1(a) (Organization, Standing and Corporate Power), the first two sentences of Section 3.2 (Capital Structure), Section 3.4 (Authority), and Section 3.23 (Brokers).
“Seller Group” means (i) the “affiliated group” as defined in Section 1504(a) of the Code of which Seller Parent Company is the common parent, and (ii) with respect to each state, local or foreign jurisdiction in which Seller or any of its current Subsidiaries files a consolidated, combined or unitary Tax Return and in which the Company is or is required to be included, the group with respect to which such Tax Return is filed.
“Seller Indemnified Persons” has the meaning set forth in Section 7.2(c).
“Seller Parent Company” means The Allstate Corporation, a Delaware corporation.
“Seller Released Parties” has the meaning set forth in Section 10.11(a).
“Seller Releasing Parties” has the meaning set forth in Section 10.11(b).
“Seller Signatory” means the Seller Parties or any of their respective Affiliates that is a party to any Transaction Agreement but excluding, from and after the Closing, the Company.
“Seller Specified Representations” means those representations and warranties of AIC and AFIHC set forth in Section 3.6 (Financial Statements), Section 3.11 (Compliance with Law), Section 3.13(a)(xi) (Material Contracts), Section 3.14 (Insurance Matters), Section 3.15 (Investment Assets), Section 3.17 (Actuarial Reports), Section 3.18 (Producers) and Section 3.26 (Product Tax).
“Seller Tax Returns” has the meaning set forth in Section 8.2(b).
“Seller Trademarks” means (i) “Allstate” and any associated logos (including the “cupped good hands” logo) and any Trademark based on or incorporating such name, (ii) any name, logo or other Trademark owned by the Seller Parties or any of their respective Affiliates that is not included in the Company Intellectual Property Rights, and (iii) all rights associated therewith in any jurisdiction, and all goodwill associated with, any of the foregoing.
“Sellers” has the meaning set forth in the Preamble.

“Separate Accounts” means the separate accounts maintained by the Companies that are utilized in connection with their respective Insurance Contracts.
“Separation” has the meaning set forth in Section 5.24(a).
“Servicing Agreement” has the meaning set forth in the Recitals.
“Shared Retrocession Agreement” means any agreement, treaty, slip, binder, cover note or other similar arrangement under which ALIC has ceded to one or more reinsurers (retrocessionaires) both (i) YRT Reinsured Business and (ii) other insured risks or business, in each case that is (A) in force as of the date hereof or (B) terminated as of the date hereof but under which there remains any outstanding Liability of the reinsurer with respect to the YRT Reinsured Business.
“Shares” has the meaning set forth in the Recitals.
“Software” means all computer software of any type, including, but not limited to, application software, system software, firmware, middleware, mobile applications, web or browser-based applications, libraries, and tools, and in any form, including source code, object code or executable code, and all related documentation, in each case together with all rights therein.
“Solvent” has the meaning set forth in Section 4.8.
“Specified Cap” has the meaning set forth in Section 7.3(a).
“Specified Closing Transactions” means, collectively, each of the following transactions: (i) the Buyer Reinsurance Transaction and (ii) payment by Buyer of the Buyer Funding in accordance with Section 2.1(a)(iii).
“Specified Liabilities” means all Liabilities resulting from or arising out of the matters identified on Section 1.1(e) of the Seller Disclosure Schedule, except that the Specified Liabilities shall not include any Excluded Liabilities.

“SSDMF” means the Social Security Death Master File.
“SSDMF Methodologies” has the meaning set forth in Section 3.11(c).
Statutory Statements” has the meaning set forth in Section 3.6(b).
“Stop Loss Agreement” means the Stop Loss Reinsurance Agreement between ALIC and ALNY, effective as of December 31, 2001, as amended by Amendment Number One to Stop Loss Reinsurance Agreement dated as of December 31, 2019.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subject Balance Sheet” has the meaning set forth in Section 2.5(b).
“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.
“Support Agreement” means the support agreement to be entered into by AIC and ALNY at or prior to the Closing, substantially in the form attached as Exhibit H.
“Tax Contest” has the meaning set forth in Section 8.4.
“Tax Refund” has the meaning set forth in Section 8.3.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, filed or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Taxes” means any and all federal, state, local, or foreign income, premium, property (real or personal), sales, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind including in each case any interest, penalty, or addition thereto.
“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.
“Threshold Amount” has the meaning set forth in Section 7.3(a).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Trail Commissions” has the meaning set forth in Section 5.14.
“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Intellectual Property License Agreement, the Co-Lender Agreements, the Servicing Agreement, the Affiliate Transaction Termination Agreement, the Support Agreement, the Indemnity Side Letter, the ALNY Reinsurance Agreement, the ALNY Trust Agreement, the Multiparty Support Agreements, the Buyer Reinsurance Agreement, the Reinsurance Termination and Recapture Agreement, the YRT Amendment and the PUA Amendments; provided that if the form of the Servicing Agreement has not been agreed by the parties by the Closing Date in accordance with Section 5.26, then such agreement shall not constitute a “Transaction Agreement” hereunder.

“Transaction Expenses” means, without duplication, all Liabilities (except for any Taxes, including Conveyance Taxes) incurred by any party hereto for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, actuaries or other advisors, and any fees payable by such parties to Governmental Entities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.
“Transferred Employees” has the meaning set forth in Section 5.11(a)(i).
“Transition Committee” has the meaning set forth in Section 5.24(a).
“Transition Period” has the meaning set forth in Section 5.11(a)(ii).
“Transition Services” has the meaning set forth in Section 5.24(a).
“Transition Services Agreement” has the meaning set forth in the Recitals.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
“ULSG Regulation 147 Excess Reserve” means the excess reserves due to NY Regulation 147 requirements which are held above the formula based statutory reserves.
“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual Knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.
“YRT Amendment” means the amendment and restatement of the YRT Reinsurance Agreement, to be entered into at or prior to the Closing, upon the terms set forth in Exhibit P.
“YRT Reinsurance Agreement” means the Reinsurance Agreement between ALIC and ALNY, effective as of January 1, 1984, as amended by Amendment Number One effective September 1, 1984, Amendment Number Two effective January 1, 1987, Amendment Number Three effective October 1, 1988, Amendment Number Four effective January 1, 1994, Amendment Number Five effective December 31, 1995, Amendment Number Six effective December 1, 2007, Amendment Number Seven effective November 1, 2009, Amendment Number Eight effective July 1, 2013, and Amendment Number Nine effective December 31, 2019.
“YRT Reinsured Business” means any insurance or annuity business underwritten, issued or sold by ALNY that is reinsured by ALIC pursuant to the YRT Reinsurance Agreement, whether or not such insurance or annuity business has been retroceded by ALIC to a reinsurer pursuant to an Exclusive Retrocession Agreement or a Shared Retrocession Agreement.

ARTICLE II
PURCHASE OF THE SHARES
Section 2.1Pre-Purchase Funding; Purchase and Sale of Shares; Buyer Funding.
(a)Upon the terms and subject to the conditions of this Agreement:
(i)in connection with the termination of the Stop Loss Agreement pursuant to the Reinsurance Termination and Recapture Agreement and the other transactions contemplated to occur at or prior to the Closing, AIH shall, or (if an entity other than AIH is the Additional ALNY Seller) AIH shall cause the Additional ALNY Seller to, contribute to ALNY, prior to the Closing, an amount in cash equal to the Pre-Purchase Funding Amount, and in consideration therefor ALNY shall issue to the Additional ALNY Seller, and the Additional ALNY Seller shall subscribe for, the New ALNY Shares;
(ii)at the Closing, following the payment of the Pre-Purchase Funding Amount and issuance of the New ALNY Shares to the Additional ALNY Seller, (A) ALIC agrees to sell to Buyer, and Buyer agrees to purchase from ALIC and accept in transfer, all of the Existing ALNY Shares, (B) AIH agrees to sell, or (if any entity other than AIH is the Additional ALNY Seller) AIH shall cause the Additional ALNY Seller to sell, to Buyer, and Buyer agrees to purchase from the Additional ALNY Seller and accept in transfer, all of the New ALNY Shares, and (C) AFIHC agrees to sell to Buyer, and Buyer agrees to purchase from AFIHC and accept in transfer, all of the Intramerica Shares, for an aggregate cash purchase price (the “Purchase Price”) to be paid by Buyer to the Sellers equal to the Base Price as adjusted pursuant to Section 2.4 and Section 2.5; and
(iii)in connection with the termination of the Stop Loss Agreement pursuant to the Reinsurance Termination and Recapture Agreement and the other transactions contemplated to occur at or prior to the Closing, the Buyer shall, or shall cause its Affiliates to, contribute to ALNY, at and upon the Closing and subject thereto, the amount in cash required to make ALNY’s RBC Ratio equal 300% after giving effect to the transactions contemplated by this Agreement and the other Transaction Agreements (including, for the avoidance of doubt, the Buyer Reinsurance Agreement, but without giving effect to any merger, consolidation or similar transaction involving ALNY after the Closing) (the “Buyer Funding”).
Section 2.2Closing. The closing of the purchase and sale of the Shares pursuant to Section 2.1(a)(ii) (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time (or, at any party’s option, by electronic exchange of counterpart signatures and other Closing deliverables), on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been so satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than two Business Days prior to the first Business Day of such month and the parties do not have prior notice that the Condition Satisfaction is reasonably likely to occur during such period, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto. The Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. on the first calendar day of the month in which the Closing occurs (such time, the "Effective Time" and such date, the “Closing Date”).
Section 2.3Closing Deliveries.
(a)Seller’s Closing Deliveries. At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:
(i)certificates representing the Shares, duly endorsed in blank or accompanied by sufficient stock powers or other instruments of transfer duly executed in blank and free and clear of any Liens (other than Permitted Liens);
(ii)a certificate of AFIHC and AIC duly executed by authorized officers of each of them, dated as of the Closing Date, certifying as to the Seller Parties’ compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b);
(iii)subject to Section 5.26, counterparts of each Transaction Agreement other than this Agreement to which a Seller Signatory is a party, duly executed by such Seller Signatory;
(iv)the written resignations of the directors and officers of each of the Companies, or evidence of removal of any independent director who does not provide such a written resignation, effective as of the Closing;
(v)evidence reasonably satisfactory to Buyer that the Pre-Sale Transactions have occurred (other than those required to occur at the Closing upon the execution and delivery of the Transaction Agreements); and
(vi)a USB flash drive containing the contents of the Data Room as of the Closing, which shall include, at minimum, the contents of the Data Room as of the Data Room Cutoff Time.
(b)Buyer’s Closing Deliveries. At the Closing, Buyer shall pay the Adjusted Initial Amount, complete the Buyer Funding as contemplated by Section 2.1(a)(iii), and also deliver or cause to be delivered to the Seller Parties:

(i)a certificate of Buyer duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to Buyer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and
(ii)subject to Section 5.26, counterparts of each Transaction Agreement other than this Agreement to which a Buyer Party is a party, duly executed by such Buyer Party.
(c)Pre-Purchase Funding Amount. At the Closing, AIH shall, or (if any entity other than AIH is the Additional ALNY Seller) AIH shall cause the Additional ALNY Seller to, pay the Pre-Purchase Funding Amount as contemplated by Section 2.1(a)(i).
Section 2.4Payment at Closing. No later than two (2) Business Days prior to the anticipated Closing Date, AIC shall deliver to Buyer (a) a statement (the “Initial Adjustment Statement”) setting forth estimated balance sheets of the Companies as of the Effective Time, prepared in a form consistent with the form of the Reference Balance Sheet and in accordance with the Accounting Principles, after giving effect to the Pre-Sale Restructuring Transactions but not the Pre-Sale Additional Transactions or the Specified Closing Transactions (the “Estimated Balance Sheet”), and setting forth in reasonable detail AIC’s calculations of the Closing Statutory Value (the “Estimated Closing Statutory Value”) and the Adjusted Initial Amount based thereon, and (b) reasonable supporting documentation with respect to the calculation of the amounts set forth on the Initial Adjustment Statement. The Seller Parties shall cause ALNY to deliver to the Buyer, not later than two (2) Business Days prior to the anticipated Closing Date, the Estimated Initial Premium Statement as contemplated by the ALNY Reinsurance Agreement. In addition to the deliveries contemplated by Section 2.3, at the Closing, Buyer shall pay to the Sellers or their designees in cash, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers, an amount equal to the Adjusted Initial Amount.
Section 2.5Post-Closing Payments.
(a)The Final Adjustment Amount shall be determined as set forth in subsections (b) and (c) of this Section 2.5. If the Final Adjustment Amount is a positive number, then Buyer shall pay such Final Adjustment Amount in cash to AIC or its designee within five (5) Business Days after the final determination thereof. If the Final Adjustment Amount is a negative number, then AIC shall pay (or cause the other Seller Parties to pay) the absolute value of such Final Adjustment Amount to Buyer in cash within five (5) Business Days after the final determination thereof. Any payments required to be made by either party pursuant to this Section 2.5(a) shall (i) be made by wire transfer of immediately available funds to an account designated in writing by the receiving party and (ii) include interest on the amount required to be paid at the Applicable Rate, compounded annually on the basis of a year of 365 days, from (and including) the Closing Date to (but excluding) the date such payment is made.
(b)No later than ninety (90) days after the Closing Date, AIC shall deliver to Buyer (i) a statement (the “Final Adjustment Statement”) setting forth the balance sheets of the Companies as of the Closing Date prepared in a form consistent with the form of the Reference

Balance Sheet and in accordance with the Accounting Principles, after giving effect to the Pre-Sale Restructuring Transactions but not the Pre-Sale Additional Transactions or the Specified Closing Transactions (the “Subject Balance Sheet”), and setting forth in reasonable detail AIC’s calculation of the Closing Statutory Value and the Final Adjustment Amount based thereon, and (ii) reasonable supporting documentation with respect to the calculation of the amounts set forth on the Final Adjustment Statement.
(c)Buyer shall have ninety (90) days from the date on which the Final Adjustment Statement is delivered to it to review the Final Adjustment Statement, the Subject Balance Sheet and the calculations of Closing Statutory Value and the Final Adjustment Amount based thereon (as may be tolled in accordance with this Section 2.5(c), the “Review Period”). In furtherance of such review, the Seller Parties shall provide Buyer and its Representatives with reasonable access to the employees and Representatives of the Seller Parties and their Affiliates responsible for and knowledgeable about the information set forth in the Final Adjustment Statement and the Subject Balance Sheet (including the Chief Financial Officer of Allstate Investments) and to the documentation, records and other information of the Seller Parties and their Affiliates related to the preparation or contents of the Final Adjustment Statement and the Subject Balance Sheet as Buyer or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of the Seller Parties or their Affiliates; provided, further, that no such requests may be made by Buyer or its Representatives on or after such time as the remaining duration of the Review Period is five (5) Business Days or less. The Review Period shall be tolled pending reasonable satisfaction of Buyer’s reasonable requests, subject to the foregoing provisions of this Section 2.5(c), in the event that the Seller Parties do not provide Buyer with access to such documentation, records or other relevant information or access to such individuals within (x) ten (10) Business Days of Buyer’s request (if such request is made within the first ten (10) days of the Review Period), or (y) five (5) Business Days of Buyer’s request (if such request is made after the first ten (10) days of the Review Period).
(i)If Buyer disagrees with the Final Adjustment Statement (including any amount or computation set forth therein) in any respect and on any basis, Buyer may, on or prior to the last day of the Review Period, deliver a notice to AIC setting forth, in reasonable detail, each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Buyer’s position as to the correct amount or computation that should have been included in the Final Adjustment Statement and as to the Final Adjustment Amount. The parties acknowledge and agree that the “Initial Premium” adjustment process under Section 3.1 of the ALNY Reinsurance Agreement will occur concurrently with the Purchase Price adjustment process under this Section 2.5 and the Final Closing Statutory Value shall be determined on the basis of the “Initial Premium” as finally determined and paid by ALNY thereunder. Accordingly, notwithstanding the foregoing, the Final Closing Statutory Value and Final Adjustment Amount shall not be finally determined until such adjustment process has been completed in accordance with Section 3.1 of the ALNY Reinsurance Agreement, and the Independent Accounting Firm engaged pursuant to Section 2.5(c)(iii) shall be directed to take into account the “Initial Premium” to the extent relevant to a Dispute Notice hereunder.
(ii)If no Dispute Notice is delivered to AIC with respect to any item in the Final Adjustment Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Final Adjustment Statement shall be deemed accepted by Buyer, whereupon the amount or computation of such item or items shall be final and binding on the parties.
(iii)For a period of ten (10) Business Days beginning on the date that AIC receives a Dispute Notice, if any, Buyer and AIC shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such ten (10) Business Day period, Buyer or AIC may engage PriceWaterhouse Coopers LLP, or if PriceWaterhouse Coopers LLP is unwilling or unable to serve, another accounting firm of national reputation, as mutually agreed by the parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute.
(iv)Buyer and AIC will direct the Independent Accounting Firm to render a determination within thirty (30) Business Days after its retention, and Buyer, AIC and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement. Buyer, on the one hand, and AIC, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a concurrent copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall reasonably cooperate and shall cause their Representatives to reasonably cooperate with such requests of the Independent Accounting Firm, and shall provide a concurrent copy of any such information so provided to the Independent Accounting Firm to the other party. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and AIC (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Final Adjustment Statement solely as to the disputed items and shall determine the appropriate Final Adjustment Amount on that basis.
(v)Buyer and AIC shall instruct the Independent Accounting Firm to set forth in the Adjustment Report, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Final Adjustment Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (A) shall be bound to the principles of this Section 2.5 and the terms of this Agreement, including whether the Final Adjustment Statement was prepared in accordance with the Accounting Principles, (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.
(vi)All fees and expenses relating to the work of the Independent Accounting Firm shall be shared equally by Buyer and AIC. The Adjustment Report, absent Fraud or manifest error, shall be final and binding upon Buyer and AIC, and shall be deemed a final arbitration award that is binding on each of Buyer and AIC, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report.
(vii)The final form of the balance sheets of the Companies as of the Effective Time as finally determined pursuant to this Section 2.5 is referred to herein as the “Final Balance Sheet” and the amount of the Closing Statutory Value calculated therefrom is referred to as the “Final Closing Statutory Value.” Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.5 represent the sole and exclusive method for determining the Final Balance Sheet and the Final Closing Statutory Value.
(d)As a further adjustment to the Purchase Price, the parties shall comply with the provisions set forth on Annex B.
(e)The Seller Parties and Buyer agree to treat all payments (other than interest on a payment) made by either of them under this Section 2.5 and under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law.
Section 2.6Withholding. Each party shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, Treasury Regulations, or any provision of any U.S. federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person with respect to which such amounts were withheld or deducted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding sections or subsections of the Seller Disclosure Schedule, or, subject to Section 10.3, in any other section or subsection of the Seller Disclosure Schedule, AFIHC and AIC hereby make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
Section 3.1Organization, Standing and Corporate Power.
(a)AFIHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AIC is an insurance company duly organized, validly existing and in good standing under the laws of the State of Illinois. ALIC is an insurance company duly organized, validly existing and in good standing under the laws of the State of Illinois. AIH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of New York. Each of the Companies has the requisite corporate power and authority to own, lease or otherwise hold the assets and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Companies is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing (individually or in the aggregate) has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)The Seller Parties have made available to Buyer true, complete and correct copies of the certificate of incorporation and bylaws (or other organizational documents), each as amended to the date hereof (collectively, the “Organizational Documents”), of the Companies. The Organizational Documents of the Companies that have been so delivered are in full force and effect as of the date hereof.
Section 3.2Capital Structure. The issued and outstanding capital stock and the authorized shares of capital stock of each of the Companies as of the date hereof and as of the Closing is as set forth in Section 3.2 of the Seller Disclosure Schedule, and except as set forth therein, no shares of capital stock or other equity interests of either Company are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Companies were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights. ALIC is the record and beneficial owner of good, valid and marketable title to the Existing ALNY Shares, AFIHC is the record and beneficial owner of good, valid and marketable title to the Intramerica Shares, and, as of the Closing Date, the Additional ALNY Seller will be the record and beneficial owner of good, valid and marketable title to the New ALNY Shares, in each case free and clear of all Liens other than Liens imposed under federal or state securities Applicable Laws. There are no restrictions upon the voting or transfer of the Shares pursuant to the Organizational Documents of the Companies or any Contract to which a Seller Party or either Company is a party. Upon consummation of the transactions contemplated by this Agreement and the Transaction Agreements in the manner contemplated hereby and thereby, and assuming that Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery of and payment for the Shares at the Closing as herein provided, Buyer will be vested with good and valid title in and to all of the Shares, free and clear of all Liens (other than Liens imposed under federal or state securities Applicable Laws or in connection with subsequent transfers). There are no securities, options, warrants, phantom stock awards, preemptive rights, rights of first refusal, anti-dilution rights, rights agreements, shareholder rights plans or other rights, or other commitments or agreements (other than this Agreement and the Transaction Agreements) of any kind to which a Seller Party or either Company is a party or by which it is bound obligating any Seller Party or either Company to issue, reserve for issuance, sell repurchase, redeem (or establish a sinking fund with respect to redemption), or otherwise acquire or deliver shares of capital stock or other equity interests of either Company. There are no bonds, debentures, notes or other indebtedness of either Company having voting rights (or convertible into, or exchangeable or exercisable for, securities having voting rights).
Section 3.3Subsidiaries. Neither Company owns any shares of the capital stock of, or other voting or equity interest in, any Person, except for Investment Assets acquired and held in the ordinary course of the Company Business. Each of the Assignment Companies is a direct, wholly-owned Subsidiary of ALIC.
Section 3.4Authority. Each Seller Signatory has the requisite corporate or other power and authority to enter into and carry out its obligations under the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, including the Pre-Sale Transactions. Except as disclosed in Section 3.4 of the Seller Disclosure Schedule, the execution and delivery by each Seller Signatory of the Transaction Agreements to which it is or will be a party and the consummation by each Seller Signatory of the transactions contemplated hereby and thereby, including the Pre-Sale Transactions, have been duly authorized by all necessary corporate or other entity action on the part of such Seller Signatory. Each of the Transaction Agreements to which a Seller Signatory is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Signatory and, assuming the Transaction Agreements constitute legal, valid and binding agreements of the other parties thereto, constitute legal, valid and binding obligations of such Seller Signatory, enforceable against such Seller Signatory in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 3.5Noncontravention; Consents. Except as disclosed in Section 3.5 of the Seller Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Seller Signatory that is or will be a party thereto, and the consummation of the transactions contemplated hereby and thereby, including the Pre-Sale Transactions, by such Seller Signatory, do not and will not (i) conflict with any of the provisions of the Organizational Documents of any of the Seller Signatories, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, acceleration or cancellation or a right to receive payment under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of the Companies under, any Contract to which a Seller Signatory is a party, or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law in any material respect, which, in the case of clause (ii) above, has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any third-party or Governmental Entity is required by or with respect to any Seller Signatory in connection with the execution and delivery of the Transaction Agreements by the Seller Signatories, or the consummation by the Seller Signatories of the transactions contemplated hereby and thereby, except for (w) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (x) insurance law approvals, filings and notices set forth in Section 3.5 of the Seller Disclosure Schedule,  (y) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.5 of the Seller Disclosure Schedule (including any consents, approvals, authorizations, declaration, filings or notices required for purposes of permitting AIC to provide the transitional services and to perform its other obligations and duties under the Transition Services Agreement) or (z) such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Companies, taken as a whole.
Section 3.6Financial Statements.
(a)The Reference Balance Sheet has been prepared (i) in accordance with the Accounting Principles and (ii) by using the amounts required to be set forth in the Statutory Statements (assuming such Statutory Statements were prepared in accordance with SAP) as of the Reference Balance Sheet Date as the “actual” column, and making pro forma and other adjustments to such amounts as required by the Accounting Principles. As of the Reference Balance Sheet Date, ALNY’s asset adequacy/cash flow testing New York Regulation 126 reserve was $0 and ULSG Regulation 147 Excess Reserve was $193,527,984.
(b)The Sellers have previously delivered to Buyer true, correct and complete copies of (i) the audited annual statutory financial statements of each Company (together with all notes thereto) as of and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 and (ii) the unaudited interim statutory financial statements of each Company as of and for the nine-month period ending September 30, 2020 (collectively, the

“Statutory Statements”). The Statutory Statements were prepared in accordance with SAP, consistently applied for the periods involved, and present fairly, in all material respects, the statutory financial position of the Companies, the admitted assets, liabilities and capital and surplus of the Companies at their respective dates and the results of operations and cash flows of the Companies at and for the periods indicated in accordance with SAP, subject, in the case of the financial statements referenced in clause (ii) above, to normal recurring year-end adjustments. Section 3.6(b) of the Seller Disclosure Schedule sets forth a list of permitted practices used in the preparation of the Statutory Statements.
(c)The Sellers have previously delivered to Buyer true, correct and complete copies of the unaudited interim financial statements of each Assignment Company as of and for the nine-month period ending September 30, 2020. Such financial statements were prepared in accordance with GAAP, consistently applied for the periods involved, and present fairly, in all material respects, the financial position of the Assignment Companies and the results of operations and cash flows of the Assignment Companies at and for the periods indicated, subject to normal recurring year-end adjustments.
(d)Each Company has devised and maintained a system of internal accounting controls with respect to its business sufficient to provide reasonable assurances that: (i) transactions are executed according to the management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with SAP and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Seller Parties, there are no “material weaknesses” in the Companies’ internal control over financial reporting.
(e)The Books and Records (i) have been maintained in all material respects in accordance with Applicable Law and any applicable record keeping requirements set forth in the terms of the Insurance Contracts and (ii) accurately present and reflect, in all material respects, the Companies’ assets and liabilities.
Section 3.7No Undisclosed Liabilities. Neither Company has any Liability that is required to be reflected in a balance sheet (or the notes thereto) of such Company prepared in accordance with SAP except (i) those Liabilities reserved for or disclosed in the Statutory Statements or in the notes thereto, (ii) Liabilities disclosed in Section 3.7 of the Seller Disclosure Schedule, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019, (iv) Liabilities incurred in connection with the transactions contemplated by the Transaction Agreements (including the Pre-Sale Transactions), (v) Tax Liabilities and (vi) other Liabilities that, individually or in the aggregate, are not material to the Companies, taken as a whole.
Section 3.8Absence of Certain Changes or Events. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, from December 31, 2019 through the date hereof, the Companies have conducted the Company Business in the ordinary course consistent with past practice, and there has not been any event or change that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the generality of the foregoing, from December 31, 2019 to the date hereof, the Companies have not, except as set forth in Section 3.8 of the Seller Disclosure Schedule, taken any action or failed to take any action, that would have constituted a breach of Section 5.1 had such Section been in effect during such period.
Section 3.9Employees and Benefit Plans.
(a)Since January 1, 2017, neither Company has had any employees or individual service providers and neither Company has any outstanding Liabilities related to any former employee or individual service provider.
(b)Except as disclosed in Section 3.9(b) of the Seller Disclosure Schedule, since January 1, 2017, neither Company has sponsored, maintained, contributed or was required to contribute to, or has had any Liability with respect to, any “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any other compensation and benefits plans, policies, programs or arrangements, or any other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, policy, program, commitment or other arrangement, whether formal or informal, oral or written (each, a “Company Benefit Plan”).
(c)Section 3.9(c) of the Seller Disclosure Schedule sets forth the true and complete list of the Offer Eligible Employees, as of the date hereof, together with each such Offer Eligible Employee’s (i) current base salary (or wages), (ii) current target incentive compensation opportunities, (iii) recognized years of service, (iv) job location, (v) title, and (vi) date of hire.
(d)Neither the Buyer nor either Company will have any Liabilities in respect of any Seller Benefit Plan or Company Benefit Plan or in respect of any current or former employees or individual service providers of the Seller Parties or any of their respective Affiliates from and after the Closing, except for any Liabilities arising after the Closing for Transferred Employees. The Seller Parties are in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, wages and hours, terms and conditions of employment, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local laws), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as non-employee contractors or consultants with respect to employees and individual service providers providing services to the Company Business.
(e)Except as disclosed in Section 3.9(e)(i) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) could: (i) entitle any Offer Eligible Employee or any current or former employee or individual service provider of either Company to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any Offer Eligible Employee or any current or former employee or individual service provider of either Company, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).
(f)Neither Company maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.
(g)Neither Company has any Liability with respect to any Excluded Employee Liabilities that could reasonably be expected to become a Liability of Buyer or the Companies on or after the Closing Date.
Section 3.10Taxes. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule:
(a)(i) All material Tax Returns required to be filed by or filed on behalf of or with respect to the Companies have been properly prepared, duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed, (ii) all such filed Tax Returns are true and complete in all material respects and (iii) all material Taxes, whether or not shown on such Tax Returns, required to be paid by or with respect to the Companies have been duly and timely paid.
(b)The Companies have complied in all material respects with all Applicable Laws relating to information reporting and the payment and withholding of Taxes, have duly and timely withheld from amounts all Taxes required to be withheld and have either duly and timely paid such withheld amounts to the proper Governmental Entity or properly set such amounts aside in accounts for such purpose.
(c)No deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to the Companies. No agreement, waiver or other document or arrangement is currently in effect waiving or extending the period for assessment or collection of Taxes (including any applicable statute of limitation) with respect to the Companies other than any agreement, waiver or other document or arrangement relating to Consolidated Returns. Neither Company has filed or entered into any written power of attorney with respect to any material Taxes with any Governmental Entity. Neither Company has received written notice that it is currently under audit, examination or investigation by any Governmental Entity or the subject of any judicial or administrative proceeding in respect of any Tax or received written notice from any Governmental Entity proposing any such audit, examination or investigation. Neither Company has received written notice from any jurisdiction in which it has not filed a particular type of Tax Return or paid a particular type of Tax that it is required to file such Tax Return or pay such type of Tax in such jurisdiction.
(d)Neither Company is a party to or bound by any agreement dealing with Tax sharing, allocation, indemnity or distribution (other than an agreement entered into in the ordinary course of business or a lending arrangement in each case that does not relate primarily to Taxes) pursuant to which it will have any obligation to make any payments for any periods ending after the Closing.
(e)Other than with respect to the Seller Group, neither Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor. Neither Company is or has been a member of any affiliated, consolidated, combined, unitary or other similar group for purposes of filing Tax Returns or paying Taxes (other than a Seller Group).
(f)There are no Liens for Taxes as a result of any unpaid Taxes upon the assets of the Companies, except for Permitted Liens.
(g)During the past two years, neither Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(h)The Companies have complied in all material respects with all Tax reporting and disclosure requirements, including all Tax reporting and disclosure requirements applicable to any Insurance Contracts.
(i)No material elections for Tax purposes have been made with respect to the Companies that are in force and by which it will be bound after the Closing Date.
(j)Neither Company has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), in either case that would be binding upon such Company after the Closing Date. There are no closing agreements or similar arrangements (including any Form 870-AD or successor form) with any Governmental Entity with regard to the determination of the Tax liabilities of the Companies that would have continuing effect on Tax periods (or portions thereof) ending after the Closing Date, and neither Company has received or applied for a Tax ruling that would have effect on Tax periods (or portions thereof) ending after the Closing Date.
(k)Neither Company has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) or to any “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(6).
(l)Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local, or foreign law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (iv) change in the basis for determining any item referred to in Section 807(c) of the Code with respect to any Tax period.
(m)The amounts of each of the policyholders surplus account and the shareholders surplus account (as defined in Section 815 of the Code) of the Companies as of December 31, 2020 were, for ALNY, approximately $243,125 and for Intramerica, $0.
(n)There has been no “transfer” (as defined in Treasury Regulation Section 1.1502-36(f)) of the Shares (for the avoidance of doubt, other than in connection with or arising from the transactions contemplated by this Agreement) by any member of the Seller Group.
(o)The life insurance reserves (within the meaning of Section 807(c) of the Code) of the Companies have been determined and maintained in all material respects in the manner required by Sections 801-848 of the Code and other applicable Tax law and were complete and correct in all material respects as of December 31, 2019 (and as determined provisionally for purposes of the Reference Balance Sheet as of the Reference Balance Sheet Date).
(p)The Companies have (i) properly complied with all Applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) not sought and do not intend to seek (nor have any of their Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(q)To the Knowledge of the Seller Parties, none of the Tax attributes included in the calculation of Final Closing Statutory Value will be subject to any limitation under Section 382, 383, or 384 of the Code other than by reason of the transactions contemplated by this Agreement.
Section 3.11Compliance with Applicable Laws.
(a)Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, each Company and each Assignment Company is, and since December 31, 2017 has been, and the Company Business has been conducted, in compliance with all Applicable Laws in all material respects. Except as disclosed in Section 3.11(a) of the Seller Disclosure Schedule, neither any Company (including as to any of its separate accounts) nor any Seller Party has at any time since December 31, 2017 received any written notice or other written communication, or to the Knowledge of the Seller Parties, oral communication from any Governmental Entity or has paid or incurred any penalty or fine imposed by a Governmental Entity, in each case, regarding any actual or alleged material violation of, or failure on the part of such Company to comply in any material respects with, any Applicable Laws (other than actual or alleged violations which have been resolved). To the Knowledge of the Seller Parties, no Company is under any investigation or audit with respect to any material violation of any Applicable Laws, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity following a response by the Company.
(b)Each Company owns, holds or possesses all permits, licenses, order, membership, qualification, approvals, authorizations, consents and registrations from Governmental Entities that are necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct its business as conducted on the date hereof or from all Insurance Regulators that are necessary for the current operation and conduct of the Company Business (collectively, “Permits”). Section 3.11(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material Permits. Except as set forth in Section 3.11(b), (x) all Permits are valid and in full force and effect in accordance with their terms, (y) neither of the Companies are in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any material Permit and (z) no material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions (other than the Specified Closing Transactions) contemplated hereby. Each Company (i) is in material compliance with all of the terms and requirements of each such Permit and (ii) at all times since December 31, 2017 has been in such material compliance. Neither Company has at any time since December 31, 2017 received any written notice or, to the Knowledge of the Seller Parties, oral communication from any Governmental Entity regarding any actual or proposed revocation, withdrawal, cancellation, nonrenewal, suspension or termination of, or material modification to, or any actual, alleged, or potential material violation of, or material failure to comply with, any such Permit.
(c)The Seller Parties have made available to Buyer each Company’s SSDMF-related protocols (the “SSDMF Methodologies”) and their effective dates, which such Company uses, or has used since December 31, 2017, to determine the payment of life insurance benefits, annuity benefits, account values or other benefits and amounts under the Insurance Contracts that are included in the Company Business. Each such Company administers, and since December 31, 2017 has administered, such policies and contracts in accordance, in all material respects, with the SSDMF Methodologies.
(d)The Seller Parties (with respect to the Company Business) and the Companies are, and since December 31, 2017 have been, in compliance in all material respects with all Applicable Laws related to escheatment or abandonment or unclaimed property that are or were applicable to the Companies or the Company Business. The Seller Parties (with respect to the Company Business) and the Companies have complied in all material respects with the terms of any Global Resolution Agreement or other agreement entered into by either Company relating to any escheatment or unclaimed property matters or in connection with any investigations of such matters conducted by Verus Financial LLC.
(e)The Seller Parties have made available to the Buyer, prior to the date hereof, drafts of a consent order with the NYDFS relating to ALNY’s compliance with Regulation 60 (such draft, and the consent order as finalized in accordance with Section 5.23, the “Reg 60 Consent Order”) and the Regulation 60 Remediation Plan, each as most recently delivered to the NYDFS prior to the date hereof.
(f)Each Company is, and has been, in compliance in all material respects with all Applicable Law relating to the proposal, establishment, implementation, change, management or administration of the Non-Guaranteed Elements, including all applicable requirements under Regulation 210.
Section 3.12Litigation and Orders. Except as disclosed in Section 3.12 of the Seller Disclosure Schedule, and excluding ordinary course Actions under or relating to any Insurance Contract for amounts within applicable policy limits, as of the date hereof there is no, and since December 31, 2017 there has not been any, (a) Action pending or with respect to which either Company or any Seller Party or any of its Affiliates (with respect to the Company Business) has been served with notice or, to the Knowledge of the Seller Parties, any other Action that is threatened against either Company or against any Seller Party or any of its Affiliates (with respect to the Company Business), or (b) order of any Governmental Entity outstanding or, to the Knowledge of the Seller Parties, threatened against either Company or any of their respective assets, properties, rights or businesses or against any Seller Party or any of its Affiliates (with respect to the Company Business).
Section 3.13Material Contracts.
(a)Section 3.13(a) of the Seller Disclosure Schedule sets forth a list of each Material Contract to which a Company is a party or by which it or any of its assets is or are bound as of the date hereof. The term “Material Contracts” means all of the following types of Contracts (other than any Insurance Contract or Material Reinsurance Contract):
(i)Contracts binding upon a Company that contain any provision or covenant (A) limiting in a material respect the ability of a Company to engage in any line of business, to compete with any Person or to do business in any geographic area, or that limit the ability of a Company to solicit the employment of or hire individuals employed by other Persons (other than such Contracts that contain such restrictions on the solicitation or hiring of individuals that will not restrict either Company or any of their Affiliates from and after the Closing), (B) obligating a Company or, following the Closing, Buyer or any of its Affiliates, to conduct business on an exclusive basis with any third party or (C) containing any “most favored nation” status provided by a Company or any of its Affiliates;
(ii)mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit to a Company or the direct or indirect guarantee by a Company of any obligation for borrowed money of any Person or any other Liability of a Company in respect of indebtedness for borrowed money of any Person;
(iii)agency, broker, selling, marketing or similar Contracts between a Company, on the one hand, and any Producer of such Company who was responsible for placing five percent (5%) or more of the aggregate gross written premium of the Company Business for the twelve month period ended March 31, 2020;
(iv)any joint venture, partnership or limited liability company Contract binding on a Company, in each case except for Investment Assets acquired and held in the ordinary course of the investment activities of such Company;
(v)any Contract under which a Company may, by its terms, become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated hereby;
(vi)any Contract which relates to the acquisition or disposition by a Company of any business or operations, capital stock or assets (other than Investment Assets) of any Person or any real estate material to the Company Business as to which there are any material ongoing obligations of a Company;
(vii)any Contract pursuant to which any third party provides material third-party administrative services or advisory services with respect to the Insurance Contracts, or material investment management services to a Company or with respect to the Company Business, including subscription or similar agreements relating to access by the Company Business to investment funds, index investment options or indices, whether involving general or separate account business;
(viii)any Contract (A) pursuant to which Seller or any of its Affiliates (including the Companies) licenses to a third party any Company Intellectual Property or licenses from a third party any Intellectual Property that is used in the conduct of the Company Business or (B) that otherwise relates to the ownership, development, or use of, or granting of any rights or covenants with respect to Company Intellectual Property or Intellectual Property material to the Company Business (in each case, excluding Contracts for generally commercially available off-the-shelf software licensed to a Company for a one-time or an annual fee of less than $250,000);
(ix)any Contract between either Company, on the one hand, and any director, officer or employee of such Company (or any Affiliate (other than the Company, Seller or any of their respective Affiliates) of a director, officer or employee), on the other hand;

(x)any direct or indirect guarantee by the Seller Parties or any of their Affiliates (other than the Companies) in favor of or in respect of any obligation of either Company;
(xi)the Prudential Agreements and the Putnam JV Agreement; and
(xii)any other Contract of a Company (other than any Contract between a Company, on the one hand, and any Producer) providing for the provision of goods or services in respect of the Company Business involving consideration in excess of $1,000,000 annually and that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium.
(b)True and complete copies of each of the Material Contracts as of the date hereof, including in each case all amendments and addenda thereto, have been made available to Buyer prior to the date hereof. Each of the Material Contracts constitutes a legal, valid and binding obligation of the Company party thereto and, to the Knowledge of the Seller Parties, each other party thereto, enforceable against such Company and, to the Knowledge of the Seller Parties, each other party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. No Company has not received written notice, or to the Knowledge of the Seller Parties, oral communication of termination or non-renewal of any Material Contract. There exists no material breach or event of default or event that, with or without the passage of time or giving of notice, would constitute an event of default with respect to any Material Contract on the part of a Company or, to the Knowledge of the Seller Parties, any other party thereto.
Section 3.14Insurance Matters.
(a)Each Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with the Insurance Regulator since December 31, 2017, and all such reports, statements, registrations, filings or submissions were true, complete and correct in all material respects when filed. No material deficiencies have been asserted by any Governmental Entity with respect to such filings that have not been remedied prior to the date hereof. The Seller Parties have made available to Buyer copies of all material reports and registrations (including registrations as a member of an insurance holding company system, but excluding any registrations relating to any Company’s registration with, or filings made to, the SEC) and any supplements or amendments thereto filed by a Seller Party or any of their Affiliates with, and all reports on financial examination, market conduct reports and other reports (whether in draft or final form) delivered by the Insurance Regulator in respect of a Company since December 31, 2017. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, (i) neither Company is, as of the date hereof, subject to any pending or threatened financial or market conduct examination by the Insurance Regulator or (ii) since December 31, 2017, all material deficiencies or violations with respect to the Company Business in all reports of examinations of the affairs of any Company issued by any Insurance Regulator to a Company have been resolved to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations.
(b)Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, any application form, the form or rate of any Insurance Contract, or any written advertising material, in each case that has been utilized by the Companies with respect to the Company Business, the use of which requires, or, at the time of issuance, required, filing or approval, has been appropriately filed, and, if required, approved by the Insurance Regulator of any state in which such application form, form or rate of Insurance Contract, or advertising material is required to be filed and (as applicable) approved or not objected to by such authorities within the period provided for approval or objection, except for immaterial failures to effect such filings or secure such approvals. Since December 31, 2017, no deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved. All such application forms, forms or rates of Insurance Contracts, and advertising materials are utilized in compliance in all material respects with all Applicable Laws and within the scope of the approvals (if any) received with respect thereto. All such application forms, forms or rates of Insurance Contracts and advertising materials that were issued by a Company have been issued, maintained and serviced in accordance, in all material respects, with their terms.
(c)Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, each Company is and since December 31, 2017, has been in compliance with all Applicable Laws regulating the marketing and sale of insurance or annuity policies or contracts written by such Company, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of an insurance or annuity policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.14(c), (i) “advertisement” means any material designed to create public interest in insurance or annuity policies or contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such an insurance or annuity policy or contract, and (ii) “replacement transaction” means a transaction in which a new insurance or annuity policy or contract written by such Company is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing insurance or annuity policies or contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.
(d)Since December 31, 2017, each Company has timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which such Company does business.
(e)Except as set forth on Section 3.14(e) of the Seller Disclosure Schedule, no provision in any insurance or annuity policy or contract written by a Company gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of such Company.
(f)Neither Company is a party to any material Contract with a Governmental Entity, in each case to the extent relating to the Company Business. None of the Companies nor any Seller Party nor any of their Affiliates (with respect to the Company Business) is a party to any written contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any Insurance Regulator that restricts materially the conduct of the Company Business or relates to its capital adequacy or its credit or risk management policies or management.
Section 3.15Investment Assets.
(a)Seller has made available to Buyer a true, complete and correct list of all Investment Assets owned by the Companies as of December 31, 2020. All Investment Assets that are owned by the Companies as of the date hereof, and all Investment Assets that will be owned by the Companies as of the Closing (including those Investment Assets that are transferred to the Companies in connection with the Pre-Sale Transactions) are permissible investments and comply in all material respects with all Applicable Laws governing the admittance of assets for insurance companies. Except for Investment Assets that are contemplated by the Pre-Sale Transactions not to be owned by the Companies as of the Closing (after giving effect to the Pre-Sale Transactions), the applicable Company, or a trustee acting on its behalf, as the case may be, has valid title to all such Investment Assets and all Investment Assets of the Company Business acquired since that date, free and clear of any Liens other than (i) Permitted Liens and (ii) any transfer restriction in respect of any of the Investment Assets listed on the tabs entitled “Included PB” and “Removed PB” of the spreadsheet included in Annex D pursuant to the applicable governing agreements for such Investment Assets. As of the date hereof, no Company has received written notice that the obligor under any of the Investment Assets (other than Investment Assets that are contemplated by the Pre-Sale Transactions not to be owned by the Companies as of the Closing (after giving effect to the Pre-Sale Transactions)) is in default (or written notice of any events which, with notice or lapse of time or both, would constitute a default) in any payment on any of the bonds, notes, mortgages, debentures and other evidence of indebtedness with respect to the Investment Assets, or any payment of principal, distributions, interest, dividends or other material payment or performance obligation thereunder. As of the Closing, neither any Company nor any Person on behalf of any Company will have taken, or will have omitted to take, any action which would cause any of the Investment Assets owned by the Companies as of the Closing (after giving effect to the Pre-Sale Transactions)) to be subject to any valid offset, defense or counterclaims against the right of such entity to enforce the terms of such assets.
(b)The Seller Parties have made available to Buyer true, complete and correct copies of the material investment guidelines and policies and the hedging guidelines of the Companies as of the date hereof. All of the Investment Assets of the Companies as of the date hereof comply in all material respects with Applicable Law and such guidelines (as applicable). All of the Investment Assets of the Companies as of the Closing will comply in all material respects with Applicable Law and such guidelines as may be amended in accordance with Section 5.1(b)(vii) (as applicable).
(c)As of the date hereof, except as set forth in Section 3.15(c) of the Seller Disclosure Schedule and except with respect to assets that would not be owned by the Companies after giving effect to the Pre-Sale Transactions, (i) neither Company has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets of such Company, and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets, other than, in each case, in respect of Investment Assets that are specifically contemplated by the Pre-Sale Transactions not to be owned by the Companies as of the Closing (after giving effect to the Pre-Sale Transactions).
(d)Section 3.15(d) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Investment Assets held in the AB Portfolio as of December 31, 2020. Between December 31, 2020 and the date of this Agreement, the Seller Parties have managed, and have caused ALNY to manage, the Investment Assets in the AB Portfolio in the ordinary course of business consistent with the investment policies and guidelines applicable to the investment activities of ALNY.
Section 3.16Reinsurance Ceded and Assumed.
(a)Section 3.16(a) of the Seller Disclosure Schedule lists each reinsurance agreement or treaty, including retrocessional agreements, under which the Companies have ceded or assumed gross reserves (calculated in accordance with SAP) of $50,000 or more as of September 30, 2020 (the “Material Reinsurance Contracts”). Complete and correct copies of all Material Reinsurance Contracts have been made available to Buyer.
(b)Each of the Material Reinsurance Contracts constitutes a legal, valid and binding obligation of the Company party thereto, and, to the Knowledge of the Seller Parties, each other party thereto, enforceable against the applicable Company and, to the Knowledge of the Seller Parties, each other party thereto in accordance with its terms (except that (i) such enforcement may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, as of the date hereof no Company has received or given written notice of termination or recapture of any such Material Reinsurance Contract, or has had since December 31, 2017 any material dispute between such Company and any other party to a Material Reinsurance Contract. There exists no material breach or event of default or event that, with the passage of time or giving of notice, would constitute an event of default, with respect to any Material Reinsurance Contract on the part of the Company party thereto or, to the Knowledge of the Seller Parties, any other party thereto. Neither of the Company has received any written notice prior to the date hereof from a reinsurer under any Material Reinsurance Contract of such reinsurer’s intention to raise the rates at which premium is paid by such Company thereunder, nor, to the Knowledge of the Seller Parties, has any reinsurer threatened in writing prior to the date hereof to raise such rates.
Section 3.17Actuarial Reports. The Seller Parties have delivered to Buyer a true, complete and correct copy of the Actuarial Reports. As of the date hereof, Milliman has not issued to any Seller Party or any of their Affiliates any new report or errata with respect to the Actuarial Reports (to the extent they relate to the Company Business), nor has it notified any Seller Party or any of their Affiliates in writing that any of the Actuarial Reports (to the extent they relate to the Company Business) are inaccurate in any material respect. The factual information and data relating to the Company Business that was furnished by the Seller Parties and their Affiliates to Milliman expressly in connection with the preparation of the Actuarial Reports (i) was obtained from the applicable Books and Records of the Companies, (ii) was generated from the same underlying sources and systems that were utilized by the Seller Parties or their applicable Affiliates to prepare the Statutory Statements and (iii) was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained therein. Each Actuarial Report was based on an inventory of policies in force for the applicable Company that was accurate, in all material respects, at the relevant time of preparation. For the avoidance of doubt, the Seller Parties do not guarantee the projected results included in the Actuarial Reports and, except as expressly provided in this Article III, make no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Reports or the assumptions on the basis of which such information was, or data were, prepared, or to the effect that the projected profits set forth in the Actuarial Reports will be realized.
Section 3.18Producers. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, to the Knowledge of the Seller Parties, since December 31, 2017, each Producer, at any time that it wrote, sold or produced Company Business for the Companies, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business and, to the Knowledge of the Seller Parties, since December 31, 2017, (a) no such Producer violated any term or provision of Applicable Law relating to the writing, sale or production of Company Business for the Companies, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) no such Producer has in any material respect been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of Applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company or any enforcement or disciplinary proceeding alleging any such violation.
Section 3.19Intellectual Property.
(a)The Companies own or, to the Knowledge of the Seller Parties, have the right to use all Intellectual Property used in the operation of the Company Business as presently conducted, except to the extent such failure to own or have such right has not been and would not reasonably be expected to be material to the Companies, taken as a whole. Section 3.19(a) of the Seller Disclosure Schedule sets forth all patents and all applications for patents, all registered trademarks and all applications for trademarks, all registered copyrights and all applications for copyrights and all Internet domain names that are owned by the Companies (together with all other Intellectual Property owned or purported to be owned by a Company, the “Company Intellectual Property Rights”). With respect to each item of the Company Intellectual Property Rights, except as set forth in Section 3.19(a) of the Seller Disclosure Schedule, a Company solely and exclusively owns and possesses all right, title, and interest in and to each item of Company Intellectual Property Rights, free and clear of any Lien, other than any Permitted Lien. The Company Intellectual Property Rights are subsisting and, to the Knowledge of the Seller Parties, valid and enforceable.
(b)Except as disclosed in Section 3.19(b) of the Seller Disclosure Schedule and since December 31, 2014, (i) no Seller Party and neither Company has received any written notice or been party to any claim alleging that a Company or the operation of the Company Business has infringed, misappropriated or otherwise violated any Intellectual Property rights owned by third parties, except to the extent such alleged violation would not reasonably be expected to be material to the Companies, taken as a whole, and (ii) neither any Company nor the operation of the Company Business has infringed, misappropriated or otherwise violated any Intellectual Property rights owned by third parties.
(c)Neither any Seller Party nor either Company has made any pending claim against any third party alleging infringement, misappropriation, or other violation of any material Company Intellectual Property Right. To the Knowledge of the Seller Parties, no third party has, since December 31, 2014, infringed, misappropriated, or otherwise violated any material Company Intellectual Property Right.
(d)All employees and consultants who contributed to the creation, discovery or development of any material Company Intellectual Property Rights have assigned to a Seller Party or a Company (either (i) under operation of Applicable Law within the scope of his or her employment or (ii) pursuant to written agreements) all Intellectual Property created, discovered and developed by such Person in the course of performing their services for such Seller Party or Company, except to the extent such failure to do so in accordance with clause (i) or (ii) above would not reasonably be expected to be material to the Companies, taken as a whole. To the Knowledge of the Seller Parties, there has been no breach or violation by any other party to any such agreement, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Companies have taken commercially reasonable measures to maintain the confidentiality and ownership of the Trade Secrets included in the Company Intellectual Property Rights, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(e)Section 3.19(e) of the Seller Disclosure Schedule sets forth all material Intellectual Property owned by any Seller Party or any of its Affiliates (other than the Company

Intellectual Property Rights) that are used in or necessary, in the good faith judgment of the Seller Parties, for the operation of the Company Business as presently conducted.
Section 3.20Data Protection and Privacy; IT Systems.
(a)The IT Systems (i) are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used, (ii) are adequate in all material respects for the current operation of the Company Business, and (iii) to the Knowledge of the Seller Parties, do not contain any Malware that could reasonably be expected to interfere with the ability of the Companies to conduct the Company Business or that presents a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Data, in each case, except as would not reasonably be expected to be material to the Companies, taken as a whole. The Seller Parties and the Companies take commercially reasonable steps designed to protect the IT Systems and all Personal Data relating to the Company Business in their possession and/or control consistent in all material respects with Privacy and Data Security Laws. Since December 31, 2017, there has been no failure, breakdown, defect or other adverse event affecting any of the IT Systems (or any Personal Data on such IT Systems) that has caused or could reasonably be expected to cause any material disruption to the conduct of the Company Business, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Immediately after the Closing, the Companies will, including through the Transition Services Agreement, have the right to use, access, or otherwise exploit all IT Systems in substantially the same manner as the Company Business uses, accesses, or otherwise exploits such IT Systems as of immediately prior to the Closing.
(b)Except as disclosed in Section 3.20(b) of the Seller Disclosure Schedule, since December 31, 2017, the Processing of Personal Data in the Company Business or by the Companies, including Processing of Personal Data of consumers of its services or users of any websites operated by the Companies, and the conduct of the Company Business, has been and is in compliance in all material respects with all Privacy and Data Security Laws and contractual requirements, including applicable terms of use and privacy policies, pertaining to the protection, privacy, security, collection, storage, use, disclosure, disposal, transmission, or other Processing of Personal Data, except to the extent such failure to comply has not been and would not reasonably be expected to be material to the Companies, taken as a whole.
(c)Since December 31, 2017, no Company, no Seller Party (in connection with the Company Business), or, to the Knowledge of the Seller Parties, any third Person working on behalf of either of the foregoing, has experienced an incident of unauthorized access, disclosure, use, destruction, loss, or Processing of any Personal Data that any of the Companies, Seller Parties (in connection with the Company Business), or a third Person on behalf of the foregoing collects, stores, uses, transmits, or Processes in connection with the conduct of the Company Business, including any such unauthorized incident that required the delivery of notice to affected individuals pursuant to Privacy and Data Security Laws.
Section 3.21Insurance.

(a)Section 3.21(a) of the Seller Disclosure Schedule lists all material insurance policies (including fidelity bonds and other similar instruments, but excluding any Insurance Contract) covering the Companies or their respective officers or directors as of the date hereof (the “Company Insurance Policies”).
(b)As of the date hereof, each of the Company Insurance Policies is in full force and effect and all premiums due thereon have been timely paid or adequate provisions for the payment thereof have been made, and neither Company is in material breach or default or has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification of, any such Company Insurance Policy.
Section 3.22Environmental Matters. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of the Seller Parties, threatened Actions against either Company that are reasonably likely to result in any material Liability or obligation of the Companies under any Applicable Law concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and neither Company is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.
Section 3.23Brokers. The Seller Parties are solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of the Seller Parties or their Affiliates.
Section 3.24Real Property. Neither Company owns any real property and neither Company is a party to any lease or sublease pursuant to which any real property is occupied by a Company.
Section 3.25Separate Accounts.
(a)Section 3.25(a) of the Seller Disclosure Schedule sets forth a true and complete listing of all Separate Accounts. Each Separate Account is (i) duly and validly established and maintained in all material respects under Applicable Law and under the laws of its state of formation and (ii) operating and, at all times since December 31, 2017, has been operated in compliance with Applicable Law (including the conditions of any applicable exemptions from provisions of the Investment Company Act), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)     Since December 31, 2017, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any registered Separate Account (other than those relating to any business sold or ceded to a third party), as of their respective mailing dates or dates of use, complied in all material respects with

Applicable Law, including United States federal and state securities laws and state insurance laws, other than such non-compliance as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Separate Account has been granted all exemptive relief necessary to conduct its operations as currently conducted, and has been, since December 31, 2017, and is in compliance in all material respects with all conditions to any such relief. Since December 31, 2017, all advertising or marketing materials relating to a Separate Account (other than those relating to any business sold or ceded to a third party) that were required to be filed with the Financial Industry Regulatory Authority or any other Governmental Entity have been timely filed therewith, except where such failure to comply has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    Except as set forth in Section 3.25(c) of the Seller Disclosure Schedule, no Seller Party nor any of their Affiliates has received written notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of such Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Entity that have been conducted, or are pending or, to the Knowledge of the Seller Parties, threatened in writing, since December 31, 2017 through the date hereof.

(d)     (i) Each Separate Account currently is and has been since December 31, 2017 in compliance with its investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms; (ii) the value of the net assets of each such Separate Account has been determined and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents; and (iii) any Seller Party or Affiliate of a Seller Party that has provided investment advisory services to any such Separate Account has done so in compliance with such Separate Account’s investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Companies.
(e)     Each Separate Account either (i) is registered as a unit investment trust under the Investment Company Act (each, a “Registered Separate Account”), (ii) is not an investment company within the meaning of the Investment Company Act, or (iii) is not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. The registration of each such Separate Account registered under the Investment Company Act is in full force and effect.
(f)     Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since December 31, 2017, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that are materially adverse to any Registered Separate Account, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those which have been reported as required by Rule 38a-1(a)(4)(iii)(B), if any, and satisfactorily remedied or are in the process of being remedied and those that would not reasonably be expected, individually or in the aggregate, to be material to the Companies.
Section 3.26Product Tax. Except as set forth in Section 3.26 of the Seller Disclosure Schedule:
(a)All Insurance Contracts satisfy, in all material respects, all applicable requirements of the Code, including but not limited to Sections 72, 130, 817 and 7702 of the Code and otherwise qualify as life insurance contracts for purposes of the Code. None of the Insurance Contracts are “modified endowment contracts” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as modified endowment contracts.
(b)With respect to all relevant Tax periods, the Seller Parties, the Companies and their respective Affiliates have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts, and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the U.S. Internal Revenue Service (the “IRS”).
(c)As of the date hereof, none of the Seller Parties, the Companies or any of their respective Affiliates has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Taxing authority regarding the failure of any Insurance Contracts to meet the requirements of the Code, including but not limited to Section 72, 130, 817 or 7702 of the Code, as applicable to such Insurance Contracts. In addition, none of the Seller Parties, the Companies or any of their respective Affiliates is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of such Insurance Contracts or the plan or arrangement in connection with which such Insurance Contracts were purchased.
(d)The Tax treatment of each Insurance Contract is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, holder or intended beneficiaries thereof than the Tax treatment under the Code (i) that was purported to apply to such Insurance Contract in written materials provided by the applicable Company to such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified or (ii) for which policies, products or Contracts of that type were designed by the applicable Company to qualify at such time or were reasonably expected, based on written materials provided by the applicable Company to such purchaser, holder or intended beneficiary at the time such Insurance Contract was initially sold or issued or subsequently modified, except, in each case, for changes resulting from changes to the Code after the time of such sale, issuance or modification.

Section 3.27Financial Ability. The Sellers will have at the Closing, sufficient immediately available funds to pay, in cash, the Pre-Purchase Funding Amount and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. The obligations of the Sellers to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to the Sellers or any of their respective Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 3.28Sufficiency of Assets. Except as set forth in Section 3.28 of the Seller Disclosure Schedule, and except for the Seller Trademarks and the services and Intellectual Property being made available under the Transition Services Agreement or any other Transaction Agreement, the assets, rights and properties of the Companies, together with the assets, rights, properties and services transferred or performed or made available to the Companies or Buyer pursuant to the Transaction Agreements (and the assets used to provide such services), as applicable, will, as of the Closing, comprise assets, rights, properties and services that are sufficient to permit the Companies and Buyer to operate the Company Business immediately following the Closing Date in substantially the same manner as the Company Business is being operated as of the date hereof. This Section 3.28 does not address employee matters, Permits, or any matters relating to the capital required to be held by Buyer or any of its Affiliates (including the Companies) from and after the Closing.
Section 3.29Certain Retrocession Agreements.
(a)Section 3.29(a) of the Seller Disclosure Schedule sets forth a true and complete listing of all Exclusive Retrocession Agreements.
(b)Section 3.29(b) of the Seller Disclosure Schedule sets forth a true and complete listing of all Shared Retrocession Agreements.
(c)Each of the Exclusive Retrocession Agreements and Shared Retrocession Agreements constitutes a legal, valid and binding obligation of ALIC, and, to the Knowledge of the Seller Parties, each other party thereto, enforceable against ALIC and, to the Knowledge of the Seller Parties, each other party thereto in accordance with its terms (except that (i) such enforcement may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and is in full force and effect. Except as set forth in Section 3.29(c) of the Seller Disclosure Schedule, as of the date hereof ALIC has not received or given written notice of termination or recapture of any such Exclusive Retrocession Agreement or Shared Retrocession Agreement, or has had since December 31, 2017 any material dispute between ALIC and any other party to an Exclusive Retrocession Agreement or Shared Retrocession Agreement. There exists no material breach or event of default or event that, with the passage of time or giving of notice, would constitute an event of default, with respect to any Exclusive Retrocession Agreement or Shared Retrocession Agreement on the part of ALIC or, to the Knowledge of the Seller Parties, any other party thereto. ALIC has not received any written notice prior to the date hereof from a reinsurer under any Exclusive Retrocession Agreement or Shared Retrocession Agreement of such reinsurer’s intention to raise the rates at which premium is paid by ALIC thereunder, nor, to the Knowledge of the Seller Parties, has any reinsurer threatened in writing prior to the date hereof to raise such rates.
Section 3.30No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, no Seller Party nor any other Person on behalf of any Seller Party makes any express or implied representation or warranty with respect to the Companies or the Company Business or with respect to any other information provided to Buyer or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article IV, each Seller Party acknowledges that none of Buyer or any Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to a Seller Party in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Schedule, or, subject to Section 10.3, in any other section or subsection of the Buyer Disclosure Schedule, Buyer hereby makes the following representations and warranties to the Seller Parties as of the date hereof and as of the Closing Date as follows:
Section 4.1Organization and Standing. Buyer is an insurance company, duly organized, validly existing and in good standing under the laws of the State of Minnesota.
Section 4.2Authority. Each Buyer Party has the requisite corporate or other organizational power and authority to enter into the Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Party of the Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming such Transaction Agreements constitute the legal, valid and binding agreement of the other parties thereto, constitute legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3Noncontravention; Consents. Except as disclosed in Section 4.3 of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Agreements by each Buyer Party that is or will be a party thereto and the consummation of the transactions contemplated hereby and thereby by such Buyer Party do not and will not (i) conflict with any of the provisions of the Organizational Documents of any Buyer Party, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, cancel or accelerate a payment, or result in the creation of any Lien (other than a Permitted Lien) on any property, right or asset of Buyer or any of its Subsidiaries under, any material Contract to which Buyer or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene any Applicable Law, which, in the case of clauses (ii) and (iii) above, has had or would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. No material consent, approval or authorization of, or declaration or filing with, or notice to, any third party or Governmental Entity is required by or with respect to any Buyer Party in connection with the execution and delivery of the Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated hereby and thereby, except for (w) the filing required under the HSR Act, (x) the insurance law approvals, filings or notices as are set forth in Section 4.3 of the Buyer Disclosure Schedule, (y) the such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Buyer Disclosure Schedule and (z) such other consents, approvals, authorizations, declarations, filings or notices that if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the Knowledge of Buyer, no fact or circumstance relating to Buyer or its Affiliates exists that would render Buyer or its Affiliates, as applicable, unable promptly to obtain any approval, authorization or consent of any Governmental Entity required to be obtained to consummate the transactions contemplated by the Transaction Agreements.
Section 4.4Compliance with Applicable Laws. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, Buyer is, and since December 31, 2017 has been, in compliance with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Except as disclosed in Section 4.4 of the Buyer Disclosure Schedule, Buyer has not at any time since December 31, 2017 received any written notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of Buyer to comply with, any Applicable Laws, in each case other than any such item that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.5Purchase Not for Distribution; Investigation.
(a)The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Shares, except in compliance with the registration requirements of the Securities Act of 1933 and any applicable state securities laws, or pursuant to an available exemption therefrom.

(b)The Buyer (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Company Business and (ii) has been furnished with or given access to certain information about the Company and the Company Business.
Section 4.6Litigation. Except as disclosed in Section 4.6 of the Buyer Disclosure Schedule, there is no Action pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any Affiliate of Buyer that seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in the business conducted by the Companies.
Section 4.7Financial Ability. Buyer will have at the Closing sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. The obligations of Buyer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 4.8Solvency. Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements, including the completion of the Pre-Sale Transactions and the payment of the Purchase Price, the Buyer Funding and all other amounts required to be paid by the Seller Parties, the Company, Buyer or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Agreements and all related fees and expenses, each of Buyer and the Company will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Transaction Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates, or of the Company.  For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable Liabilities of such Person with respect to its existing debts (including contingent and other Liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its Liabilities, as of such date, including contingent and other Liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities”

means that such Person will be able to generate enough cash to meet its obligations as they become due.
Section 4.9Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any Affiliate.
Section 4.10Financial Statements. Buyer has previously delivered to the Sellers true, correct and complete copies of (i) the audited annual statutory financial statements of Buyer (together with all notes thereto) as of and for the year ended December 31, 2019 and (ii) the unaudited interim statutory financial statements of Buyer as of and for the nine-month period ending September 30, 2020 (collectively, the “Buyer Statutory Statements”). The Buyer Statutory Statements were prepared in accordance with SAP, consistently applied for the periods involved, and present fairly, in all material respects, the statutory financial position of Buyer, the admitted assets, liabilities and capital and surplus of Buyer at their respective dates and the results of operations and cash flows of Buyer at and for the periods indicated in accordance with SAP, subject, in the case of the financial statements referenced in clause (ii) above, to normal recurring year-end adjustments. Section 4.10 of the Buyer Disclosure Schedule sets forth a list of permitted practices used in the preparation of the Buyer Statutory Statements.
Section 4.11No Undisclosed Liabilities. Buyer has no Liability that is required to be reflected in a balance sheet (or the notes thereto) of Buyer prepared in accordance with SAP except (i) those Liabilities reserved for or disclosed in the Buyer Statutory Statements or in the notes thereto, (ii) Liabilities disclosed in Section 4.11 of the Buyer Disclosure Schedule, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2019, (iv) Liabilities incurred in connection with the transactions contemplated by the Transaction Agreements, (v) Tax Liabilities and (vi) other Liabilities that, individually or in the aggregate, are not material to Buyer.
ARTICLE V
COVENANTS
Section 5.1Conduct of Business of the Company.
(a)Except (i) as contemplated or permitted by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Pre-Sale Transactions, (iv) as set forth in Section 5.1 of the Seller Disclosure Schedule, (v) for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) or not adopted (x) in connection with any change in Applicable Law or recommendations of Governmental Entities or in order to preserve the Company Business or (y) across all of Sellers’ similarly situated or similarly affected businesses, in each case, in respect of effects of the COVID-19 virus outbreak (provided that prior to taking any such action, the applicable Seller shall provide advance notice to, and reasonably consult with, Buyer unless doing so is impracticable due to emergency or urgent circumstances) or (vi) as Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing Date, the Seller Parties shall cause the Companies to (A) carry on the Company Business only in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact and maintain their current business organizations and their material relationships with third parties (including Governmental Entities, insureds and others having business dealings with them) and employees and (B) maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained for the twelve (12) month period prior to the execution of this Agreement.
(b)Except (i) as contemplated or permitted by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Pre-Sale Transactions, (iv) as set forth in Section 5.1 of the Seller Disclosure Schedule or (v) as Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing Date, the Seller Parties shall cause the Companies not to, and, solely with respect to clauses (iii), (iv) and (v), the Seller Parties shall not and shall cause their respective Affiliates not to:
(i)(A) amend in any material respect, waive any material rights under, assign, transfer, renew, extend, terminate or recapture any Material Contract or Material Reinsurance Contract, other than renewals or extensions of existing Contracts on the same or substantially similar terms in the ordinary course of business consistent with past practice, or (B) enter into any Contract, commitment or arrangement that would be a Material Contract or Material Reinsurance Contract, if in effect on the date hereof;
(ii)other than Investment Assets in the ordinary course of business consistent with the investment policies and guidelines applicable to the investment activities of the Companies (subject to clause (vii) below) and other than acquisitions, dispositions or transfers in the ordinary course of business consistent with past practices, acquire, sell, terminate, dispose of or transfer any asset, property or right of the Companies (other than assets related primarily or exclusively to the Excluded Business) with a value in excess of $1,000,000 per such asset or $10,000,000 in the aggregate;
(iii)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company Intellectual Property Rights;
(iv)(A) split, combine or reclassify either Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for shares or other interests representing either Company’s outstanding capital stock or equity securities, (B) whether directly or indirectly, purchase, redeem or otherwise acquire any shares or other interests representing outstanding capital stock or equity securities of either Company or any rights, warrants or options to acquire any such shares or interests or (C) amend the Organizational Documents of either Company, or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization, of either Company;
(v)except for the issuance of the New ALNY Shares to the Additional ALNY Seller in exchange for the payment of the Pre-Purchase Funding Amount in accordance with Section 2.1(a)(i), issue, sell, grant, pledge or otherwise encumber any shares or other interests representing the capital stock of or equity interests in either Company, or any other securities of either Company of any sort convertible into or exchangeable for such shares or interests, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such shares or interests, or any securities convertible into or exchangeable for any such shares or interests;
(vi)other than Investment Assets in the ordinary course of business consistent with investment policies and guidelines applicable to the investment activities of the Companies (subject to clause (vii) below), acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or all or substantially all the assets of any other Person;
(vii)make any material change in the accounting, actuarial, investment, reserving, underwriting, product pricing or discretionary element management, hedging, Producer compensation, policy retention, payment, reinsurance or claims administration policies, guidelines, procedures, standards, systems, practices or principles of the Companies, except as may be required by changes in GAAP or SAP;
(viii)make or authorize any capital expenditures that are, individually in excess of $3,000,000 or, in the aggregate, in excess of $10,000,000;
(ix)incur, assume or guarantee any material indebtedness for borrowed money or guarantee the obligations of another Person to the extent they would be Liabilities of the Companies after the Closing;
(x)other than in connection with Investment Assets, make any loans, advances or capital contributions to, or investments in, any other Person other than loans and advances to Producers in the ordinary course of business consistent with past practice;
(xi)other than in connection with Investment Assets, pay, settle, compromise or release any material Action or threatened material Action, except for claims under policies of insurance within applicable policy limits and other than any settlement or compromise that involves solely monetary damages not exceeding $1,000,000;
(xii)make, change or revoke any material election related to Taxes, settle or compromise any material Tax Liability (other than Tax Liabilities arising in the ordinary course of business), enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, change any taxable period or any Tax accounting method, or defer the employee portion of payroll Taxes pursuant to the Payroll Tax Executive Order in each case if any such election, change, revocation, settlement, compromise, consent, waiver or other action would have the effect of materially increasing the Tax Liability of the Companies for any period ending after the Effective Time;
(xiii)abandon, modify, waive or terminate any material Permit of either Company;
(xiv)fail to pay or satisfy when due any material liability in respect of the Company Business (other than any such liability that is being contested in good faith);
(xv)declare, set aside or pay any dividends, or make any other distributions, in respect of any of the Shares;
(xvi)(A) increase the compensation payable to any Offer Eligible Employee, (B) establish, adopt or enter into any Company Benefit Plan, (C) terminate the employment of or furlough any Offer Eligible Employee other than for cause, (D) transfer the employment of any employee of any Seller Parties or their respective Affiliates to either Company, or (E) hire any individual to be employed or engaged by either Company; or
(xvii)enter into a binding agreement to take or commit to take any of the foregoing actions.

(c)Without limiting Section 5.1(a) or Section 5.1(b), from the date of this Agreement to the Closing Date, the Seller Parties shall be permitted to manage, and to cause ALNY to manage, the Investment Assets in the AB Portfolio in the ordinary course of business consistent with the investment policies and guidelines applicable to the investment activities of ALNY (subject to Section 5.1(b)(vii)); provided, however, that the Seller Parties shall not, and shall cause their respective Affiliates and the Companies not to, without the prior written consent of Buyer, transfer any Investment Assets from the ALNY Portfolio (or any Investment Assets that are expected to be transferred into the ALNY Portfolio in connection with the Pre-Sale Transactions) into the AB Portfolio. Subject to compliance with such investment policies and guidelines, to the extent the value of the Investment Assets in the AB Portfolio exceeds the Seller Parties’ estimate of the “Estimated Settlement Amount” (as defined in the ALNY Reinsurance Agreement), ALNY may transfer Investment Assets from the AB Portfolio to the ALNY

Portfolio in a manner consistent with the Investment Asset Selection Methodology (as defined in the ALNY Reinsurance Agreement).

Section 5.2Pre-Closing Access to Information; Confidentiality.
(a)Prior to the Closing Date, the Seller Parties shall, and shall cause the Companies to, afford to Buyer and its Representatives access upon reasonable prior notice at reasonable times during normal business hours to all of the properties, books, Contracts, employees and records of the Companies and the Company Business and, during such period, the Seller Parties shall, and shall cause the Companies to, furnish to Buyer such information concerning the business, properties, financial condition, operations and senior personnel of the Companies and the Company Business as Buyer may from time to time reasonably request, other than any such properties, books, Contracts, records and information that (i) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure, (ii) are subject to a contractual obligation of confidentiality or (iii) constitute Privileged Deal Communications or internal drafts, opinions, valuations, correspondence or other materials produced or received by, or provided between or among, the Seller Parties or their respective Affiliates or Representatives with respect to the negotiation or valuation of the transactions contemplated hereunder (or any alternative transaction to the transactions contemplated hereunder) or the terms of engagement of such Representatives with respect thereto. If any properties, books, Contracts, records and information are withheld by the Seller Parties pursuant to clauses (i) or (ii) of the preceding sentence, the Seller Parties shall inform Buyer of that fact and provide a description of the general nature of what is being withheld, and cooperate with Buyer to (A) develop reasonable substitute arrangements that do not result in the loss of such privilege or the breach of such obligations (including redacting information or entering into joint defense agreements) and (B) obtain any consent or waiver necessary from any Person to whom any contractual confidentiality obligation is owed in order to disclose such information to Buyer and restructure the form of access, and/or make other arrangements, so as to permit the access requested. All requests for access or information pursuant to this Section 5.2(a) shall be directed to such Person or Persons as the Seller Parties shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2(a). Notwithstanding anything in the foregoing to the contrary, the Seller Parties shall, upon request of Buyer (prior to or after the Closing), consent to the release of the ALFA transaction model and supporting files used by Milliman in connection with the projections provided in the Actuarial Reports.
(b)From and after the Closing: (i) the Seller Parties shall, and shall cause their respective Affiliates (including, with respect to ALIC, for purposes of this Section 5.2(b), causing any acquiror of ALIC or any of such acquiror’s Affiliates) and Representatives to, maintain in confidence any confidential information to the extent relating to the Companies or the Company Business whether obtained by virtue of the Seller Parties’ and their Affiliates’ ownership of the Company Business prior to the Closing or otherwise; and (ii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any confidential information of or relating to the Seller Parties or any of their respective Affiliates or their respective businesses (other than information relating to the Company Business) and any Privileged Deal Communications that intentionally or inadvertently come into possession of the Companies or their Affiliates as contemplated by Section 10.12, except that the foregoing requirements in clauses (i) and (ii) of this Section 5.2(b) shall not apply to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure by a Seller Party or their Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) or any of their respective Representatives, in violation of this Section 5.2(b), (B) any such information is required by Applicable Law, stock exchange rules or a Governmental Entity to be disclosed; after prior notice has been given to AIC (in the case of clause (i)) or Buyer (in the case of clause (ii)), as applicable (including any report, statement, testimony or other submission to such Governmental Entity), (C) any such information was or becomes available to the Seller Parties or their Affiliates (in the case of clause (i)) or Buyer or its Affiliates (in the case of clause (ii)) on a non-confidential basis and from a source (other than the other party or any Affiliate or Representative of such other party or its Affiliates) that is not bound by a confidentiality agreement with respect to such information or is not otherwise obligated to keep such information confidential or (D) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement or any other Transaction Agreement; provided that if any party or any of its Affiliates becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose such confidential information, such party shall provide the other party with prompt prior written notice of such requirement and reasonably cooperate with the other party and its Affiliates, at such other party’s expense, to obtain a protective order or similar remedy to cause such information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, the party required to make such disclosure or its Affiliates shall furnish only that portion of confidential information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information. Each party shall instruct its Affiliates and its and their respective Representatives having access to such confidential information of such obligation of confidentiality.
Section 5.3Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements.
Section 5.4Consents, Approvals and Filings.
(a)The Seller Parties and Buyer shall each use, and shall cause each of their respective Affiliates to use, their respective reasonable best efforts, and shall cooperate (and cause each of their respective Affiliates to cooperate) fully with each other and Buyer shall cause each Person who holds, or who will hold as of the Closing, ten percent (10%) or more of the outstanding voting equity interests of Buyer or would otherwise be deemed to be a controlling person pursuant to any insurance Applicable Law (each such Person, a “Control Investor”) to use its reasonable best efforts (i) to comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by the Transaction Agreements and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements (including those set forth in Section 3.5 of the Seller Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule). Each party shall be responsible for the costs that such party incurs in connection with obtaining any such permits, orders, or other consents, approvals or authorizations of Governmental Entities (it being understood that Buyer shall be responsible for filing fees in connection with the filing and notification required under the HSR Act). In connection therewith, the Seller Parties and Buyer shall make and cause their respective Affiliates to, and Buyer shall cause each Control Investor to, (A) make, as promptly as practicable after the date hereof, all filings with, and requests for approval by, all applicable Governmental Entities (including Insurance Regulators) that may be required to be obtained by them, respectively, prior to the Closing in connection with the entry into the Transaction Agreements or the consummation of the transactions contemplated thereby, (B) provide such information and communications to such Governmental Entities as such Governmental Entities may request, (C) take all steps that are necessary, proper or advisable to (x) avoid any Action by any Governmental Entity with respect to the transactions contemplated by the Transaction Agreements and (y) defend or contest in good faith any Action by any third party (excluding any Insurance Regulator, but including any other Governmental Entity), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Entity other than any Insurance Regulator (provided that neither party shall be obligated to commence any Action against any Governmental Entity), and (D) consent to and comply with any condition, limitation or qualification imposed by any Governmental Entity on its grant of any such permit, order, consent, approval or authorization, other than any such condition, limitation or qualification that would constitute a Burdensome Condition on the applicable party. The Seller Parties shall not make, or permit any other Person (including any ALIC Buyer) to make, any filings relating to any sale or transfer of ALNY or the termination of the Stop Loss Agreement (in each case, except as contemplated by this Agreement) with the NYDFS.
(b)Without limiting the generality of the foregoing, within twenty (20) Business Days after the date hereof, (i) Buyer shall, and shall cause each Control Investor to, file a change of control application pursuant to Section 1506 of the New York Insurance Law with the NYDFS together with all required exhibits, affidavits and certificates thereto with respect to Buyer’s acquisition of the Shares at the Closing as contemplated by this Agreement, and file with all other applicable Insurance Regulators any requests for approval of the transactions contemplated by the Transaction Agreements required under Applicable Law, which requests shall include all required exhibits, affidavits and certificates, (ii) each party shall file or make the notification and report form (if required) under the HSR Act, (iii) the Seller Parties shall cause

ALNY to file a request for approval or non-disapproval pursuant to Section 1505 of the New York Insurance Law with the NYDFS, together with all required exhibits, affidavits and certificates thereto, in respect of the transactions contemplated by the Reinsurance Termination and Recapture Agreement, (iv) with respect to the reinsurance contemplated by the ALNY Reinsurance Agreement, the Seller Parties shall (x) cause ALNY to file a request for approval or non-disapproval pursuant to Sections 1505 and 1308(f) of the New York Insurance Law with the NYDFS and (y) cause AHL to file a “Form D” Prior Notice of a Transaction with the Florida Office of Insurance Regulation, together with all required exhibits, affidavits and certificates thereto, (v) with respect to the entry by ALNY and Buyer into the Buyer Reinsurance Agreement and consummation of the Buyer Reinsurance Transaction at or immediately following the Closing, (x) Buyer shall file a request for approval or non-disapproval pursuant to Sections 1505 and 1308(f) of the New York Insurance Law with the NYDFS and (y) Buyer shall file a “Form D” Prior Notice of a Transaction with the Minnesota Commerce Department, in each case, together with all required exhibits, affidavits and certificates thereto, and (vi) Buyer shall file a request on behalf of ALNY for a quasi-reorganization under SSAP 72 with the NYDFS.
(c)Buyer agrees to, and to cause each Control Investor to, promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements (financial, tax or other) or information that may be required or requested by any Governmental Entity relating to Buyer (including any of its directors, officers, employees, partners, members or shareholders) and that may be reasonably required or requested by any Governmental Entity relating to any Persons who are deemed or may be deemed to “control” Buyer within the meaning of applicable insurance laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, Liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders. Except as prohibited by Applicable Law, a reasonable time prior to furnishing any applications or other written materials to any Insurance Regulator or other Governmental Entity in connection with the transactions contemplated by the Transaction Agreements, each party shall furnish the other party with a copy thereof, and such other party shall have a reasonable opportunity to provide comments thereon; provided that neither party shall be required to provide the other with any information or materials that are (i) commercially sensitive, (ii) contain personal information (including personal financial information) about an officer, director or control person of such party or (iii) are legally privileged. Each party shall, and Buyer shall cause each Control Investor to, give to the other party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. Each party shall, and Buyer shall cause each Control Investor to, give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, unless prohibited by the applicable Insurance Regulator and other than purely administrative telephonic conferences and telephonic conferences initiated by the applicable Insurance Regulator and not scheduled in advance, the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call or other conference. Except as set forth in Section 5.4(c) of the Buyer Disclosure Schedule, neither Buyer nor any of its applicable Affiliates shall, and Buyer shall cause each of its direct or indirect parents or controlling parties not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any inter-Affiliate transaction between a Company, on the one hand, and any of its post-Closing Affiliates (including any of Buyer’s direct or indirect parents or controlling parties), on the other hand, in each case that would require approval or non-disapproval under Applicable Law. Buyer acknowledges and agrees that any breach by any Affiliate or direct or indirect parents or controlling parties of Buyer, including any Control Investor, of the provisions of this Section 5.4 will be deemed to be a breach by Buyer hereunder.
(d)Prior to the Closing, except as expressly set forth herein or otherwise agreed by the parties, the parties shall cooperate and use their reasonable best efforts to make or obtain the approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Entity or an Affiliate of the Seller Parties or Buyer) required for the consummation of the transactions contemplated by this Agreement and the Transaction Agreements. Other than as contemplated by Section 5.25, and other than with respect to consents set forth in Section 3.5 of the Seller Disclosure Schedule in connection with the Transition Services Agreement, for which consents Buyer shall incur no costs related thereto (and which costs shall be borne by the Seller Parties), the aggregate costs (including any license or other fees and expenses) associated with obtaining such third-party consents, including all consent fees and other costs and expenses (including reimbursement of third-party legal fees, filing/recording costs or similar expenses) in connection with the Pre-Sale Asset Reallocation Transactions, shall be borne 50% by Buyer and 50% by AIC; provided, however, that neither party shall be required to compromise any right, asset or benefit or incur any Liabilities (except for the fees, costs and expenses contemplated in this sentence) or commence or participate in any Action in order to obtain such third-party consents.

Section 5.5Public Announcements. Each of Buyer, on the one hand, and the Seller Parties, on the other hand, shall, and shall cause their Affiliates to, consult with each other and consider in good faith the views and comments from the other party, before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements (including regarding its plans relating to employees, Producers or other third parties or with respect to the funding or operation of the business of the Companies) and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other parties following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided, that, in the event that any party is required under Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not reasonably practicable to obtain the advance approval of the other parties hereto as required by this Section 5.5, the party that issues such press release or makes such statement shall provide the other parties with notice and a copy of such press release or statement as soon as reasonably practicable.

Section 5.6Use of Names.
(a)Other than the Company Intellectual Property Rights, none of Buyer, the Companies or any of their respective Affiliates are purchasing, acquiring or otherwise obtaining any right, title or interest in any Intellectual Property of the Seller Parties or any of their Affiliates, including the Seller Trademarks (except as expressly set forth in this Section 5.6). None of Buyer or its Affiliates shall seek to register in any jurisdiction any of the Seller Trademarks, or any Trademark confusingly similar thereto, or any Trademark that incorporates a representation of all or a portion thereof, nor shall any of the foregoing contest the use or ownership of any rights of the Seller Parties or any of their Affiliates in or to any of the Seller Trademarks. Except as expressly set forth in this Section 5.6, (i) neither Buyer, the Companies, nor any of their respective Affiliates shall have any rights in or to the Seller Trademarks, and (ii) Buyer, for itself and its Affiliates, agrees that any and all rights of the business of the Companies to use the Seller Trademarks pursuant to any written agreements or arrangements with the Seller Parties or any of their Affiliates (other than the Transaction Agreements) shall terminate on the Closing Date without recourse.
(b)Except as otherwise expressly permitted in this Section 5.6 or in any Transaction Agreements or as required by Applicable Law, Buyer, the Companies and their respective Affiliates shall (i) cease use of the Seller Trademarks after the Closing, except for uses that would be permitted under Applicable Law without the need for authorization by the trademark owner; and (ii) not expressly, or by implication, do business as or represent themselves as any Seller Party or their Affiliates.
(c)Promptly following the Closing, Buyer shall notify AIC in writing of the proposed new names and marks of ALNY, which shall not be confusingly similar to any Seller Trademarks. Within ninety (90) days after the Closing Date or such later date agreed by AIC, Buyer shall make all required filings and pay any requisite fees necessary, and shall apply for any approvals necessary to effect a merger, or amend its articles of incorporation, to effect a change of name or a change of name and other conforming amendments to business registration certificates or licenses, as applicable, pass the requisite shareholders’ resolutions and board resolutions, and pay all requisite fees to effect a change of the legal name, corporate name and business name of ALNY to remove any reference to the Seller Trademarks, in all relevant jurisdictions, and shall effect such changes as soon as practicable after any required approvals have been obtained. In each of the foregoing cases, Buyer shall diligently pursue the approvals described in this Section 5.6 and shall, as promptly as reasonably practicable, take any and all follow-up actions that may be required or requested by any Governmental Entity to promptly effect the changes of names described in this Section 5.6. Notwithstanding anything to the contrary in this Section 5.6, but except as expressly set forth Section 5.6(d) and Section 5.6(e), and regardless of whether the legal names, corporate names or business names of the Companies include the Seller Trademarks at such time, following the Closing neither Buyer, the Companies nor their respective Affiliates shall use the “ALLSTATE” name to market, sell or offer for sale any policies, products or services.

(d)Other than the use of the Seller Trademarks in the name of ALNY as permitted under Section 5.6(e), and such related uses of the name of ALNY as are required by Applicable Law (or that do not constitute infringement of Seller Marks under Applicable Law, such as historical references to the Company Business in financial reports), the Companies shall discontinue all uses of the Seller Trademarks (i) within ninety (90) days after the Closing Date, with respect to any advertising, promotional materials, packaging, inventory, collateral goods, stationery, envelopes, checks, business cards, product and service literature and materials and other materials (collectively, “Hard Materials”) existing in inventory as of the Closing, and (ii) as promptly as practicable after the Closing, but in any event within ninety (90) days after the Closing Date, with respect to any software, electronic materials, website content, invoices, receipts, forms, and training materials (together with Hard Materials, “Materials”). After the Closing, to the extent that any approval is required by Applicable Law to discontinue any such uses, Buyer shall seek such approvals reasonably promptly after becoming aware of such requirement, shall use reasonable best efforts to discontinue such uses within the timeframes described above and, if a required regulatory approval is not obtained within those timeframes, shall diligently pursue such approval until such approval is secured (provided, for the avoidance of doubt, that in no event shall Buyer be required to, or to cause a Company to, violate Applicable Law).
(e)Except as otherwise provided in this Section 5.6 or in any Transaction Agreement or as required by Applicable Law, Buyer and its Affiliates (including the Companies) shall, from the date hereof until the expiration of the time periods expressly set forth in this Section 5.6, have a limited, personal, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the Seller Trademarks, as described in and/or for the purposes described in Section 5.6(f) solely in connection with the business of ALNY in substantially the same manner as such Seller Trademarks (as used in the Materials as of the Closing) were used immediately prior to the Closing. Any goodwill arising from the use of the Seller Trademarks as described in this Section 5.6 shall inure to the benefit of AIC and its Affiliates.
(f)Buyer, for itself and its Affiliates, agrees that (i) use of the Seller Trademarks during the periods authorized by Section 5.6(d) shall only be with respect to Materials existing in inventory at the Closing, without alteration other than to remove the Seller Trademarks, and not be for any sale, marketing of offer of any products or materials or services introduced after the Closing (including any marketing or advertising materials or product, training or service literature developed following the Closing), (ii) the Materials and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of the materials and services with respect to which the Company Business used the Seller Trademarks immediately prior to the Closing and (iii) during the period in which Buyer or its Affiliates use any of the Seller Trademarks as permitted under Section 5.6(d), neither Buyer nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have a material adverse effect on the value of any of the Seller Trademarks or the goodwill of AIC and its Affiliates associated therewith. Buyer and its Affiliates shall each take all commercially reasonable actions to ensure that any third Persons using the Seller Trademarks on behalf of the Companies, whose rights terminate upon the Closing pursuant to this Section 5.6 shall cease use of the Seller Trademarks, except as expressly authorized thereafter by AIC.
(g)Prior to or at the Closing, Sellers shall cause the Companies to transfer any and all right, title or interest, including all associated goodwill, which the Companies may have in or to the Seller Trademarks, or any Internet domain name to the extent it contains all or a portion of a Seller Trademark to AIC or as AIC may direct.
(h)Without limitation to any other remedies, if Buyer, the Companies or their respective Affiliates fail to comply with the foregoing terms and conditions or any reasonable direction of AIC or its Affiliates in relation to the use of the Seller Trademarks, AIC shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.7(b).
Section 5.7Background IP License. The Seller Parties hereby grant (and hereby cause their respective Affiliates to grant) to the Companies effective as of the Closing Date a non-exclusive, royalty-free, transferable, sublicenseable, worldwide license in, to and under the Licensed IP, solely for the conduct of the Company Business as conducted by the Companies as of the closing, and natural evolutions thereof. The “Licensed IP” means Intellectual Property owned by the Seller Parties (other than Trademarks), in each case (i) owned as of the Closing by the Seller Parties or any of their respective Affiliates and (ii) used by the Companies in the Company Business. as conducted as of the Closing.
Section 5.8Further Assurances. Each of the parties (a) shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing other than, in the case of the Seller Parties, the actions set forth on Section 5.8 of the Seller Disclosure Schedule. Subject to the terms and conditions of the Transaction Agreements, on and after the Closing Date, the Seller Parties, Buyer and each Company shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Buyer and its Affiliates in full possession and operating control of the Company Business.
Section 5.9Books and Records; Post-Closing Access to Information.
(a)Prior to the Closing, the Seller Parties and Buyer shall cooperate in good faith to develop and implement a plan that will result in the transfer of the Books and Records to Buyer or the Companies at or promptly after the Closing, subject to Applicable Law and the provisions of this Section 5.9 and delays related to COVID-19 virus outbreak. Except as otherwise required by Applicable Law, AIC and its Affiliates shall have the right to retain copies of all Books and Records relating to periods ending on or prior to the Closing Date or for accounting, Tax, regulatory or other reasonable business purposes. Any such retained Books and

Records shall only be used by any Seller Party or its Affiliates for accounting, Tax, compliance, regulatory and other similar purposes, or in connection with any Action involving a Seller Party, its Affiliates or Representatives, or in connection with the exercise of its rights or performance of its obligations under the Transaction Agreements, or for other similar business purposes, and shall be subject to the limitations set forth in Section 5.2(b). Notwithstanding the foregoing, none of the Seller Parties of any of their respective Affiliates shall be required to transfer Books and Records that: (i) are necessary for the applicable Seller Parties or their respective Affiliates, as applicable, to provide services under the Transition Services Agreement; provided that such Books and Records shall be transferred to Buyer upon termination of the Transition Services Agreement; or (ii) that the Seller Parties or their respective Affiliates are required to retain under Applicable Law.
(b)Until the seventh anniversary of the Closing, Buyer shall, and shall cause the Companies to, preserve and maintain the Books and Records and shall not dispose of or destroy, or permit the disposition or destruction of, any of such Books and Records without first offering to AIC and its Representatives the opportunity to examine, duplicate or repossess such Books and Records at AIC’s expense, by written notice to AIC at least thirty (30) days prior to the proposed date of such disposition or destruction. Until the seventh anniversary of the Closing, subject to Section 5.2(b), Buyer shall afford promptly to the Seller Parties and their Representatives access to the books, records, officers, employees, auditors and other advisors of the Companies, upon reasonable prior notice at reasonable times during normal business hours, and provide information with respect to the Companies in a readily accessible form (including financial information in a form consistent with the Companies’ historical practice for the preparation of such financial information), to the extent reasonably required by the Seller Parties or their Affiliates for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory, Tax and accounting matters (including for any such matters related to the Transition Services Agreement), and Buyer shall reasonably cooperate with the Seller Parties and their Representatives to furnish such Books and Records and information and make available such officers, employees, auditors and other Representatives of the Companies on reasonable advance notice and during normal operating hours; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Companies. Notwithstanding the foregoing, access to records relating to Taxes shall be governed exclusively by Section 8.4. Buyer shall, and shall cause the Companies to, implement an internal process to ensure the deletion of all data relating to the Seller Parties and their Affiliates (other than the Companies) from any computers, hard drives or other similar electronic devices prior to disposing of any such device, and such internal process shall conform in all material respects to the internal process currently in place at the Companies for deletion of data prior to disposition of such devices.
(c)From and after the Closing, ALIC shall, and shall cause its Affiliates to, afford promptly to AIC, its Affiliates and its and their respective Representatives access to the books, records, officers, employees, auditors and other advisors of ALIC and its Affiliates, and provide information with respect to the Companies in a readily accessible form, to the extent reasonably required by AIC or its Affiliates for purposes of exercising the rights and performing the obligations of the Seller Parties (other than ALIC) under this Agreement and the other Transaction Agreements, including in connection with the preparation, review and determination of the Final Adjustment Statement and Final Closing Statutory Value pursuant to Section 2.5, the administration of the Reg 60 Remediation Plan pursuant to Section 5.23 and the prosecution or defense of any claim for indemnification pursuant to Article VII and any other Action or dispute to which AIC or any of its Affiliates is a party arising out of or relating to this Agreement or the other Transaction Agreements.
(d)From the Closing Date until the Conversion Date, subject to Section 5.2(b), the Seller Parties shall afford promptly to Buyer and its Representatives, upon reasonable prior notice and during normal business hours, the right, at Buyer’s expense, (i) to examine and make copies of any books and records retained by the Seller Parties or their respective Affiliates required for the preparation or examination of Buyer’s or the Companies’ regulatory filings and financial statements, to the extent that such records relate to the Company Business and (ii) to interview the employees of the Seller Parties and their Affiliates solely in connection with the preparation or examination of regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Company Business, or the conduct of any regulatory, customer or other dispute resolution process; provided that in each of clauses (i) and (ii), no Seller Party nor any of its Affiliates shall be required to provide access to any Books and Records related to litigation between Buyer or any of its Affiliates, on the one hand, and any Seller Party or any of their respective Affiliates, on the other hand, relating to this Agreement or the transactions contemplated hereby. Access to such employees and records shall not unreasonably interfere with the business operations of the Seller Parties or their respective Affiliates. Notwithstanding the foregoing, the Seller Parties shall have no obligation to afford access to any such books and records that (x) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure or (y) are subject to a contractual obligation of confidentiality. If any books and records are withheld by the Seller Parties pursuant to the preceding sentence, the applicable Seller Parties shall inform Buyer of that fact and provide a description of the general nature of what is being withheld, and cooperate with Buyer to (A) develop reasonable substitute arrangements that do not result in the loss of such privilege or the breach of such obligations (including redacting information or entering into joint defense agreements) and (B) obtain any consent or waiver necessary from any Person to whom any contractual confidentiality obligation is owed in order to disclose such information to Buyer and restructure the form of access, and/or make other arrangements, so as to permit the access requested. Notwithstanding the foregoing, access to records relating to Taxes shall be governed exclusively by Section 8.4.
Section 5.10D&O Liabilities. From and after the Closing Date, Buyer shall not, and shall cause the Companies not to, take any steps that would reasonably be expected to affect adversely the rights of any individual who served as a director or officer of any of the Companies at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified by any Seller Party after the Closing in accordance with any applicable indemnity obligations as they existed immediately prior to the Closing, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies,

Taxes, interest, obligations, damages, Liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a director or officer of the Companies or acted as a director or officer of another Person at the request of the Companies, whether asserted or claimed prior to, at or after the Closing Date.
Section 5.11Employee Matters.
(a)Offers of Employment.
(i)Buyer may, in its sole discretion, offer employment to the employees of the Seller Group whose names are listed on Section 5.11(a) of the Seller Disclosure Schedule (each, an “Offer Eligible Employee”), with any such offer to be extended within sixty (60) days following the date hereof, provide for employment to commence immediately following the Closing and include (1) the same or better base salary or base wages as in effect as of immediately prior to the Closing Date, and (2) other cash compensation and employee benefits (excluding defined benefits, nonqualified deferred compensation, equity or equity-based benefits, and post-termination or retiree health or welfare benefits) that are in the aggregate substantially comparable to the other cash compensation and employee benefits provided to similarly situated employees of Buyer. Each Offer Eligible Employee who receives and accepts an offer from Buyer under this Section 5.11(a) and actually commences employment with Buyer or one of its Affiliates following the Closing Date is referred to herein as a “Transferred Employee” and collectively as “Transferred Employees”.
(ii)For the period commencing on the Closing Date and ending on December 31, 2022, Buyer shall provide, or cause one of its Affiliates to provide, to each Transferred Employee with compensation and benefits that are no less than the compensation and benefits offered to such Transferred Employee in the offer letter delivered in accordance with Section 5.11(a)(i).
(b)Credit for Service. Buyer shall use commercially reasonable efforts to provide, or to cause an Affiliate to provide, to each Transferred Employee under each employee benefit plan maintained or contributed to by Buyer or any of its Affiliates in which the Transferred Employee commences participation (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (excluding defined benefit plans, nonqualified deferred compensation, equity or equity-based benefits and post-employment or retiree medical or life benefits) for full and partial years of service with the Seller Group performed at any time prior to the Closing Date to the same extent and for the same purpose as credited under the comparable Seller Benefit Plan or Company Benefit Plan prior to Closing; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of compensation or benefits. The Seller Group shall, promptly following a request from Buyer and to the extent such information has not otherwise been provided, provide Buyer with all of the information necessary for Buyer to comply with this Section 5.11(b). The Seller Group shall, at its sole expense, cause to be paid out all accrued and unused paid time off to each

Transferred Employee in connection with the termination of employment of the Transferred Employee from the Seller Group.
(c)Preexisting Conditions, Exclusions and Waiting Periods; Deductibles. Buyer and its Affiliates (including the Companies) shall use commercially reasonable efforts to, waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees and their eligible dependents under Buyer Benefit Plans that are health benefit plans, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees or that have not been satisfied as of the applicable hire dates.
(d)Tax-Qualified Plan Matters. The Seller Parties shall recommend to the applicable committees that (i) each Transferred Employee who participates in a Seller’s tax-qualified defined contribution plan shall be eligible to receive matching and discretionary profit sharing contributions under such plan with respect to compensation earned for services to the Seller Group in respect of the portion of the plan year in which the applicable hire date occurs, and (ii) any unvested accrued benefit of a Transferred Employee under any Seller Benefit Plan that is intended to be a tax-qualified retirement plan shall be fully vested as of the date of termination of such Transferred Employee.
(e)Health and Welfare Claims. With respect to each Offer Eligible Employee who does not become a Transferred Employee (including any beneficiary or the dependent thereof) whenever arising, and with respect to each Transferred Employee as to the period prior to the Closing Date, the Seller Group shall retain all liabilities and obligations for any medical, dental, health, accident or disability claim to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) and Buyer and its Affiliates shall be liable for any such claim incurred on or following the Closing Date. For purposes of this Section 5.11(e), a claim shall be deemed to be incurred when (i) with respect to medical, dental, health-related benefits, accident and disability (including workmen’s compensation benefits), the medical, dental, health-related, accident or disability services giving rise to such claim are performed and (ii) with respect to life insurance, when the death occurs.
(f)COBRA. Notwithstanding anything in this Agreement to the contrary, for purposes of health, dental and vision benefits, the Transferred Employees will be offered COBRA continuation coverage by the Seller Group and, if elected by the Transferred Employee, shall receive COBRA continuation coverage for the health, dental and/or vision benefits for which they and their eligible dependents were enrolled on the Closing Date.
(g)Incentive Compensation. The Seller Group shall pay to the Transferred Employees prorated annual incentive bonuses in respect of the portion of the year in which the Closing Date occurs (currently expected to be 2021, based on actual performance achieved pursuant to the terms of the applicable Seller Benefit Plans, payable at the same time as annual incentive bonuses are paid to similarly situated employees of the Seller Group (which is expected to be in March of the immediately following calendar year). From and after the Closing Date, Buyer shall be responsible for any and all Liabilities for annual incentive bonuses payable to any Transferred Employee in respect of any period on or following to the Closing Date and shall provide incentive compensation opportunities to each Transferred Employee for the balance of such applicable calendar year that meet the standard expressed in Section 5.11(a).
(h)No Modification. The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment, termination, modification or amendment to any employee benefit plan or other compensation or benefit plan, policy, program, agreement or arrangement maintained for or provided to Offer Eligible Employees, Transferred Employees or any other Persons prior to or following the Closing Date or (ii) confer upon or give to any Person (including, for the avoidance of doubt, any Offer Eligible Employee, Transferred Employee or any current or former employees, directors, or independent contractors of the Seller Group, or on or after the Closing, Buyer, the Companies or any of their post-Closing Affiliates), other than the parties hereto, any legal or equitable or other rights or remedies (including any third party beneficiary right). Nothing contained in this Agreement shall confer upon any Offer Eligible Employee, Transferred Employee or any other Person any right to continued employment, or any particular term of employment. with the Buyer, Companies or their Affiliates after the Closing Date, nor shall anything herein interfere with the right of Buyer, the Companies or their Affiliates to terminate the employment of any Offer Eligible Employees or Transferred Employees at any time after the Closing Date for any or no reason.
Section 5.12Non-Solicitation.
(a)For a period of twelve (12) months following the Closing Date, (i) without the prior written consent of AIC or as explicitly permitted pursuant to Section 5.11(a) above, neither Buyer nor any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person who is employed by AIC or any of its Affiliates; and (ii) without the prior written consent of ALIC, neither Buyer nor any of its Affiliates shall, whether directly or indirectly solicit for employment, employ or contract for the services of any Person who is employed by ALIC Buyer or any of its Subsidiaries (other than the Companies); provided, that nothing in this Section 5.12(a) shall prohibit Buyer or any of its Affiliates (including the Companies) from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by AIC and its Affiliates or with ALIC and its Subsidiaries (as applicable) has been terminated by AIC or the applicable Affiliate or by ALIC or the applicable Subsidiary (as applicable) or who has otherwise ceased to be employed or engaged by AIC or its Affiliates or by ALIC or its Subsidiaries (as applicable) for a period of at least six (6) months prior to the first contact by Buyer or any of its Affiliates with such Person.
(b)For a period of twelve (12) months following the Closing Date, without the prior written consent of Buyer, none of the Seller Parties shall, and each shall cause its respective Affiliates (including, with respect to ALIC, any acquiror of ALIC or any of such acquiror’s Affiliates) not to, whether directly or indirectly, solicit for employment, employ or contract for the services of any Transferred Employee; provided that nothing in this Section 5.12(b) shall prohibit the Seller Parties or any of their Affiliates from engaging in general solicitations not directed at the Transferred Employees or from soliciting, employing or contracting for the services of any Transferred Employee whose employment with or engagement by Buyer and its Affiliates (including the Companies) has been terminated by Buyer or the applicable Affiliate or who has otherwise ceased to be employed or engaged by Buyer or its Affiliates for a period of at least six (6) months prior to the first contact by the Seller Parties or any of their Affiliates with such Employee.
Section 5.13Pre-Sale Transactions. Subject only to the receipt of any required regulatory approvals, the Seller Parties shall, and shall cause their respective Affiliates to, consummate the Pre-Sale Transactions in accordance with the terms of this Agreement prior to the Closing, and in each case effective as of or prior to the Effective Time. The Seller Parties shall keep Buyer reasonably informed as to the progress, status and implementation of the Pre-Sale Transactions and provide any information reasonably requested by Buyer in connection therewith.
Section 5.14Trail Commissions. From and after the Closing Date, Buyer shall, and shall cause its Affiliates to, maintain in full force and effect all policies and contractual provisions relating to the calculation and payment of renewal, trail or similar commissions in respect of any Insurance Contract issued on or prior to the Closing Date as in effect as of Closing and marketed, distributed or sold by and through the proprietary distribution channel of AIC and its Affiliates (“Trail Commissions”), and not to make any amendments, modifications, changes or other adjustments to such Trail Commissions, or the terms and conditions thereof, without the prior written consent of AIC (including as to the identity of the agent of record in respect of such Insurance Contract).
Section 5.15Interim Reporting. From the date hereof through the Closing Date, within forty-five (45) days following the end of each fiscal quarter, the Seller Parties shall make available to Buyer (a) the unaudited financial statements of each Assignment Company, prepared in accordance with GAAP, with respect to such quarter, and (b) any amendments or errata to the Actuarial Reports received by the Seller Parties from Milliman and any new actuarial reports with respect to the Companies received during such fiscal quarter. In addition, from the date hereof through the Closing Date, the Seller Parties shall cause the Companies to file each annual statement and quarterly statement required to be filed by the Companies with the NYDFS during such period (including the annual statement that includes the audited statutory financial statements of the Companies prepared in accordance with SAP as of and for the year ended December 31, 2020) and shall promptly furnish to Buyer a copy of each such filed statement. Any statements delivered pursuant to the immediately preceding sentence shall be prepared in a manner consistent with SAP.
Section 5.16Post-Closing Reporting. Following the Closing, for so long as there remain outstanding any (a) surety bonds issued by AIC covering obligations of an Assignment Company that are funded by annuities issued by ALNY as part of the ALNY SSA Business or (b) guarantees issued by ALIC of ALNY’s payment under any annuity included in the ALNY SSA Business, Buyer shall provide to AIC and ALIC (i) copies of (A) the annual and quarterly financial statements of WRAC and (B) the audited and unaudited annual and quarterly statutory statements of Buyer and ALNY, promptly upon filing of such statutory statements with the

Insurance Regulator of such company’s state of domicile and (ii) reasonable access to ALNY's executive officers upon prior written request (but no more than once per quarter for each of AIC and ALIC) to discuss the financial position of Buyer and ALNY. If ALNY cedes any material portion of the ALNY SSA Business to any Person other than Buyer, then, to the extent Buyer obtains from such reinsurer copies of the foregoing financial information with respect to such reinsurer, Buyer shall deliver to AIC and ALIC copies of the foregoing financial information of such reinsurer that Buyer receives promptly after receipt.
Section 5.17Intercompany Agreements. Except as set forth in Section 5.17 of the Seller Disclosure Schedule, all of the intercompany arrangements between the Seller Parties and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall be terminated immediately prior to the Closing, including by terminating the Companies’ participation in all agreements between more than one of the Seller Parties and their Affiliates, on the one hand, and the Companies, on the other hand, and the Seller Parties shall cause all intercompany balances between the Seller Parties and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, to be paid in full and settled immediately prior to the Closing or as soon thereafter as is reasonably practicable.
Section 5.18VA Business.
(a)From and after the Closing Date, Buyer shall (i) cause ALNY to perform and comply in all respects with each of its covenants and obligations under the Prudential Agreements and (ii) perform and comply with all of the covenants and obligations of Seller Parent Company with respect to ALNY under the Putnam JV Agreement, in each case that are to be performed or complied with after the Closing hereunder. Without limiting the foregoing, until June 1, 2021, Buyer shall not, and shall cause ALNY not to, directly or indirectly, enter into any plan, program, scheme or course of action to market, endorse, encourage, suggest, institute, promote, or target, through mass mailings, sales campaigns or programs, promotions, sales incentives or by any other concerted means, any full or partial surrender, exchange, replacement or termination with respect to any VA Contract (as defined in the Selling Agreement) to which ALNY is a party. If Buyer sells or transfers ALNY to any other Person after the Closing, Buyer shall either (A) ensure that Buyer will be able to continue to comply with its obligations under this Section 5.18(a) with respect to causing ALNY to perform and comply with each of its covenants and obligations under the Prudential Agreements or (B) cause such other Person or ALNY to enter into a covenant that can be enforced by AIC to, in the case of such other Person, cause ALNY to, or in the case of ALNY, to directly, perform and comply with each of ALNY’s covenants and obligations under the Prudential Agreements.
(b)From and after the Closing Date, ALIC shall, and shall cause its Affiliates to, (i) perform and comply in all respects with each of its and its Affiliates’ covenants and obligations under the Prudential Agreements and (ii) perform and comply with all of the covenants and obligations of Seller Parent Company with respect to ALIC under the Putnam JV Agreement, in each case that are to be performed or complied with after the Closing hereunder.
Section 5.19Specified Agreements.

(a)From and after the Closing Date, Buyer shall not, and shall cause the Companies not to, take or fail to take any actions that reasonably could result in any Seller Party or any of their Affiliates being in breach of or in default under any of the agreements set forth on Section 5.19 of the Seller Disclosure Schedule, including refusing or otherwise failing to take any action requested by any counterparty under any such agreements to the extent the right to make and have granted such requests is expressly provided for in such agreements. Buyer hereby acknowledges and agrees that the Seller Parties have made available to Buyer copies of each agreement set forth on Section 5.19 of the Seller Disclosure Schedule (or the relevant portions thereof).
(b)From and after the Closing Date, the Seller Parties shall not, and shall cause their respective Affiliates (including, in the case of ALIC, for purposes of this Section 5.19, any acquiror of ALIC or any of such acquiror’s Affiliates) not to, take or fail to take any actions that reasonably could result in Buyer, any of the Companies or any of their Affiliates being in breach of or in default under any of the agreements set forth on Section 5.19 of the Seller Disclosure Schedule, including refusing or otherwise failing to take any action requested by any counterparty under any such agreements to the extent the right to make and have granted such requests is expressly provided for in such agreements. The Seller Parties hereby acknowledge and agree that the Seller Parties have made available to Buyer copies of each agreement set forth on Section 5.19 of the Seller Disclosure Schedule (or the relevant portions thereof).
Section 5.20Business Continuity Matters. Except to the extent required in connection with Applicable Law, the Seller Parties shall not, and shall cause their respective Affiliates not to, change its practices, policies and procedures, including with respect to training of Producers, so as to cause or encourage any Producers to, or otherwise knowingly cause or encourage any Producer to, communicate with holders of the Insurance Contracts regarding decisions with respect to the Insurance Contracts and utilization of benefits under the Insurance Contracts in a manner (including as to the content of such communications) that is materially inconsistent with how such Producer has historically communicated with holders of the Insurance Contracts regarding such matters prior to the date hereof.
Section 5.21Assignment Companies. Prior to the Closing, AIC shall cause each Assignment Company to amend its charter with the form of amendment attached as Exhibit M.
Section 5.22Structured Settlement Factoring Transactions. From the date of this Agreement to the Closing Date, the Seller Parties and their respective Affiliates shall not (a) commence any new program to encourage, or approach or otherwise initiate any communication with any Person for the purpose of encouraging a beneficiary of any structured settlement included in the ALNY SSA Business to enter into a structured settlement factoring transaction (as such term is defined in 26 U.S.C. §5891) or (b) negotiate, enter into or consummate any structured settlement factoring transaction (as such term is defined in 26 U.S.C. §5891) with the beneficiary of any structured settlement included in the ALNY SSA Business other than the structured settlement factoring transactions set forth on Section 5.22 of the Seller Disclosure Schedule. This Section shall not prohibit the Seller Parties or any of their Affiliates or

Representatives from communicating with any Person who initiates discussions with ALNY or any of its Affiliates or Representatives with respect to any structured settlement factoring transaction; provided that, if any such discussion is initiated, the Seller Parties shall promptly inform Buyer about such initiation and the Seller Parties, Buyer and their respective Affiliates and Representatives shall, subject to the requirements of Applicable Law, coordinate in good faith in communicating with such Person and, if the parties mutually agree, in negotiating and entering into any structured settlement factoring transaction.
Section 5.23Reg 60 Remediation Plan. The Seller Parties shall furnish to Buyer copies of the final Reg 60 Consent Order and Regulation 60 Remediation Plan, promptly following the date such consent order and remediation plan are agreed and entered into with NYDFS, if agreed and entered into prior to the Closing Date. If not so agreed and entered into by the Closing, then from and after the Closing AIC shall have the right, subject to applicable requirements of NYDFS and Applicable Law, to control the negotiation and development of the Reg 60 Consent Order and Regulation 60 Remediation Plan, and Buyer shall cause ALNY to enter into the final Reg 60 Consent Order as so agreed between AIC and NYDFS, as and when so directed by AIC. Until the one-year anniversary of the date on which ALNY enters into the Reg 60 Consent Order, AIC shall have the sole right and obligation to supervise and control the planning, implementation and administration of the Regulation 60 Remediation Plan. AIC shall perform such supervision and control at AIC’s sole cost and expense; provided that AIC shall not bear any allocated share of ALNY’s overhead expenses or general third-party administration costs. In connection therewith, AIC shall keep ALNY reasonably informed of the status of the Regulation 60 Remediation Plan and matters related thereto and shall provide to ALNY draft copies of any written correspondence with the NYDFS with respect to the Regulation 60 Remediation Plan, a reasonable time prior to submission thereof, and shall not unreasonably reject any comments of ALNY thereon. ALNY shall have the right to participate in any discussions or oral communications with the NYDFS in connection with the Regulation 60 Remediation Plan. Buyer shall cause ALNY to inform AIC reasonably promptly in the event that ALNY receives any inquiry from the NYDFS in connection with the Regulation 60 Remediation Plan so as to provide AIC with a reasonable opportunity to participate in any discussions and prepare any written correspondence or other materials on behalf of ALNY. AIC shall not materially amend, change or modify the Regulation 60 Remediation Plan following the Closing without the prior written consent of ALNY, such consent not to be unreasonably conditioned, withheld or delayed.
Section 5.24Separation and Migration.
(a)As promptly as reasonably practicable following the date hereof (but no later than five (5) days), the Seller Parties and Buyer shall each appoint such representatives as each of them deems appropriate to a committee (the “Transition Committee”) tasked with: (i) developing a Separation and Migration Plan (the “Plan”) for both the separation of the data of the Company Business from that of the Seller Parties and their respective Affiliates (other than the Companies) (the “Separation”) and the migration (the “Migration”) of such data and the Sellers-provided transition services specified by the Transition Services Agreement (the “Transition Services”) from the Seller Parties to Buyer, (ii) overseeing the provision and receipt of the Interim Services in accordance with Section 5.24(d) and the Transition Services in accordance with the Transition Services Agreement and (iii) agreeing on service levels of services to be provided, and addressing issues related to service levels provided and any disputes that may arise, in connection with the Interim Services or pursuant to the Transition Services Agreement; provided that no Party shall be required to take any actions or steps that it reasonably believes would conflict with Applicable Law, including the HSR Act.
(b)Each member of the Transition Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with Applicable Law, in each case, as reasonably agreed by the Parties. The Transition Committee shall use reasonable best efforts to meet regularly during the term of this Agreement and during the term of the Transition Services Agreement.
(c)The Plan shall be developed and administered with the goal of minimizing both the costs of the Separation and Migration, and the disruption to Sellers’ and their respective Affiliates’ business and the Company Business. Buyer and the Seller Parties shall allocate sufficient personnel and other resources, reasonably cooperate, and negotiate in good faith to permit the Transition Committee to carry out its responsibilities as set out in this Section 5.24.
(d)From the date hereof and continuing until the Closing, the Seller Parties shall promptly (taking into account the anticipated Closing Date) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under the circumstances to perform (i) the services listed on Annex C (including those functions and activities that are not specified on Annex C but are reasonably necessary for the performance of such services) and (ii) any other services requested by Buyer and agreed to by the Transition Committee (the services in clauses (i) and (ii), collectively, the “Interim Services”). The Seller Parties shall perform the Interim Services (and, except as contemplated by the Transition Services Agreement, transfer to Buyer the ability to independently provide such services) in good faith, in a diligent and workmanlike manner, in compliance with Applicable Laws, and with no less than the same degree of care, skill, performance and diligence as similar services are provided to the Seller Parties’ own businesses or to the ALIC Buyer, provided that the Parties acknowledge and agree that the Seller Parties are not in the business of providing such services to third parties. The Seller Parties and Buyer acknowledge and agree that it is their intent that the Interim Services be performed in a manner that maintains the continuity of the Company Business and is intended to effect an orderly transition of the Company Business to Buyer. The Seller Parties shall use their commercially reasonable efforts to obtain all consents, authorizations, waivers and approvals from any third party that are necessary for the Seller Parties to perform the Interim Services.
Section 5.25Certain Retrocession Agreements.
(a)Between the date hereof and the Closing Date, the Seller Parties, Buyer and their respective Affiliates shall use reasonable best efforts and cooperate in good faith in order to: (i) terminate and commute each of the Exclusive Retrocession Agreements and replace each such Exclusive Retrocession Agreement with a new reinsurance agreement between ALNY and the applicable reinsurer(s) under such Exclusive Retrocession Agreement on terms that are substantially the same as the Exclusive Retrocession Agreement being replaced, or on such other terms that are approved in writing by Buyer in its sole discretion; and (ii) amend each Shared Retrocession Agreement to terminate and commute such Shared Retrocession Agreement with respect to the YRT Reinsured Business and replace the cession of YRT Reinsured Business under such Shared Retrocession Agreement with a new reinsurance agreement between ALNY and the applicable reinsurer(s) under such Shared Retrocession Agreement on terms that are substantially the same as the Shared Retrocession Agreement being replaced (including in respect of ALNY’s proportionate share (based on premiums ceded) of any retentions or limitations on coverage contemplated by such Shared Retrocession Agreement), or on such other terms that are approved in writing by Buyer in its sole discretion.
(b)Notwithstanding Section 5.25(a) or any other provision hereof to the contrary, no party shall be required to pay or incur any consent, novation or similar fees or any reimbursement or settlement charge to any reinsurer(s) under any Exclusive Retrocession Agreement or Shared Retrocession Agreement, or consent to any increase in reinsurance premium rates thereunder, in connection with the transactions contemplated by Section 5.25(a), except that the Seller Parties shall bear the reasonable legal fees and expenses of the reinsurers under such Exclusive Retrocession Agreements and Shared Retrocession Agreements in connection therewith to the extent so required by the applicable reinsurers.
(c)To the extent that any Exclusive Retrocession Agreement or Shared Retrocession Agreement is terminated or recaptured by ALIC with respect to YRT Reinsured Business as contemplated by this Section 5.25, then either (i) such recaptured business shall be included in the business recaptured by ALNY under the Reinsurance Termination and Recapture Agreement at the Closing and such business shall be ceded to the applicable reinsurer(s) under the replacement contract contemplated above at the Closing or (ii) such recaptured business shall be recaptured by ALNY from ALIC prior to the Closing on the same economic terms as would have been applicable to such recapture if it were effected pursuant to the Reinsurance Termination and Recapture Agreement, then ceded to the applicable reinsurer(s) under the replacement contract contemplated above at or prior to the Closing. The parties shall use reasonable best efforts to ensure that such recapture and replacement reinsurance transactions will be completed in a manner that will be economically neutral to ALNY.
(d)With respect to any YRT Reinsured Business that remains reinsured to ALIC under the YRT Amendment after Closing, Buyer shall, for a period of two years after Closing, cause ALNY to, and to exercise its rights under the YRT Amendment to cause ALIC to, cooperate and use reasonable best efforts to seek to novate, replace or bifurcate the Exclusive Retrocession Agreements and Shared Retrocession Agreements that remain in force after the Closing so that ALNY would become party to a reinsurance agreement directly with the applicable reinsurer(s)under such retrocession agreements. At or prior to the effective time of such direct reinsurance agreement, ALNY shall recapture the applicable YRT Reinsured Business from ALIC in accordance with the YRT Amendment. If ALNY is permitted under SAP to take statutory financial statement credit for reinsurance ceded under such direct reinsurance agreement, then to the extent such credit relates to the YRT Reinsured Business ceded by ALNY to ALIC under the YRT Amendment as of the Closing, Buyer shall pay (or shall cause ALNY to pay) to AIC an amount in cash equal to the amount of such financial statement credit (but not in excess of the amount of statutory financial statement credit that ALNY would have been entitled to take as of the Closing Date had the YRT Reinsurance Agreement continued to be collateralized with assets in a trust account meeting the requirements of 11 NYCRR 126 (Regulation 114) as of the Closing). Any such payment shall be made by wire transfer of immediately available funds, to an account designated by AIC, within ten (10) Business Days after ALNY files with the Insurance Regulator its first statutory financial statement reflecting the effectiveness of such direct reinsurance agreement.

Section 5.26Transaction Documents. Between the date of this Agreement and the Closing Date, Buyer, the Seller Parties and their respective Affiliates shall in good faith negotiate and finalize the form of all Transaction Documents that were not attached in final form as exhibits to this Agreement as of the date hereof; provided that no party shall have any obligation under this Section 5.26 with respect to the Servicing Agreement. Where applicable, the final terms of such Transaction Documents shall be consistent with the terms included in the corresponding Exhibits to this Agreement as of the date hereof. The final form of each of the remaining Transaction Documents shall be reasonably acceptable to each of Buyer (assuming compliance by Buyer with the foregoing provisions of this Section) and the Seller Parties (assuming compliance by the Seller Parties with the foregoing provisions of this Section) and, when so agreed, shall be attached as Exhibits to this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a)Approvals. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act (if applicable) shall have been terminated or shall have otherwise expired without the imposition of a Burdensome Condition with respect to the party seeking to invoke this condition. All other consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby set forth on Section 6.1(a) of the Seller Disclosure Schedule or Section 6.1(a) of the Buyer Disclosure Schedule, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Applicable Law shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to the party seeking to invoke this condition.
(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Agreements, including the Pre-Sale Transactions, shall be in effect; provided, that the party invoking this condition shall have used all reasonable best efforts, subject to the terms of Section 5.4 and other than as would impose a Burdensome Condition, to have any such order or injunction vacated.

Section 6.2Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer, as applicable, in writing at or prior to the Closing of the following additional conditions:
(a)Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of AFIHC and AIC set forth in this Agreement (without giving effect to any limitation or qualification set forth therein as to materiality or Material Adverse Effect, other than as set forth in the first sentence of Section 3.8) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct in all respects as of such date).
(b)Performance of Obligations of Seller Parties. The Seller Parties shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Seller Parties shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.3(a).
(d)No Material Adverse Effect. Since the date of this Agreement, there shall have been no event or change that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(e)Pre-Sale Transactions. The Pre-Sale Transactions shall have been consummated prior to the Closing, and in each case effective as of or prior to the Effective Time.
(f)Approvals. All consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity in connection with the transactions contemplated hereby set forth on Section 6.2(f) of the Buyer Disclosure Schedule, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Applicable Law shall have expired or been terminated, in each case without the imposition of a Burdensome Condition with respect to Buyer.
Section 6.3Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Seller Parties in writing at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. Other than the Buyer Fundamental Representations, the representations and warranties of Buyer set forth in this Agreement (without giving effect to any limitation or qualification set forth therein as to materiality or Buyer Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty is made only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date).
(b)Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. Buyer shall have delivered or caused to have delivered to the Seller Parties each of the documents required to be delivered pursuant to Section 2.3(b).
Section 6.4Frustration of Closing Condition. No Seller Party, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
Section 7.1Survival of Representations, Warranties and Covenants.
(a)The representations and warranties of AFIHC, AIC and Buyer contained in this Agreement shall survive the Closing solely for purposes of this Article VII and Article VIII and shall terminate and expire on the R&W Expiration Date; provided, that (i) Seller Fundamental Representations and Buyer Fundamental Representations shall survive until the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 3.10 shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, (iii) the representations and warranties set forth in Section 3.26 shall (subject to Section 7.8) survive until the fourth (4th) anniversary of the Closing Date and (iv) the representations and warranties set forth in Section 3.11(f) with respect to a Company shall survive until the earlier of (A) the sixth (6th) anniversary of the Closing Date and (B) the date that is thirty (30) months after the later of (x) the Closing Date and (y) the commencement of an Applicable Market Conduct Exam for such Company; provided, that if, at such time, an Applicable Market Conduct Exam for such Company has commenced but has not been completed and there remains outstanding with respect thereto any written inquiries, questions or investigations relating to the proposal, establishment, implementation, change, management or administration of Non-Guaranteed Elements or Regulation 210 compliance, then the time period contemplated by this clause (B) shall be extended until the date that is two (2) years after the date on which all such inquiries, questions or investigations have been resolved. No claim for indemnification in respect of the Specified Liabilities may be made after the R&W Expiration Date Any claim for indemnification in respect of any representation or warranty or in respect of the Specified Liabilities that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach or in respect of the Specified Liabilities asserted by notice given within such period of survival as herein provided will be timely made for purposes hereof.

(b)To the extent that it is to be performed after the Closing, each covenant and agreement in this Agreement will survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants and agreements in this Agreement that by their terms are required to be fully performed at or prior to the Closing will survive the Closing until the R&W Expiration Date, and after such time no claim for indemnification with respect thereto may be brought hereunder. Any claim for indemnification in respect of any breach of any such covenant or agreement that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted by notice given within such period of survival as herein provided will be timely made for purposes hereof.
Section 7.2Indemnification.
(a)AIC shall indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Buyer Indemnified Person to the extent resulting from or arising out of:
(i)(A) any breach of any representation or warranty of AFIHC or AIC made in this Agreement (other than those set forth in Section 3.10) or (B) any Specified Liabilities;
(ii)any breach or nonfulfillment of any agreement or covenant of the Seller Parties under this Agreement, except for any such agreement or covenant of ALIC to the extent such agreement or covenant is to be performed after the Closing where such breach or nonfulfillment thereof is attributable to ALIC’s fraud, gross negligence, willful misconduct (including Willful Breach) or bad faith;

(iii)any breach or failure of ALIC or its Affiliates (including, for purposes of this Section 7.2(a)(iii), any ALIC Buyer or any of its Affiliates) to

perform or comply with any of its covenants or obligations under the Prudential Agreements, to the extent such covenants or obligations are to be performed or complied with at or after the Closing, including any obligation of Buyer or any of its Affiliates under any Prudential Agreement to indemnify any Person for any such breach or failure, except where such breach or failure is attributable to ALIC’s fraud, gross negligence, willful misconduct (including Willful Breach) or bad faith; or

(iv)any Excluded Liability, to the extent they remain Excluded Liabilities in accordance with the definition thereof.
(b)ALIC shall indemnify and hold harmless the Buyer Indemnified Persons and the Seller Indemnified Persons from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Buyer Indemnified Person to the extent resulting from or arising out of the following, to the extent attributable to fraud, gross negligence, willful misconduct (including Willful Breach) or bad faith:

(i)any breach or nonfulfillment of any agreement or covenant of ALIC under this Agreement to the extent such covenant or agreement is to be performed after the Closing; or
(ii)any breach or failure of ALIC or its Affiliates (including, for purposes of this Section 7.2(b)(ii), any ALIC Buyer or any of its Affiliates) to perform or comply with any of its covenants or obligations under the Prudential Agreements, to the extent such covenants or obligations are to be performed or complied with at or after the Closing, including any obligation of Buyer or any of its Affiliates under any Prudential Agreement to indemnify any Person for any such breach or failure.
(c)Buyer shall indemnify and hold harmless the Seller Parties and their Affiliates (collectively, the “Seller Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Parties”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any Seller Indemnified Person to the extent resulting from or arising out of:
(i)any breach of any representation or warranty of Buyer made in this Agreement;
(ii)any breach or nonfulfillment of any agreement or covenant of Buyer under this Agreement; or
(iii)any breach or failure of ALNY to perform or comply with (A) any of its covenants or obligations under the Prudential Agreements, including any obligation of Seller Parent Company or any of its Affiliates under any Prudential Agreement to indemnify any Person for any such breach or failure or (B) any of the covenants and obligations of Seller Parent Company with respect to ALNY under the Putnam JV Agreement, in each case, to the extent such covenants or obligations are to be performed or complied with at or after the Closing.
Section 7.3Certain Limitations.
(a)No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 7.2(a)(i) (in the case of AIC) or Section 7.2(c)(i) (in the case of Buyer) (i) with respect to any claim or series of related claims, other than in respect of any Seller Fundamental Representations, Buyer Fundamental Representations or the representations and warranties set forth in Section 3.10, as applicable, unless such claim or series of related claims involves Indemnifiable Losses in excess of $250,000 (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Section 7.2(a)(i) or such Section 7.2(c)(i), as the case may be, other than in respect of any Seller Fundamental Representations, Buyer Fundamental Representations or the representations and warranties set forth in Section 3.10 or Section 3.26, as applicable, exceeds $7,000,000 for all Indemnifiable Losses (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 7.2(a)(i) or Section 7.2(c)(i), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII. The maximum aggregate Liability of AIC, on the one hand, and Buyer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i), in the case of AIC, or Section 7.2(c)(i), in the case of Buyer, other than in respect of any Seller Fundamental Representations, Seller Specified Representations, Specified Liabilities or Buyer Fundamental Representations, as applicable, shall be $75,000,000 (the “General Cap”). The maximum aggregate Liability of AIC, on the one hand, and Buyer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 7.2(a)(i), in the case of AIC, or Section 7.2(c)(i), in the case of Buyer, in respect of any Seller Fundamental Representations, Seller Specified Representations, Specified Liabilities or Buyer Fundamental Representations, as applicable, shall be $225,000,000 (the “Specified Cap”); provided that no facts or circumstances relating to claims indemnified and recovered for claims under the General Cap shall be used to bring claims under the Specified Cap and vice versa.
(b)If any Indemnified Party or its Affiliate actually recognizes a Tax benefit in respect of an Indemnifiable Loss subsequent to an Indemnity Payment made by an Indemnitor to an Indemnitee with respect to such Indemnifiable Loss for the taxable year in which such Indemnifiable Loss was incurred, then such Indemnitee shall promptly pay to the Indemnitor the amount of such Tax benefit recognized by such Buyer Indemnified Person up to the amount of such Indemnity Payment received by the Indemnitee, net of any (i) reasonable, documented third-party expenses incurred by such Buyer Indemnified Person in pursuing such Tax benefit and (ii) Taxes incurred by the Indemnitee or its Affiliate as a result of receipt of the applicable Indemnity Payment, within fifteen (15) days after the Indemnified Party or its Affiliate recognizes such Tax benefit in the form of cash actually received or reduction in cash Taxes actually paid. If any Tax benefit (or portion thereof) in respect of an Indemnifiable Loss that either (i) reduced the Indemnity Payments made by an Indemnitor prior to the time such payment is made or (ii) obligates an Indemnitee to make payments to the Indemnitor under the immediately preceding sentence of this Section 7.3(b), is disallowed as a result of an audit or otherwise, the applicable Indemnitor shall promptly pay to the applicable Indemnitee the amount of such disallowed Tax benefit (to the extent actually paid to the Indemnitor) within thirty (30) days after the Indemnitee notifies the Indemnitor in writing that the adjustment with respect to such disallowance has been paid or otherwise taken into account.
(c)The amount of any Indemnifiable Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or its Affiliates. Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable source of recovery or indemnification. The Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to any Indemnifiable Losses (net of any expenses incurred by the Indemnitee in collecting any such amount or any increases in insurance premiums attributable to such recovery) after any indemnification with respect thereto has actually been paid pursuant to this Agreement; provided, that such reimbursement shall only be required to the extent the Indemnitee would otherwise retain an amount greater than the full amount of the Losses incurred by the Indemnitee as a result of the underlying claim.
(d)No Buyer Indemnified Person or Seller Indemnified Person, as applicable, shall be entitled to indemnification to the extent of any Indemnifiable Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from or in connection with the bad faith, gross negligence or willful misconduct of the party seeking indemnification.
(e)For the avoidance of doubt, no Buyer Indemnified Person shall be entitled to indemnification with respect to any Indemnifiable Loss to the extent it (i) was demonstrably reserved for in determining the Closing Statutory Value or (ii) was the subject of a Dispute Notice. In no event shall the Buyer Indemnified Persons be entitled to duplicative indemnification hereunder by reason of the fact that the state of facts giving rise to an Indemnifiable Loss constitutes a breach of more than one representation, warranty, covenant or agreement.
Section 7.4Procedures for Third Party Claims.
(a)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documentation of the Third Party Claim and an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, within three (3) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)The Indemnitor shall be entitled to participate in and control the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. AIC hereby assumes the defense of the matters described in clause (iv) of the definition of “Excluded Liabilities” as and to the extent contemplated by Section 5.23, and the litigation matters identified on Section 1.1(b) of the Seller Disclosure Schedule. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall nonetheless have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above) or (ii) if the Third Party Claim involves conflicts of interest for the Indemnitee and the Indemnitor (in the reasonable opinion of counsel to the Indemnitee) that would make representation by the same counsel inappropriate, in which event the Indemnitor shall be responsible for one firm to act as counsel for the Indemnitee. If the Indemnitor chooses to defend any Third Party Claim, all of the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any Liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, and (iv) does not impose any financial cost on the Indemnitee other than by virtue of the applicability of the Threshold Amount or the Deductible.

(c)Notwithstanding anything in this Agreement to the contrary, AIC shall have the sole right to represent the interests of the Companies and settle all issues in its sole discretion, and to employ counsel of its choice at its expense, in any Tax Contest of the Companies for any taxable periods ending on or before the Closing Date; provided, that (i) AIC shall notify Buyer of significant developments with respect to any such Tax Contest and keep Buyer reasonably informed as to the resolution of any item subject to such Tax Contest that would reasonably be expected to adversely affect Buyer or any of its Affiliates, including, but not limited to, by providing copies of relevant written correspondence to Buyer and (ii) AIC shall not pay, discharge, settle, compromise, litigate, or otherwise dispose of any item subject to such Tax Contest in a manner that would reasonably be expected to adversely affect Buyer or any of its Affiliates without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further that such consent shall not be required with respect to any Tax Contest relating to Consolidated Returns. Notwithstanding the foregoing and subject to AIC’s rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax Contest other than those relating to Consolidated Returns and any judicial or administrative proceeding relating to any such Tax audit. All other Tax Contests with respect to the Companies shall be controlled by Buyer; provided that (x) AIC shall be entitled, at its own expense, to participate in the conduct of any Tax Contest that would reasonably be expected to give rise to an obligation of AIC to make an Indemnity Payment and (y) Buyer shall not pay, discharge, settle, compromise, litigate or otherwise dispose of any item of such Tax Contest that would reasonably be expected to give rise to an obligation of AIC to make an Indemnity Payment without obtaining the prior written consent of AIC, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 7.4(c) shall not apply to Direct Product Tax Claims, which shall be governed by Section 7.8.
Section 7.5Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
Section 7.6Sole Remedy. The parties hereto acknowledge and agree that, except as set forth in Section 10.7(b), and except for any claims relating to or affecting the Final Balance Sheet or the Final Closing Statutory Value, which shall be resolved and determined in accordance with Section 2.5, the provisions of this Article VII and Article VIII shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.

Section 7.7Certain Other Matters.
(a)Upon making any Indemnity Payment, Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third Person (other than any Tax authority) in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(b)For purposes of determining whether any breach of any representation or warranty made in this Agreement has occurred, and for purposes of determining the amount of an Indemnifiable Loss under this Article VII resulting from any such breach, each representation and warranty contained in this Agreement (other than Section 3.7, Section 3.8, Section 3.13(a), Section 3.26 and Section 4.4) shall be read without regard to any materiality, Material Adverse Effect or Buyer Material Adverse Effect qualifier contained therein.
(c)The right to indemnification, payment of Indemnifiable Losses, or other remedy based on representations, warranties, covenants, and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
(d)The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.
(e)As between the Seller Parties, AIC shall exclusively control the prosecution or defense of any claim for indemnification pursuant to this Article, other than Claims for indemnification pursuant to Section 7.2(b).
Section 7.8Product Tax Claims.
(a)The Buyer Indemnified Persons may, within the applicable time period specified in Section 7.1(a) but subject to Section 7.8(b)(ii), bring a claim pursuant to Section 7.2(a)(i) that relates to a breach of a representation or warranty under Section 3.26 even if no related Third Party Claim has first been asserted or made against Buyer or the Companies with respect thereto (a “Direct Product Tax Claim”); provided, however, that any Direct Product Tax Claim must be based on the good faith determination by Buyer that a breach of a representation or warranty under Section 3.26 has occurred. If any Buyer Indemnified Person brings a Direct Product Tax Claim, AIC and Buyer shall cooperate in good faith to determine whether any breach of a representation or warranty under Section 3.26 has occurred and, if necessary, to develop corrective measures that are appropriate, reasonable, cost-efficient and effective, taking into account all of the relevant facts and circumstances then applicable.

(b)Notwithstanding anything to the contrary in this Agreement, with respect to any breach of Section 3.26:
(i)AIC shall have no Liability except to the extent that the relevant representation or warranty was breached based on the facts that existed and the Applicable Law (and interpretations thereof) as in effect as of or before the Closing Date;
(ii)Subject to Section 7.8(c), AIC shall only be required to indemnify the Buyer Indemnified Persons for Indemnifiable Losses with respect to Direct Product Tax Claims to the extent that such Indemnifiable Losses arise out of a circumstance identified in a written notice (describing in reasonable detail the circumstances giving rise to the claim of a breach of the representations and warranties made in Section 3.26) delivered to AIC on or prior to the date that is four (4) years after the Closing Date; and
(iii)Except as otherwise provided in this Agreement or the other Transaction Agreements, AIC shall have no Liability with respect to any insurance or annuity policy or Contract issued after the Closing other than any insurance or annuity policy or Contract that is part of the Company Business, an application for which has been submitted prior to the Closing and that is issued by a Company on the terms set forth in such application on or within thirty (30) days after the Closing Date. The foregoing will not affect AIC’s Liability for any insurance or annuity policy or Contract initially issued prior to the Closing, that has lapsed, and that is required to be reinstated after the Closing.
(c)If, with respect to a Direct Product Tax Claim, AIC and Buyer cannot agree as to whether a breach of a representation or warranty under Section 3.26 has occurred, then (i) if AIC promptly (and in any event within thirty (30) Business Days) after receiving a written notice with respect to such Direct Product Tax Claim delivers or causes to be delivered to Buyer an opinion addressed to Buyer and issued by a reputable nationally recognized law firm, accounting firm or actuarial firm that is familiar with analyzing matters of the type covered by the representations and warranties set forth in Section 3.26 to the effect that it is more likely than not that no such breach has occurred with respect to the Direct Product Tax Claim then in dispute, then AIC shall not be required to indemnify Buyer with respect to such disputed Direct Product Tax Claim unless and until either a Third Party Claim with respect thereto subsequently arises, such opinion is subsequently withdrawn or qualified, the parties otherwise agree that such opinion is no longer controlling or such opinion is not subsequently reaffirmed or re-issued promptly upon the reasonable request of Buyer (other than as a result of a change in Applicable Law) in which case AIC shall, as provided in Section 7.2(a)(i), the maximum aggregate Liability of AIC pursuant to Section 7.3(a), and the other limitations set forth in this Agreement (other than as specified below), indemnify Buyer for any Indemnifiable Loss attributable to a breach of a representation or warranty under Section 3.26 (including any penalties or fees imposed by the IRS) resulting from or arising out of the matters set forth in such disputed Direct Product Tax Claim, regardless of whether the representations and warranties set forth in Section 3.26 shall have otherwise expired pursuant to Section 7.1(a), Section 7.8(b)(ii) or any other provision of this Agreement (so long as such Direct Product Tax Claim was initially brought prior to the applicable expiration date) and (ii) if AIC does not deliver or cause to be delivered to the applicable Indemnitee any such opinion within such thirty (30) Business Day period, such disputed Direct Product Tax Claim shall be resolved in a manner consistent with the resolution of other disputed indemnification claims pursuant to this Article VII. If AIC and Buyer cannot agree with respect to the appropriate, reasonable, cost efficient and effective corrective measures, the disagreement shall be resolved by a recognized law firm, accounting firm or actuarial firm selected by mutual agreement of Buyer and AIC by the firm so selected choosing between the proposals of Buyer and AIC, and any such determination by such law firm, accounting firm or actuarial firm shall be final. The parties shall use their reasonable best efforts to cause such law firm, accounting firm or actuarial firm to render a determination within sixty (60) days of the referral of such matter for resolution. The fees and expenses of such accounting firm, law firm or actuarial firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by AIC.
(d)In the event that the corrective measures described in this Section 7.8 include making any request to the IRS for relief with respect to such failure, Buyer and AIC shall jointly participate in all discussions or other proceedings with the IRS, including attendance at meetings and joint approval of all written submissions. Buyer shall control the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings, provided, that if the closing agreement or other arrangement involves any admission that would reasonably be expected to form the basis of a claim against AIC under this Agreement, then Buyer may not enter into any such closing agreement or other arrangement without the consent of AIC, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall control the implementation of the corrective measures described in this Section 7.8.
ARTICLE VIII
TAX MATTERS
Section 8.1.Indemnification for Taxes.
(a)AIC shall indemnify and hold harmless the Buyer Indemnified Persons from any and all Indemnifiable Losses to the extent arising out of the following:
(i)(A) any and all Taxes of or with respect to the Companies for all Pre-Closing Tax Periods, including, for the avoidance of doubt, any Taxes for a Pre-Closing Tax Period deferred pursuant to the CARES Act or the Payroll Tax Executive Order and (B) any and all Taxes arising from or attributable to the Pre-Sale Transactions, except, in either case, to the extent of any accrued Liability for Taxes taken into account in the calculation of the Final Adjustment Amount;
(ii)Liability for Taxes of any member of the Seller Group or any other Affiliated Group of which the Companies (or any predecessor thereof) is or was a member on or prior to the Closing Date (other than the Companies) pursuant to

Treasury Regulations Section 1.1502-6 and any corresponding provision of state, local, or foreign law; and
(iii)any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract (other than a commercial contract entered into in the ordinary course of business the primary purpose of which is not related to Tax) or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing.
(b)For purposes of this Agreement, Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner:
(i)in the case of Taxes based on or measured by income, gain, or receipts, or related to the actual or deemed sale or transfer of property, or which are withholding Taxes, such Taxes shall be allocated based on an interim closing of the books as of the Closing Date; and
(ii)in the case of Taxes calculated on a periodic basis, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
Notwithstanding any other provision of this Agreement, the Seller Indemnified Persons shall not be liable for (and Buyer shall indemnify the Seller Indemnified Persons against) any Taxes resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date, other than Taxes attributable to a transaction or event initiated by the Seller Parties or the Companies before the Closing or contemplated by this Agreement.
Section 8.2.Filing of Tax Returns.
(a)
(i)AIC shall prepare and timely file, or cause to be prepared and timely filed, at its sole cost, all Consolidated Returns that include the Companies, regardless of when such Tax Returns are required to be filed.
(ii)AIC shall prepare and timely file, or cause to be prepared and timely filed, at its sole cost, all Tax Returns for the Companies for taxable periods that end on or before the Closing Date and that are required to be filed prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 8.2(a)(i). Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax

Returns filed by or with respect to the Companies prior to the date hereof, unless otherwise required by Applicable Law or agreed to by AIC and Buyer.
(iii)From and after the Closing, Buyer shall cause the Companies to provide AIC and its Affiliates in a timely fashion in accordance with past practice all filing information relating to the Companies in the Companies’ possession that is reasonably necessary for the preparation and filing of the Consolidated Returns.
(b)AIC shall prepare, or cause to be prepared, at its sole cost, Tax Returns for the Companies for taxable periods that end on or before the Closing Date that are not described in Section 8.2(a) and any Form 945 for the Companies for the Straddle Period (collectively “Seller Tax Returns”), and Buyer shall timely file such Seller Tax Returns. Such Seller Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Companies prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by AIC and Buyer. AIC shall deliver any such Seller Tax Return to Buyer for Buyer’s review and consent, not to be unreasonably withheld, conditioned or delayed, at least thirty (30) days (or, in the case of Form 945, fifteen (15) days) prior to the date such Tax Return is required to be filed. Buyer shall prepare, or cause to be prepared, at its sole cost, Tax Returns for the Companies for any Straddle Period and shall timely file such Tax Return (taking into account applicable extensions). Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Companies prior to the date on which the Closing occurs, unless otherwise required by Applicable Law or agreed by AIC and Buyer. With respect to any such Tax Returns, Buyer shall deliver any such Tax Return to AIC for AIC’s review and approval at least thirty (30) days (or, in the case of premium tax returns, fifteen (15) days) prior to the date such Tax Return is required to be filed, such approval not to be unreasonably withheld, conditioned or delayed.
(c)Buyer shall have the right to prepare and file all Tax Returns of the Companies not otherwise described in Section 8.2(a) and Section 8.2(b).
(d)Except to the extent otherwise required by Applicable Law or as contemplated by Section 8.2(b), Buyer and AIC shall not, and shall not permit any of their respective Affiliates to, file or amend in a manner that would reasonably be expected to affect adversely the other party or any of its Affiliates any Tax Returns relating in whole or in part to a taxable period ending on or before the Closing Date or any Straddle Period without the prior written consent of such other party, which consent may not be unreasonably withheld, conditioned or delayed.
Section 8.3.Tax Refunds. Any Tax refund or credit in lieu of a refund (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Companies for Taxes paid for any Pre-Closing Tax Period shall be the property of AIC except to the extent such Tax Refund was taken into account in calculating the Final Adjustment Amount or is attributable to the carryback of Tax attributes generated in any Post-Closing Tax Period. If received by Buyer or the Companies, Buyer shall, or shall cause the Companies to, pay such Tax Refund promptly to AIC, net of any Tax cost to Buyer or any of its Affiliates attributable to the receipt of such refund or any reasonable, documented third-party expenses incurred by Buyer or its Affiliates in connection with obtaining such Tax Refund. In the event that any such Tax Refund is subsequently contested by any Governmental Entity, such contest shall be handled in accordance with the procedures in Section 7.4(c). If any such Tax Refund (or portion thereof) is disallowed by the applicable Governmental Entity as a result of an audit or otherwise, AIC shall promptly pay to Buyer the amount of such disallowed Tax Refund (to the extent actually paid to AIC) plus any interest and penalties imposed by the applicable Governmental Entity within thirty (30) days after the adjustment with respect to such disallowance has taken effect.
Section 8.4.Cooperation and Exchange of Information. AIC and Buyer shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a Liability for Taxes or a right to a Tax Refund, or participating in or conducting any audit, examination or other proceeding or contest in respect of Taxes (a “Tax Contest”). Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of AIC and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (a) the expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (b) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.4 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or claims for Tax Refunds or in conducting a contest or as otherwise may be required by Applicable Law or the rules of any stock exchange.
Section 8.5.Conveyance Taxes. Buyer or AIC, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (“Conveyance Taxes”) which become payable in connection with the purchase of Shares by Buyer or the consummation of any of the other transactions contemplated by this Agreement and shall file such applications and documents as shall permit any Conveyance Taxes to be assessed and paid. Any Conveyance Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by AIC and Buyer.
Section 8.6.Miscellaneous.
(a)The Seller Parties and Buyer agree to treat all payments (other than interest on a payment) made by either of them to or for the benefit of the other or the other’s

Affiliates or the Companies under this Article VIII and under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permissible under Applicable Law.
(b)Notwithstanding any provision in this Agreement to the contrary, the obligations of AIC to indemnify and hold harmless the Buyer Indemnified Persons, as well as the obligations of Buyer to indemnify and hold harmless the Seller Indemnified Persons, pursuant to this Article VIII shall terminate three (3) months after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) with respect to the Tax Liabilities in question, except for any indemnity obligations as to which a claim has been made before the expiration of the applicable period.
(c)In the event of any Tax Contest with respect to the Companies for a Pre-Closing Tax Period or Straddle Period, the conduct of the parties shall be governed by the provisions of Section 7.4.
(d)Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.
(e)Buyer shall deliver or cause to be delivered to the Seller Parties an IRS Form W-9 or a certificate, in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.
(f)Any and all existing Tax sharing agreements between any member of the Seller Group and the Companies shall be terminated at or prior to the Closing.
Section 8.7.Tax Treatment of Pre-Sale Transactions. Buyer and the Seller Parties agree to treat the Pre-Sale Transactions as occurring prior to the purchase of the Shares for U.S. federal income Tax purposes and all applicable state and local Tax purposes and all items of income or loss arising from the Pre-Sale Transactions shall be included on the Consolidated Returns.
Section 8.8.Unified Loss Rule Election. Seller Group shall make or cause to be made an election provided for in Treasury Regulations Section 1.1502-36(d)(6)(i)(A) with respect to the ALNY Shares to reduce the tax basis of the ALNY Shares to the extent necessary to permit the Seller Group to recognize a tax loss of no more than  $324 million upon the transfer of the ALNY Shares.  For the avoidance of doubt, this election and Treasury Regulations Section 1.1502-36(d) generally will result in ALNY experiencing an attribute reduction amount that does not exceed $324 million upon the transfer of ALNY Shares.  Seller Group shall provide or cause to be provided to Buyer a copy of the election to be filed pursuant to this Section 8.8, with all supporting documentation, at least thirty (30) days prior to the due date for such election, and consider in good faith comments provided in writing by Buyer.

ARTICLE IX
TERMINATION PRIOR TO CLOSING
Section 9.1Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)by AIC or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith and, if binding on such party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction or decree in accordance with its obligations under this Agreement;
(b)by AIC or Buyer in writing, if the Closing has not occurred on or prior to November 26, 2021 (the “Outside Date”), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, that if the Condition Satisfaction occurs on or prior to November 26, 2021, then the Outside Date shall automatically be extended to December 3, 2021;
(c)by either AIC or Buyer (but only so long as the terminating party is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the Buyer, in the case of termination by AIC, or by a Seller Party, in the case of termination by Buyer, would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not capable of being cured before the Outside Date or is not cured within twenty (20) calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 9.1(c); or
(d)by mutual written consent of AIC and Buyer.
Section 9.2Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect without Liability of either party (or any Representative of such party) to the other party to this Agreement; provided, that no such termination shall relieve a party from Liability for any Fraud or Willful Breach of this Agreement. Notwithstanding the foregoing, Section 1.1, Section 5.5, this Section 9.2 and Article X shall survive termination hereof pursuant to Section 9.1. If this Agreement is terminated pursuant to Section 9.1, (a) Buyer shall return all documents received from the Seller Parties and their respective Affiliates and Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to AIC, and (b) all confidential information received by Buyer with respect to the Companies or the Company Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

ARTICLE X
GENERAL PROVISIONS
Section 10.1 Fees and Expenses. Except as provided in Section 5.4, Section 5.14, Section 5.25 or this Section 10.1, whether or not the purchase and sale of the Shares is consummated, each party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.
Section 10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Buyer:
Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, CT 06850
Attention:     Michael Fleitz
        Susan Moser
Email:         mfleitz@wiltonre.com
        sumoser@wiltonre.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     Rajab S. Abbassi, P.C.
        David L. Perechocky
Email:         rajab.abbassi@kirkland.com
        david.perechocky@kirkland.com

if to any Seller Party:
c/o Allstate Insurance Company
3075 Sanders Road, Building G
Northbrook, IL 60062
Attention: Marilyn V. Hirsch

    Elliot A. Stultz
Email: marilyn.hirsch@allstate.com
elliot.stultz@allstate.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:     John M. Schwolsky
        Michael G. Stern
Email:         jschwolsky@willkie.com
        mgstern@willkie.com

Section 10.3 Interpretation. When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. Any fact or item disclosed in any Section or subsection of each of the Buyer Disclosure Schedule and Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Buyer Disclosure Schedule or Seller Disclosure Schedule, as applicable, to which the relevance of such item is reasonably apparent on its face. Disclosure of any item in the Buyer Disclosure Schedule or Seller Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item has had or would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or Material Adverse Effect, as applicable. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. The words “made available to Buyer” and words of similar import refer to documents posted to the Data Room by or on behalf of the Seller Parties for the benefit of Buyer on or prior to the Data Room Cutoff Time. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party.
Section 10.4 Entire Agreement; Third Party Beneficiaries. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement and the other Transaction

Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. Except as set forth in Section 10.11, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.
Section 10.5 Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.
Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by Buyer without the prior written consent of AIC, by ALIC without the prior written consent of AIC and Buyer or by any other Seller Party without the prior written consent of Buyer, and any such assignment that is not consented to shall be null and void; provided, AIC shall not unreasonably withhold, condition or delay its consent to Buyer’s assignment of the right to acquire the Shares, on the terms and subject to the conditions set forth herein, to a wholly owned Subsidiary of Buyer, so long as such assignment would not materially delay the consummation of the transactions contemplated by the Transaction Agreements or make it less likely that the conditions set forth in Article VI would be satisfied. No such assignment shall limit or relieve Buyer or any other Buyer Party of their respective duties or obligations under any Transaction Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.7 Jurisdiction; Enforcement.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”), for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.2, constitute good, proper and sufficient service thereof. Notwithstanding this Section 10.7(a), the determination of the Final Adjustment Amount shall be made as set forth in Section 2.5; provided that any dispute over the obligations of the parties under Section 2.5 shall be subject to this Section 10.7.
(b)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (i) by seeking any remedy provided for in this Section 10.7(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 10.7(b) shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.7(b) before exercising any other right under this Agreement. If, prior to the Outside Date, any party hereto brings any Action in accordance with this Section to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall be automatically extended (x) for the period during which such action is pending, plus thirty (30) Business Days or (y) by such other time period established by the court presiding over such Action, as the case may be.
(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
Section 10.8 Severability; Amendment; Modification; Waiver.
(a)Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of Buyer and AIC and, solely to the extent that the rights or obligations of ALIC are adversely affected thereby, ALIC.
(c)No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 10.9 Certain Limitations.
(a)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Seller Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, Buyer acknowledges and agrees that no Seller Party nor any of their Affiliates (including the Companies), nor any Representative of any of them, makes or has made, and Buyer has not relied on, any inducement or promise to Buyer except as specifically made in this Agreement or any representation or warranty to Buyer, oral or written, express or implied, other than as expressly set forth in Article III. Without limiting the generality of the foregoing, other than as set forth in Article III, no Person has made any representation or warranty to Buyer with respect to the Companies, the Shares or any other matter, including with respect to (i) merchantability, suitability or fitness for any particular purpose, (ii) the operation of the Companies by Buyer after the Closing, (iii) the probable success or profitability of the Companies after the Closing or (iv) any information, documents or material made available to Buyer, its Affiliates or their respective Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, documents or material or any estimation, valuation, appraisal, projection or forecast with respect to the Companies. With respect to any such estimation, valuation, appraisal, projection or forecast (including the confidential information memoranda prepared on behalf of the Seller Parties in connection with the transactions contemplated by this Agreement), Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (ii) it is familiar with such uncertainties; (iii) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of any Seller Party or any of their Affiliates; and (iv) except in the case of Fraud or as expressly set forth in this Agreement, it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast.
(b)The Seller Parties make no express or implied representation or warranty hereby or otherwise under this Agreement as to the future experience, success or profitability of the Company Business, whether or not conducted in a manner similar to the manner in which the

Company Business was conducted prior to the Closing, that the reserves held by or on behalf of the Companies or otherwise with respect to the Company Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.
(c)Buyer further acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Companies and the Company Business.
Section 10.10 Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as parties in their capacities as parties to this Agreement, and no Person not a party to this Agreement shall have any Liability for any obligations or Liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties or statements made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person that is not a party to this Agreement.
Section 10.11 Releases.
(a)Buyer (on behalf of itself and its Affiliates, including the Companies) (collectively, the “Buyer Releasing Parties”) shall, and hereby does, effective as of the Closing, release, waive and forever discharge each Seller Party and each of their respective directors, officers, employees and representatives (in their capacities as such) (the “Seller Released Parties”) from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing or exists at any time in the future, in each case, in respect of any cause, matter or thing relating to the Company Business, the Companies, this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby (including the Pre-Sale Transactions); provided, however, that nothing in this Section 10.11(a) shall release, waive or discharge any actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of arising out of this Agreement or any other Transaction Agreement, or that arise after the Closing under any of the intercompany Contracts that will survive the Closing (as set forth in Section 5.17 of the Seller Disclosure Schedule). For the avoidance of doubt, nothing herein shall prevent (a) any Buyer Indemnified Person from, following the Closing, bringing a claim pursuant to Article VII or (b) Buyer from seeking specific performance pursuant to Section 10.7(b).
(b)Each of the Seller Parties (on behalf of itself and its Affiliates (including, for purposes of this Section 10.11(b), employees and, except to the extent related to the ALNY SSA Business, the Assignment Companies) other than the Companies) (collectively, the “Seller Releasing Parties”) shall, and hereby does, effective as of the Closing, release, waive and forever discharge the Companies and each of their respective directors, officers, employees and representatives (in their capacities as such) (the “Buyer Released Parties”) from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or expressly permitted prior to the Closing; provided, however, that nothing in this Section 10.11(b) shall release, waive or discharge any actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of arising out of this Agreement or any other Transaction Agreement, or that arise after the Closing under any of the intercompany Contracts that will survive the Closing (as set forth in Section 5.17 of the Seller Disclosure Schedule). For the avoidance of doubt, nothing herein shall prevent (a) any Seller Indemnified Person from, following the Closing, bringing a claim pursuant to Article VII, or (b) Seller from seeking specific performance pursuant to Section 10.7(b).
(c)It is expressly agreed that the Seller Released Parties and Buyer Released Parties to whom this Section 10.11 applies shall be third-party beneficiaries of this Section 10.11 and shall be entitled to enforce the releases and covenants contained herein.
Section 10.12 Privileged Matters.
(a)Buyer acknowledges that all privileged communications in any form or format whatsoever between or among Willkie Farr & Gallagher LLP and the Seller Parties and their respective Affiliates (including, prior to the Closing, the Companies) (each, a “Group Company”) or any of their respective officers, directors, employees, agents or representatives to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Transaction Agreements, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Group Company, or any dispute arising under this Agreement or the Transaction Agreements, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to AIC and its Affiliates (and not the Companies) and shall not pass to or be claimed by Buyer or the Companies. Accordingly, the Companies shall not, without AIC’s consent, have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to its engagement, whether or not the Closing shall have occurred and Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such communications or files. Buyer agrees that it will not, and that it will cause the Companies not to, (i) access or use the Privileged Deal Communications, (ii) seek to have the Companies or any of their officers, directors, employees, agents or other Representatives waive the attorney-client privilege or any other privilege, or otherwise assert that Buyer or the Companies has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications from any Group Company, including any Seller Party, or Willkie Farr & Gallagher LLP.
(b)If Buyer or the Companies are legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall promptly (and, in any event, within five (5) Business Days) notify AIC in writing so that AIC can seek a protective order, and Buyer agrees to use commercially reasonable efforts, at AIC’s sole cost and expense, to assist therewith.
Section 10.13 No Offset. No party to this Agreement may offset any amount due to the other party hereto or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.
Section 10.14 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ALLSTATE INSURANCE COMPANY

By:
/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief Financial Officer

ALLSTATE FINANCIAL INSURANCE HOLDINGS CORPORATION

By:
/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief Financial Officer

ALLSTATE LIFE INSURANCE COMPANY

By:
/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Authorized Representative

ALLSTATE INSURANCE HOLDINGS, LLC

By:
/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief Financial Officer

WILTON REASSURANCE COMPANY

By:
/s/ Michael Fleitz
	Name:	Michael Fleitz
	Title:	Chief Executive Officer

Annex B
Mortality Risk Adjustment
Purpose
The purpose of this Annex B is to provide a mortality risk cover to Buyer for the difference between actual and expected mortality with respect to the Insurance Contracts that are life insurance policies written by ALNY prior to the Effective Time (the “Applicable Insurance Contracts”) for all periods ending on or prior to March 31, 2022.
Definitions
Capitalized terms that are used but not defined in this Annex B have the meanings given to them in the Agreement. In addition, the following terms have the meanings set forth below:
“Death Benefit Amount” means an amount equal to (a) the aggregate amount of death benefits reported with respect to the Applicable Insurance Contracts during the Measurement Period multiplied by (b) the Net Amount at Risk Factor. For the avoidance of doubt, change in reserves for incurred but not reported (IBNR) and in course of settlement (ICOS) are included in the Death Benefit Amount. Furthermore, the Death Benefit Amount will be determined net of third-party reinsurance (including reinsurance to ALIC, to the extent such reinsurance is in-force), but will not take into account the reinsurance to Buyer.
“Expected Amount” means $76,645,000 on an annual basis, and shall be calculated as the quotient obtained by dividing $76,645,000 by 365, multiplied by the number of days in the Measurement Period.
“Measurement Period” means the period that starts at the Effective Time and ends at 11:59 p.m., New York City time, on March 31, 2022.
“Net Amount at Risk Factor” means 82.4%.
“Settlement Amount” means (a) the Death Benefit Amount less (b) the Expected Amount.
Settlements
1.Settlement.
(a)On or prior to May 15, 2022, Buyer will provide to AIC a statement (the “Initial Settlement Statement”) setting forth an itemized calculation of the Settlement Amount. The amounts set forth on the Initial Settlement Statement shall be calculated in accordance with SAP.
(b)The terms of Section 2.5(c) of the Agreement shall apply to the Initial Settlement Statement mutatis mutandis, assuming, for this purpose, that the Initial Settlement Statement prepared by Buyer is treated like the Subject Balance Sheet delivered by AIC pursuant to Section 2.5(b) of the Agreement and that AIC (rather than Buyer) has the opportunity to review and elevate disputes to the Independent Accounting Firm during the Review Period (which shall be 60 days for purposes of this Annex B).
(c)If the Settlement Amount as set forth on the Initial Settlement Statement as finally determined in accordance with Section 1(b) above (the “Definitive Initial Settlement Statement”) is positive, then AIC shall pay such amount to Buyer, by wire transfer of immediately available funds to an account specified by Buyer, within 30 days after the Definitive Initial Settlement Statement is finally determined pursuant to Section 1(b). If the Settlement Amount as set forth on the Definitive Initial Settlement Statement is negative, then Buyer shall pay the absolute value of such amount to AIC, by wire transfer of immediately available funds to an account or accounts specified by AIC, within 30 days after the Definitive Initial Settlement Statement is finally determined pursuant to Section 1(b).
2.Final Settlement.
(a)To the extent either Buyer or AIC requests (by notice to the other party delivered not later than May 15, 2022) that the measurement of the Death Benefit Amount be based on actual deaths reported after, but occurring prior to, March 31, 2022 instead of the IBNR as of March 31, 2022, then on or prior to May 15, 2023, Buyer will provide to AIC a statement (the “Final Settlement Statement”) setting forth an itemized calculation of the Settlement Amount based on actual deaths reported after, but occurring prior to, March 31, 2022, instead of IBNR as of March 31, 2022. For the avoidance of doubt, the additional time period is to allow for development of unreported claims. The amounts set forth on the Final Settlement Statement shall be calculated in accordance with SAP.
(b)The terms of Section 2.5(c) of the Agreement shall apply to the Final Settlement Statement mutatis mutandis, assuming, for this purpose, that the Final Settlement Statement prepared by Buyer is treated like the Subject Balance Sheet delivered by AIC pursuant to Section 2.5(b) of the Agreement and that AIC (rather than Buyer) has the opportunity to review and elevate disputes to the Independent Accounting Firm during the Review Period (which shall be 60 days for purposes of this Annex B); provided that neither party may take a position that is contrary to the determination of the Independent Accounting Firm with respect to the Initial Settlement Statement if and to the extent that (i) such matter was the subject of a Dispute Notice with respect to the Initial Settlement Statement and was resolved pursuant to Section 1(b) above and (ii) no new material facts or circumstances have emerged since that time that would reasonably be expected to have changed the finding of the Independent Accounting Firm at the time it rendered its determination with respect thereto.
(c)If the Settlement Amount as set forth on the Final Settlement Statement as finally determined in accordance with Section 2(b) above (the “Definitive Final Settlement Statement”) is greater than the Settlement Amount set forth on the Definitive Initial Settlement Statement, then AIC shall pay the amount of such excess to Buyer, by wire transfer of immediately available funds to an account specified by Buyer, within 30 days after the Definitive Final Settlement Statement is finally determined pursuant to Section 2(b). If the Settlement Amount as set forth on the Definitive Final Settlement Statement is less than the Settlement Amount set forth in the Definitive Initial Settlement Statement, then Buyer shall pay the amount of such shortfall to AIC, by wire transfer of immediately available funds to an account or accounts specified by AIC, within 30 days after the Definitive Final Settlement Statement is finally determined pursuant to Section 2(b).
3.Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Annex B shall not relieve either party from any Liability that would have attached had such delay, oversight, error or omission not occurred. The parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both parties shall be restored as closely as possible to the positions they would have occupied had no delay, oversight, error or omission occurred.

EXHIBIT P
YRT Amendment
Pursuant to the YRT Amendment:
Unless all risks in respect of the YRT Reinsured Business have been recaptured by ALNY as of the Closing (as contemplated by Section 5.25 and the Reinsurance Termination and Recapture Agreement), the YRT Reinsurance Agreement shall be amended and restated as follows with respect to the risks remaining reinsured thereunder:

•Premiums payable by ALNY to ALIC shall be equal to the premiums payable by ALIC to the applicable retrocessionaires
•Claim payments payable by ALIC to ALNY shall be equal to the amounts received by ALIC from the external retrocessionaires
•ALNY will be entitled, on behalf of ALIC, to enforce ALIC’s rights against the third-party retrocessionaires to the extent related to the YRT Reinsured Business, at ALNY’s cost
•ALIC will have no further obligation to post any collateral in respect of the YRT Reinsurance Agreement1
•ALNY will administer the YRT reinsurance cession to ALIC. ALIC will administer any third party retrocessions of YRT Reinsured Business, except that ALNY will provide ALIC with information and data necessary for ALIC to provide to external retrocessionaries under the terms of the retrocession agreements to which ALIC remains a party
•For two years following the Closing, if requested by ALNY, ALIC will continue to cooperate to seek to novate, replace or bifurcate the Exclusive Retrocession Agreements and Shared Retrocession Agreements so that ALNY would have direct contractual privity with the applicable retrocessionaire(s) thereunder
•If requested by ALNY, ALIC will cooperate to terminate or recapture the reinsurance ceded to external retrocessionaires, to the extent related to the YRT Reinsured Business. ALNY will recapture all risks in respect of the YRT Reinsured Business ceded to ALIC under the YRT Reinsurance Agreement to the extent such risks cease to be retroceded by ALIC after the Closing, subject to receipt of any required third-party consents.

1 Pursuant to the Reinsurance Termination and Recapture Agreement, the trust agreement pursuant to which ALIC collateralizes its obligations under the YRT Reinsurance Agreement will be terminated.